EXHIBIT 4(C)

TRINIDAD PARTICIPATION AGREEMENT

[*] Denotes confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED PARTICIPATION IN A FARMOUT AGREEMENT

This Agreement dated this 30th day of December, 2005.

Between:

CHALLENGER ENERGY CORP., a corporation incorporated under the laws of Alberta, Canada (hereinafter “CNE”)

- and —

CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD., a corporation incorporated under the laws of Alberta, Canada (hereinafter “Canadian Superior”)

WHEREAS each Party recognizes the abilities and expertise that the other Party possesses with respect to the exploration and development of oil and gas properties;

AND WHEREAS each Party wishes to secure the benefits of the abilities and expertise offered by the other Party and to apply such benefits collectively to the Project;

AND WHEREAS CNE has agreed to participate with Canadian Superior in the Mariner Test Well as defined in an Amended and Restated Farmout and Option Agreement between the Parties and dated December 30, 2005 (“Mariner Farmout”);

AND WHEREAS in furtherance of the foregoing mutually beneficial opportunities, Canadian Superior, on behalf of the Parties, is in the process of finalizing an agreement to acquire the Lands and Licences;

AND WHEREAS in consideration of the terms and provisions of the Rights Issuance the Parties have agreed to amend the provisions of the Participation in a Farmout Agreement made by them and dated November 17, 2004 (the “Prior Agreement”);

AND WHEREAS the Parties wish to confirm the terms of the Parties’ agreement and more formally provide for the respective rights, obligations and benefits of each of them in connection with the acquisition, exploration and development of the Lands and Licences;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

Capitalized words and phrases used in this Agreement, including in the recitals hereto, have the meaning set forth in this Section 1.1, namely:

(a)                                  “Abandon” means the proper plugging and abandonment of a well including the salvage of salvageable material and equipment therefrom and the restoration of the applicable well site, all in accordance with the Regulations and good offshore oilfield practices;

(b)                                 “Additional Exploration Well” means those wells or well which may or may not be drilled pursuant to Article 2.1 (g) of the Farmout Agreement;

(c)                                  “Affiliate” means a subsidiary company, a parent company, or a sister company of or to a Party hereto. For the purposes of this definition:

(i)                                     a parent company is a company that controls or ultimately controls a Party hereto;

(ii)                                  a sister company is a company that is controlled by or ultimately controlled by the same parent company as a Party hereto;

(iii)                               a subsidiary company is a company controlled by a Party hereto, a parent company or a sister company; and

(iv)                              “control” means that a company owns at least 30% of share capital (either directly or through other companies which confers upon it a majority of the votes at the shareholders’ meetings) of a company which is controlled or which has a common majority shareholder.

(d)                                 “Agreement” means the main body of this agreement together with all Schedules and attachments hereto, as amended from time to time;

(e)                                  “AMI Interests” means any right or interest in and/or to any Petroleum Substances related to the Area of Mutual Interest;

(f)                                    “Area of Mutual Interest” means all lands within the area designated as such on Schedule “D” attached hereto;

(g)                                 “Business Day” means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta, Canada;

(h)                                 “Cap” means, with respect to a well, the installation of such production-quality casing, plugs and equipment as are necessary to enable the well to be used for the production of Petroleum Substances at a later date;

(i)                                     “Commitment” has the meaning ascribed to it in Section 3.1;

(j)                                     “Crown Royalty” means the royalty payable or royalty share of Petroleum Substances deliverable to the Ministry pursuant to the Regulations;

(k)                                  “Earned Interest” means an undivided 70% interest in that portion of the Lands and Licences that Canadian Superior is entitled to pursuant to Article 2.1 of the Farmout Agreement;

(l)                                     “Earning Date” means the date on which Canadian Superior has completed the Minimum Work Obligations and earned the Earned Interest pursuant to the Farmout Agreement;

(m)                               “Effective Date” means the 17th day of November, 2004;

(n)                                 “Existing Seismic Data” means the seismic data delivered to Canadian Superior from Petrotrin respecting the Lands and all seismic records, data and information associated with such seismic data;

(o)                                 “Exploration Period” means the period of time described in the Farmout Agreement;

(p)                                 “Exploration Well” shall have the meaning ascribed to it in the Farmout Agreement;

(q)                                 “Farmout Agreement” means the final draft of the Farmout Agreement between Canadian Superior and Petrotrin for the Mayaro Lands and the Guayaguayare Bay Lands a copy of which is attached as Schedule “B” hereto, all schedules attached thereto and any agreements entered into between Petrotrin and Canadian Superior covering the Lands and Licences or, if applicable any documents replacing and/or amending the Farmout Agreement in whole or in part;

(r)                                    “Field” shall have the meaning ascribed to it in the Farmout Agreement;

(s)                                  “Guayaguayare Bay Lands” means all lands within the area designated as such on Schedule “A” hereto and located offshore the Republic of Trinidad and Tobago;

(t)                                    “Guayaguayare Bay Licence” means the licences, leases, permits and other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon, or under the Guayaguayare Bay Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Guayaguayare Bay Lands or any lands with which the Guayaguayare Bay Lands are pooled or unitized and includes all renewals and extensions of such documents, and all documents issued in substitution therefor;

(u)                                 “Joint Operating Agreement” means the Joint Operating Agreement between Canadian Superior and Petrotrin that is applicable to the Mayaro Lands and the Guayaguayare Bay Lands a final draft of which is attached as Schedule “C” hereto;

(v)                                 “Lands” means, collectively, the Guayaguayare Bay Lands and the Mayaro Lands;

(w)                               “Lands and Licences” means, collectively, the Guayaguayare Bay Licence, the Mayaro Licence, the Guayaguayare Bay Lands, and the Mayaro Lands;

(x)                                   “Mayaro Lands” means all lands within the area designated as such on Schedule “A” hereto and located offshore the Republic of Trinidad and Tobago;

(y)                                 “Mayaro Licence” means the licences, leases, permits and other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon, or under the Mayaro Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Mayaro Lands or any lands with which the Mayaro Lands are pooled or unitized and includes all renewals and extensions of such documents, and all documents issued in substitution;

(z)                                   “Minimum Work Obligations” shall have the meaning ascribed to it in the Farmout Agreement;

(aa)                            “Ministry” means the Ministry of Energy and Energy Industries of the Republic of Trinidad and Tobago;

(bb)                          “New Seismic Data” means approximately one hundred and sixty (160) square kilometres of three-dimensional, seismic data covering such locations within the Guayaguayare Bay Lands and the Mayaro Lands as Canadian Superior may determine and as committed to be acquired by Canadian Superior as part of the Minimum Work Obligations in the Farmout Agreement and all seismic records, data and information associated with such seismic data;

(cc)                            “Operator” has the meaning ascribed to it in the Farmout Agreement; (dd) “Party” means a party bound by this Agreement;

(dd)                          “Permitted Encumbrance” means the Crown Royalty, the Overriding Royalty (as described in the Farmout Agreement) and the Petrotrin Royalty (as described in the Farmout Agreement;

(ee)                            “Person” means a natural person, corporation, company, partnership, trust, unincorporated association, sole proprietorship, union, government or governmental department, ministry, board, commission or agency;

(ff)                                “Petroleum Substances” means petroleum, natural gas, natural gas liquids, condensate and every other mineral or substance, or any of them, in which an interest in or right to explore for is granted or acquired under the Title Documents;

(gg)                          “Petrotrin” means Petroleum Company of Trinidad and Tobago Limited;

(hh)                          “Project” means the joint acquisition and development of the State Licence as contemplated by this Agreement and the Farmout Agreement;

(ii)                                  “Regulations” means all laws, statutes, regulations, accords, instruments, agreements, orders or documents of a regulatory nature issued, made or granted by a Regulatory Authority from time to time;

(jj)                                  “Regulatory Authority” means a government, or a government department, agency or other authority including courts, tribunals, boards or panels having apparent or actual jurisdiction over the Parties, the State Licence, or otherwise in relation to the subject matter hereof, including without limitation the Ministry;

(kk)                            “Rights Issuance” means the proposed issuance by CNE to Canadian Superior (and, subsequently, to Canadian Superior’s shareholders) (to occur immediately following the completion by CNE of a registration statement with the Securities and Exchange Commission, but in any event, no later than December 31, 2006) of the right to acquire common shares in the share capital of CNE, either by way of right, warrant or convertible preferred share, or such other matter of convertible security of CNE as mutually agreed to between Canadian Superior and CNE, acting reasonably, such rights to be distributed by Canadian Superior to its shareholders by way of an in specie dividend and/or distribution, subject to requisite regulatory approvals, as applicable, and subject to compliance with all requisite securities laws;

(ll)                                  “Seismic Data” means, collectively, the Existing Seismic Data and the New Seismic Data and all interpretations and processed versions thereof;

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(mm)                      “State Licence” shall have the meaning ascribed to it in the Farmout Agreement;

(nn)                          “Test” means an operation, conducted to the reasonable satisfaction of CNE, Canadian Superior and any Regulatory Authority and in accordance with the Regulations and good offshore oilfield practices, undertaken in respect of a well drilled to evaluate the presence of Petroleum Substances in an interpreted geological structure or stratigraphic trap and to evaluate the capacity thereof to produce such Petroleum Substances from such well;

(oo)                          “Third Party” means a Person other than a Party;

(pp)                          “Title Documents” means any and all documents of title, including but not limited to the State Licence, the Guayaguayare Bay Licence and the Mayaro Bay Licence under and by virtue of which the holder thereof is entitled to explore for, win, take, remove, or sell Petroleum Substances produced from the Guayaguayare Bay Lands and/or the Mayaro Bay Lands, and any and all renewals, extensions or continuations thereof, or further documents of title issued pursuant to, subsequent to, or in substitution therefore in whole or in part, from time to time;

(qq)                          “Well Data” means all data and information gathered from or in connection with the drilling and Testing of a well; and

(rr)                                “Working Interest” means with respect to each Party, the following undivided interest of such Party in the rights and obligations derived from the Farmout Agreement, the Joint Operating Agreement and the State Licence and shall be:

CNE	33.33%

Canadian Superior	66.67%

1.2                                                                               Interpretation

In this Agreement, unless the contrary intention appears from the context or express provisions of this Agreement:

(a)                                  the inclusion of headings and a table of contents are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement or to in any way qualify, modify or explain the effect of any such provisions;

(b)                                 references to an Article, Section or Schedule are references to an Article, Section or Schedule, as the case may be, in this Agreement;

(c)                                  words importing the singular shall include the plural and vice versa and words importing a particular gender shall include all genders;

(d)                                 all monetary amounts are expressed in lawful currency of the United States of America;

(e)                                  where a period of time is specified, dated or calculated from a date or event, the period shall be calculated excluding such date or the date on which such event occurs, as the case may be;

(f)                                    time shall be of the essence; and

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(g)                                 where a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

1.3                                                                               Business Day

If, pursuant to this Agreement, a Notice must be given or an action taken within a specified period or on or before a specified date and such period ends on, or such date falls on, a day that is not a Business Day, such Notice may be given or such action may be taken on the next succeeding Business Day.

1.4                                                                               Governing Law

Regardless of where executed or delivered, this Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with the laws of Alberta, Canada.

1.5                                                                               Conflicts

If there is a conflict or inconsistency between any provision of the main body of this Agreement and any of the Schedules, the provision contained in the main body of this Agreement shall govern and prevail to the extent of the conflict or inconsistency.

1.6                                                                               Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule “A”	Lands

Schedule “B”	Farmout Agreement

Schedule “C”	Joint Operating Agreement

Schedule “D”	Area of Mutual Interest

ARTICLE 2
GRANT OF OPTION

2.1                                                                               Grant of Option

CNE has agreed to participate with Canadian Superior in certain operations described in the Mariner Farmout and in consideration of entering into the Mariner Farmout and $1.00, the receipt of which is hereby acknowledged, Canadian Superior hereby agrees to fulfill the Commitment described in this Agreement and hereby grants to CNE the option described in Section 4 of this Agreement.

2.2                                                                               Acceptance of Option

CNE hereby accepts the obligation of Canadian Superior to fulfill the Commitment and the granting of the option described in Section 4 of this Agreement.

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2.3                                                                               Interest Held in Trust

(a)                                  During the period of time from the Effective Date until the termination of the option described in Section 4 of this Agreement, Canadian Superior agrees that Canadian Superior holds and stands possessed of the interest of CNE in and to the Farmout Agreement, the Joint Operating Agreement, the Lands and Licences and the Title Documents and Canadian Superior shall hold such interests in trust for and on behalf of CNE.

(b)                                 Canadian Superior covenants and agrees that it will not sell, assign, transfer, convey, encumber or surrender the Farmout Agreement, the Joint Operating Agreement, the Title Documents or Lands and Licences insofar as same affects or relates to the interests held in trust hereunder for CNE, except upon the written instructions of CNE.

ARTICLE 3
COMMITMENT

3.1                                                                               Commitment

On or before the Effective Date, Canadian Superior shall at its sole risk, cost and expense, and subject to the terms and conditions of this Agreement, commence the following operations and initiate the timely fulfillment of the following obligations (collectively, the “Commitment”) on or with respect to the Guayaguayare Bay Lands and the Mayaro Lands and shall conclude such operations and fulfill such obligations prior to December 31, 2006:

(a)                                  use best efforts to finalize and execute the Farmout Agreement;

(b)                                 reprocess the Existing Seismic Data; and

(c)                                  fulfill any and all requirements from the Ministry and/or Petrotrin relating to security deposits, guarantees or similar instruments that may be necessary in the issuance of the State Licence.

3.2                                                                               Consultation with CNE

During the course of conducting the Commitment, Canadian Superior shall consult on a regular basis (and no less often than every two weeks) with CNE concerning progress and fulfillment of the Commitment.

3.3                                                                               Delivery of Seismic and Other Data to CNE

(a)                                  Within 60 days following completion of the Commitment, Canadian Superior shall deliver copies of the Existing Seismic Data and any reprocessed copies thereof at no expense to CNE.

(b)                                 Within a reasonable time following the completion of the Commitment, Canadian Superior shall deliver copies of all data and documents acquired or produced by or on behalf of Canadian Superior in relation to the Farmout Agreement and copies of all Regulatory fillings made in respect of same to CNE or the nominee of CNE immediately upon Canadian Superior’s receipt of such data and documents and thereafter provide such aforesaid data and documents on a regular basis to CNE.

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ARTICLE 4
OPTION

4.1                                                                               Option Upon Completion or Commitment

Within fifteen (15) days of Canadian Superior completing the Commitment and after delivery of all information to CNE pursuant to Section 3.3, Canadian Superior shall provide to CNE written notice thereof (“CS Notice”)and CNE shall have the option to elect within 60 days of receipt of the CS Notice, to either:

(a)                                  participate for its Working Interest in that portion of the Minimum Work Obligations that have not been completed by Canadian Superior as of the date of such election by CNE; or

(b)                                 terminate its rights and obligations hereunder.

4.2                                                                               Participation in Farmout Agreement

In the event CNE elected pursuant to Section 4.1(a) of this Agreement and prior to the Earning Date, all rights, duties, obligations, elections and privileges to which Canadian Superior is entitled under the Farmout Agreement shall be shared and may be separately exercised by each Party as to their Working Interest. The Parties agree that Canadian Superior shall be Operator and shall represent CNE under the Farmout Agreement until CNE is formally recognized by Petrotrin.

4.3                                                                               Interests of Parties in the Event CNE Participates

In the event CNE elected pursuant to Section 4.1(a) of this Agreement, then on the Earning Date, the interest of the Parties and Petrotrin in the Lands and Licences (or any part thereof), the Title Documents and the Farmout Agreement shall be:

Canadian Superior	52.5%

CNE	17.5%

Petrotrin	30.0%

(hereinafter referred to as “Joint Interests”)

4.4                                                                               Option to Drill Additional Exploration Wells

In the event that Canadian Superior elects to drill one or more Additional Exploration Well(s) pursuant to the Farmout Agreement, then for each such Additional Exploration Well, Canadian Superior shall deliver a written Notice (“Well Notice”) of such election to CNE. The Well Notice shall contain all relevant information necessary for CNE to make an informed decision to participate or not in the particular Additional Exploration Well including but not limited to: a geological and geophysical discussion along with supporting data, economic data, expected well performance data, expected reservoir data, exact location, detailed cost estimate, estimate of commencement date, estimated duration of the drilling operation and expected total depth. Within 120 days from receipt of delivery of each Well Notice, CNE shall have the option to elect, by written notice to Canadian Superior, to either:

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(a)                                  participate for its Working Interest in each Additional Exploration Well on a well by well basis; however, in the event Petrotrin elects to participate in such Additional Exploration Well, then the interests of each party shall be the Joint Interests; or

(b)                                 terminate such option to participate and forfeit any rights and obligations pursuant to the Farmout Agreement in relation to such Additional Exploration Well.

4.5                                                                               Interests of Parties in the Event CNE Participates in Additional Exploration Wells)

In the event CNE elected pursuant to Section 4.4(a) of this Agreement, then, upon Canadian Superior earning an interest pursuant to Article 2.1(h) of the Farmout Agreement, the resultant interest in any applicable Field(s) related to such Additional Exploration Well(s) shall be apportioned as per the Joint Interests. However, in the event Petrotrin does not participate in such Additional Exploration Well(s) then the Parties shall share the Petrotrin interest proportionately to their Working Interest percentage.

4.6                                                                               Participation after Earning

Once Canadian Superior has earned the Earned Interest pursuant to the Farmout Agreement all benefits and obligations arising from any and all operations conducted by the Parties on or in respect of the Lands, including without limitation all revenues from sales of Petroleum Substances produced therefrom and all costs and expenses (including without limitation the Crown Royalty and all applicable operating expenses) associated therewith, shall be shared by the Parties on the basis of their respective Joint Interests, and all operations conducted on the Lands shall be governed by and conducted in accordance with the Joint Operating Agreement.

ARTICLE 5
PETROTRIN ROYALTIES

5.1                                                                               Overriding Royalty

The Parties hereto in proportion to each other’s Joint Interests agree to be each responsible for the payment to Petrotrin of the Overriding Royalty described in the Farmout Agreement. In addition, in the event Petrotrin elects to convert its participating interest to an Overriding Royalty in accordance with Article 7 of the Farmout Agreement, the Parties hereto in proportion to each other’s Joint Interests shall be each entitled to all rights and benefits of such conversion along with being each responsible for all obligations pertaining to such conversion.

5.2                                                                               Petrotrin 1.25% Royalty

The Parties hereto in proportion to each other’s Joint Interests agree to be each responsible for the payment to Petrotrin of the 1.25% Petrotrin Royalty described in the Farmout Agreement.

ARTICLE 6
TITLE AND OPERATIONAL MATTERS

6.1                                                                               Transfer and Registration of Earned Interests

(a)                                  Canadian Superior agrees to use its best efforts to transfer and convey to CNE the interests CNE is entitled to hereunder and shall use documentation in form and content acceptable to CNE to

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complete such task, and Canadian Superior shall execute, deliver and register as required under the Regulations or otherwise by a Regulatory Authority, all assignments, transfers and other documents as may be necessary to fully and properly transfer and convey such interests to CNE, when requested to do so in writing by CNE and at no cost to CNE.

(b)                                 Provided that CNE has earned its Working Interest, upon receipt of a Notice from CNE, Canadian Superior agrees to use its best efforts to have CNE recognized as a party to the Farmout Agreement and any costs relating thereto shall be borne equally by the parties.

(c)                                  All rights, duties, obligations, elections and privileges to which Canadian Superior is entitled or subject under the Farmout Agreement and the Joint Operating Agreement shall be shared and may be separately exercised by each Party in accordance with their Working Interest or, if applicable, their Joint Interests.

(d)                                 As of the Effective Date, Canadian Superior shall provide to CNE, on a timely and regular basis (no less than monthly), copies of and access to all Seismic Data, well information, geological and geophysical mapping, aeromagnetic surveys and interpretations thereof in which Canadian Superior creates, produces or acquires pursuant to the Farmout Agreement and the Joint Operating Agreement or in performing the Commitment and the Minimum Work Obligations.

6.2                                                                               Operations

Subject to the terms and conditions of this Agreement, and during the period of time from the Effective Date until the Earning Date, the following provisions of the Joint Operating Agreement shall apply to any operations conducted under this Agreement:

Article 1	Definitions (to the extent required for interpretation of the relevant provisions of the Joint Operating Agreement adopted by this Section)

Article 4	Operator

Article 8	Default

Article 13	Transfer of Interests or Rights and Changes in Control

Article 16	Venture Information – Confidentiality – Intellectual Property

Article 17	Force Majeure

6.3                                                                               Joint Operating Agreement and Appointment of Operator

The Parties hereby appoint Canadian Superior as operator under and for the purposes of the Joint Operating Agreement and the Farmout Agreement. Canadian Superior shall properly perform and discharge its duties and obligations as Operator in accordance with the terms of this Agreement, the Farmout Agreement, the Joint Operating Agreement, the Regulations and good offshore oilfield practices.

6.4                                                                               Access to Pipelines

In consideration of CNE paying to Canadian Superior its proportionate share of all costs and expenses related thereto, Canadian Superior shall provide to CNE access, on the same basis

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and terms as Canadian Superior, to any pipelines as may be necessary to transport all Petroleum Substances produced from the Lands to any applicable sales point(s) for such Petroleum Substances.

6.5                                                                               Marketing of Petroleum Substances

Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any marketing arrangements for Petroleum Substances produced from the Lands.

ARTICLE 7
ENCUMBRANCES

7.1                                                                               No Encumbrances

At all times while this Agreement remains in force, neither Party shall do or cause to be done any act, or make or cause to be made any act or omission, whereby the Title Documents or any of them become encumbered (other than by a Permitted Encumbrance) in such a way as to adversely affect the Title Documents or any of them or to make them or the Lands and Licences subject to termination or forfeiture in any respect.

ARTICLE 8
LIABILITY AND INDEMNITY

8.1                                                                               Canadian Superior’s Responsibility

Canadian Superior will:

(a)                                  be liable to CNE for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that CNE may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless CNE against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by CNE, or that it may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by Canadian Superior or on behalf of Canadian Superior hereunder, a result of: the gross negligence or wilful or wanton misconduct of Canadian Superior, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with CNE’s instructions or concurrence. Costs in this Article will include legal costs on a solicitor-client basis.

8.2                                                                               CNE’s Responsibility

CNE will:

(a)                                  be liable to Canadian Superior for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that Canadian Superior may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless Canadian Superior and its directors, officers, agents, consultants, and employees against all actions, causes of action, proceedings, claims, demands, losses, costs,

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damages and expenses whatsoever that may be brought against or suffered by Canadian Superior, its directors, officers, agents, consultants, and employees or that they may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by CNE or on behalf of CNE hereunder, a result of: the gross negligence or wilful or wanton misconduct of CNE, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with Canadian Superior’s instructions or concurrence. Costs in this Article will include legal costs on a solicitor-client basis.

ARTICLE 9
AREA OF MUTUAL INTEREST

9.1                                                                               Creation of Area of Mutual Interest

The Parties hereby establish the Area of Mutual Interest. Except in accordance with the terms of this Agreement, a Party shall not acquire any rights, directly or indirectly, in any exploration licences, wells, or other, petroleum, and or natural gas interests in the “Area of Mutual Interest” or the “AMI”) at any time for the period from the Effective Date until 120 days after the date of completion of the Minimum Work Obligation (the “AMI Period”). For the purposes hereof each Party shall be deemed to have acquired any AMI Interests acquired by its Affiliates, and shall at all times be required to comply with all obligations provided for hereunder as if those AMI Interests constituted property of that Party.

9.2                                                                               Acquisition of Interests within AMI

(a)                                  If a Party (the “Acquiring Party”) acquires an AMI Interest during the AMI Period, that Party shall, within ten (10) days of acquiring such interest, notify in writing (the “AMI Notice”) the other Party (the “Non-Acquiring Party”) and offer to the other Party their Working Interest percent of the AMI Interest acquired by the Acquiring Party, on the same terms and conditions as apply to the Acquiring Party under the applicable licence, agreement or arrangement. The Non-Acquiring Party shall have thirty (30) days from receipt of such AMI Notice to accept or decline to exercise its option to acquire such interest from the Acquiring Party. To be considered a valid AMT Notice, the AMI Notice shall contain such sufficient information and detail of the terms and conditions of the acquisition of the AMI Interest by the Acquiring Party such that the Non- Acquiring Party may reasonably assess the acquisition opportunity.

(b)                                 If the consideration stipulated in the licence, agreement or arrangement referred to in Section 9.2(a) of this Agreement cannot be matched in kind by the other Party, or involves an allocation of cash value to the applicable AMI Interest where it forms a portion only of the assets subject to the applicable transaction, the Acquiring Party shall, in its AMI Notice issued to the Non- Acquiring Party, set out its bona-fide estimate of the cash equivalent of such consideration, and acceptance of the offer and payment of the relevant portion of that cash consideration shall constitute a valid acceptance and satisfaction of the Non-Acquiring Party’s obligations in acquiring the share of the relevant interest.

(c)                                  AMI Interests which are acquired by a Party, in compliance with the terms hereof, with or from a Third Party shall be governed by and subject to any agreement that may be entered into between them with respect to those AMI Interests separate and apart from this Agreement.

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ARTICLE 10
NOTICES

10.1                                                                        Notice

All demands, notices or other communications (in each case a “Notice”) to be given in connection with this Agreement shall be in writing and shall be sufficiently given or made if:

(a)                                  delivered to the intended recipient personally or by courier during normal business hours on a Business Day at the intended recipient’s address as set forth below; or

(b)                                 sent by facsimile transmission or sent to the intended recipient by other means of recorded electronic communication:

Canadian Superior Trinidad and Tobago Ltd.	Suite 3300,400 –3rd Avenue SW
Calgary, Alberta T2P 4H2

	Attention:	President
	Fax No.:	(403) 216-2374

Challenger Energy Corp.	Suite 3300, 400 – 3rd Avenue SW
Calgary, Alberta T2P 4H2

	Attention:	President

10.2                                                                        Deemed Delivery

Any Notice given or made in the manner set forth in Section 10.1 shall be deemed to have been given or made and to have been received on the day of its delivery or transmission, as the case may be, if such day is a Business Day and such Notice is received prior to 2:00 p.m., Calgary time, and, if not, on the First Business Day thereafter.

10.3                                                                        Change of Address

(a)                                  A Party may change its address or telecopier number by Notice to the other Party given in accordance with Section 10.1.

ARTICLE 11
COVENANTS

11.1                                                                        Covenants

The Parties will use their reasonable commercial efforts to proceed with the Rights Issuance contemplated pursuant to this Agreement.

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ARTICLE 12
MISCELLANEOUS

12.1                                                                        Amendments

All amendments to this Agreement shall be made in a written instrument signed by both Parties.

12.2                                                                        Waiver in Writing

No waiver of any provision, or the breach of any provision, of this Agreement shall be effective unless contained in a written instrument signed by the Party granting the waiver. Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

12.3                                                                        Delay Not Waiver

The failure of a Party to give Notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or nonfulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

12.4                                                                        Acceptance of Payment Not Waiver

Acceptance of payment by a Party after the breach or nonfulfillment of any provision of this Agreement by another Party shall not constitute a waiver of the provisions of this Agreement, other than any breach cured by such payment.

12.5                                                                        Primacy of Participation Agreement

In the event of a conflict between the provisions of this Agreement and the Farmout Agreement and the Joint Operating Agreement, the provisions of this Agreement shall prevail.

12.6                                                                        Entire Agreement

This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior oral or written agreements and understandings of the Parties.

12.7                                                                        Further Assurances

Each Party shall do all such things and execute and deliver all such further instruments as the other Parties may reasonably request to give effect to and implement this Agreement.

12.8                                                                        Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

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12.9                                                                        Enurement

This Agreement is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

12.10                                                                 Counterpart and Facsimile Execution

This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement. Any copies executed in counterpart may be delivered via facsimile transmission and, if so delivered, shall be considered to be originals for all purposes.

12.11                                                                 Delivery

A Party which has executed this Agreement may deliver it to the other Party by facsimile transmission at its address for such transmissions set out in Section 11, and any copy so delivered shall be deemed an original for all purposes. A Party so delivering this Agreement shall thereafter forthwith deliver to the other Party an original execution page hereof with its original signature located thereon provided, however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceability of this Agreement against that Party.

12.12                                                                 Severability

The invalidity or unenforceability of any Section or provision of this Agreement shall not affect the validity or enforceability of any other Section, provision or whole of this Agreement.

11.13                                                                 Authority

Each of the Parties agrees and acknowledges that it has the requisite capacity, power and authority to enter into this Agreement and to take such further steps as are required to give effect to the provisions hereof.

IN WITNESS WHEREOF the Parties have hereby executed this Agreement as of the year and date first above written.

CHALLENGER ENERGY CORP.

By:	/s/ Neil Mackenzie
President

CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD.

By:	/s/ Michael E. Coolen	/s/ T.J. Harp, Director
	Michael E. Coolen, Director	T.J. Harp, Director

15

Schedule “A”

Lands

This is Schedule “A” attached to and forming part of a Participation In A Farmout Agreement dated the 17th Day of November, 2004 Between Challenger Energy Corp., And Canadian Superior Trinidad And Tobago Ltd.

Schedule “B”

Farmout Agreement

FARMOUT AGREEMENT

BETWEEN

PETROLEUM COMPANY

OF TRINIDAD AND TOBAGO LIMITED

AND

CANADIAN SUPERIOR

TRINIDAD AND TOBAGO LTD.

FOR

MAYARO-GUAYAGUAYARE BAY BLOCK

OFFSHORE TRINIDAD

THIS AGREEMENT is made as of the Effective Date between PETROLEUM COMPANY OF TRINIDAD AND TOBAGO LIMITED, a Company duly incorporated in Trinidad and Tobago under the Companies Ordinance, Chapter 31 No. 1 and continued under the Companies Act Chapter 81:01 of the Laws of Trinidad and Tobago with its registered office at Petroleum Company of Trinidad’ and Tobago Administration Building, Southern Main Road, Pointe-á -Pierre, Trinidad in the Republic of Trinidad and Tobago (hereinafter called “Petrotrin”, which expression shall include its successors and permitted assigns) of the One Part, and CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD., a company incorporated under the Business Corporations Act of the Province of Alberta with its Head Office at 3300, 400-3rd Avenue S.W., Calgary, Alberta T2P 4H2, Canada and registered as an External Company in Trinidad and Tobago under the Companies Act, Chapter 81:01 with its Principal Office in Trinidad and Tobago situate at Nos. 48-50 Sackville Street, Port of Spain, Trinidad in the Republic of Trinidad and Tobago (hereinafter called “Canadian Superior” which expression shall include its successors and permitted assigns) of the Other Part.

WHEREAS:

All capitalised words used in these recitals A, B, C, D and E shall have the meaning given to them as stated in Article 1 herein.

A.                                   Petrotrin holds the Mayaro Bay Licence and the Guayaguayare Bay Licence registered as numbers 500 of 1953 and 1038 of 1953 respectively entitling it to explore and exploit Hydrocarbons from within the submarine area comprising the Mayaro Bay Licence and the Guayaguayare Bay Licence (see attached Provisional Map).

B.                                     The Parties wish to explore and exploit the Contract Area and have applied to the President of Trinidad and to the Minister for a State Licence entitling them to explore and exploit the Contract Area.

C.                                     By the Petrotrin Deeds of Surrender, Petrotin has surrendered to the State its Mayaro Bay Licence and its Guayaguayare Bay Licence in order to facilitate the grant of the State Licence over the entire Contract Area to the Parties concurrently with this Agreement thereby enabling Canadian Superior to conduct Petroleum Operations.

D.                                    On the                                        the President of Trinidad and the Minister granted to the Parties the State Licence entitling them to explore and exploit the Contract Area.

E.                                      In consideration of the surrender by Petrotrin of its Mayaro Bay Licence and the Guayaguayare Bay Licence and Petrotrin facilitating the grant of the State Licence to itself and Canadian Superior thereby allowing Canadian Superior to explore and exploit the Contract Area, the Parties have agreed to enter into this Agreement and Joint Operating Agreement concurrently herewith in order to carry out their objectives in respect of the exploration and exploitation of the Contract Area and to document the conditions under which Canadian Superior shall earn a seventy percent (70%) Participating Interest share in the Hydrocarbons won and saved from the Contract Area.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein and in the State Licence contained and in consideration of the mutual covenants and agreements of the Joint Operating Agreement entered into by the Parties concurrently herewith, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS

1.1                                 “Act” means the Petroleum Act, Chapter 62:01 of the Laws of Trinidad and any amendments thereto or re-enactments thereof from time to time in force and any regulations and orders made thereunder from time to time.

1.2                                 “Affiliate”means a subsidiary company, a parent company, or a sister company of or to a Party hereto. For the purposes of the foregoing definition:

(a)                                  a parent company is a company that Controls a Party hereto;

(b)                                 a sister company is a company that is Controlled by the same parent company as a Party hereto; and

(c)                                  a subsidiary company is a company Controlled by a Party hereto, a parent company or a sister company.

For the purposes of this definition “Control” means that a company owns at least [*] of share capital either directly or through other companies which confers upon it a majority of the votes at the shareholders’ meetings of a company which is controlled or which has a common majority shareholder.

1.3                                 “Agreement” means this agreement, together with all Schedules and attachments hereto, and any extension, renewal or amendment hereof agreed to in Writing by the Parties.

1.4                                 “Allowable Deductions” means all costs and expenses associated with or attributable to delivering all Hydrocarbons downstream of the Measurement Point such as storage, gathering, transportation and compression costs and expenses but does not include any costs and expenses associated with (i) delivering Hydrocarbons from any wells and/or platforms to the Measurement Point; and (ii) treating Hydrocarbons to meet relevant pipeline specifications inclusive of the removal and disposal of sediment and water such costs and expenses being for the sole account of Canadian Superior.

1.5                                 “Appraisal Well” means any well drilled and Tested and whose purpose at the time of commencement of drilling such well is the determination of the extent or the volume, the produceability and the fluid properties of any Hydrocarbon reserves contained in an existing Discovery.

1.6                                 “Calendar” means the Gregorian calendar.

1.7                                 “Cap” means with respect to a well, the installation of such production-quality casing, plugs and equipment as are necessary to enable the well to be used for the Production of Hydrocarbons at a later date.  “Capping” and other derivatives shall be construed accordingly.

1.8                                 “Commercial Discovery” and “Declaration of Commerciality”shall each mean any Discovery that contains commercial quantities of Hydrocarbons as determined by the Parties jointly or, if no such determination is made by the Parties prior to the expiry of the Exploration Period and a Party wishes to proceed exclusively with the development of such Discovery after the expiry of the Exploration Period, then as determined by that Party, subject in either case to obtaining approval from the Ministry of Energy to commence Exploitation.

1:9                                 “Completion” means an operation intended to complete a well as a producer of Hydrocarbons in one or more Zones, including but not limited to the setting of production casing, perforating, stimulating the well and production testing conducted in such operation.  “Complete” and other derivatives shall be construed accordingly.

1.10                           “Contract(s)” means collectively this Farmout Agreement, the Joint Operating Agreement, the State Licence, and any extension, renewal or amendment thereof which is agreed to in Writing by the Parties and approved by the Ministry of Energy and Government where such approval is necessary.

1.11                           “Contract Area” means the area comprising approximately 55,063 acres more or less which is more particularly described in Schedule I hereto and shown coloured pink in the survey plan attached and marked “X” in Schedule II hereto.  The perimetre and perimetres of the Contract Area shall correspond to that area covered by the State Licence as such area may vary from time to time in accordance with Article 3 of this Agreement.

1.12                           “Crude or Crude Oil” means all Hydrocarbon in a liquid state (other than NGLs) at sixty degrees (60°) Fahrenheit and fourteen point seven (14.7) pounds per square inch absolute pressure the rights to which are granted by the State Licence.

1.13                           “Date of Declaration of Commercial Discovery” means the date on which the Minister approves the Development Plan in respect of a Commercial Discovery.

1.14                           “Day” means a Calendar day unless otherwise specifically provided.

1.15                           “Development and Production Costs” means those capital and non-capital costs of all operations conducted in accordance with a Development Plan to facilitate the extraction, production and sale of Hydrocarbons and all other expenses related to the development of the Contract Area or part thereof, including but not limited to overhead expenses made in respect of the development of the Contract Area.

1.16                           “Development Plan” means a plan for the development of Hydrocarbons from a Field prepared and approved as a Joint Operation or an Exclusive Operation in accordance with this Agreement and the Joint Operating Agreement.  Such plan shall include but not be limited to information as to all major design, engineering, wells, facilities, Production operations, Development and Production Costs and services required for such development.

1.17                           “Development Well” means any well drilled, including an Appraisal Well reclassified as a Development Well, for the Production of Hydrocarbons pursuant to a Development Plan and approved as such by the Ministry.

1.18                           “Discovery” means the discovery of an accumulation of Hydrocarbons in the Contract Area whose existence until that moment was unproven by drilling.

1.19.                        “Effective Date” shall mean the                                 .

1.20                           “Election Period” has the meaning ascribed to it in Article 7.1. 1.21 “Environment” has the meaning given in Article 6.4(g)(i).

1.22                           “Environmental Documents” has the meaning given in Article 6.4(e). 1.23 “Environmental Law” has the meaning given in Article 6.4(g)(ii).

1.24                           “Environmental Liability” and “Environmental Liabilities” have the meaning given in Article 6.4(g)(iii).

1.25                           “Exclusive Operations”has the meaning ascribed to it in the Joint Operating, Agreement.

1.26                           “Exit Audit” has the meaning ascribed to it in Article 6.4(f).

1.27                           “Exploitation” means the extraction and Production of Hydrocarbons from a Field.

1.28                           “Exploration Period” means the first four (4) years after the Effective Date of this Agreement and any extensions thereof as contemplated by Article 3.2(b) hereof and where necessary approved as such by the Ministry of Energy.

1.29                           “Exploration Well” means any well the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling and which has been classified by Ministry of Energy as an exploration well.

1.30                           “Fees” means where applicable the following:  the application fee for the issuance of the State Licence, registration fees, stamp duty fees, commissioner of affidavit fees and any other costs and expenses associated with the State Licence being issued to the Parties and registered with the office of the Register General’s Department in the Ministry of Legal Affairs.

1.31                           “Field” means that part of the Contract Area, which has had a Commercial Discovery consisting of a Hydrocarbon reservoir or multiple Hydrocarbon reservoirs all grouped on or related to the same or stacked geological structures or stratigraphic conditions.  All reservoirs overlying and underlying from the sea floor down to mantle shall constitute part of such Field.  A Field’s boundaries shall encompass all Proved and Probable Reserves (as defined by the Society of Petroleum Engineers and World Petroleum Congress) within the Zone(s) of the Commercial Discovery plus an additional zero point five (0.5) kilometre halo surrounding the outermost geographic limits of such Zone(s).

1.32                           “Force Majeure” has the meaning given to it in the Act.

1.33                           “Government” means the Government of Trinidad or any Ministry, department, competent authority or agency thereof, other than Petrotrin.  “Governmental” and other derivatives shall be construed accordingly.

1.34                           “Gross Production” means the total undivided Hydrocarbons won and saved from the Contract Area or any Field or any relevant part thereof as applicable, prior to any deduction whatsoever including but not limited to Royalties, Petrotrin Royalties, Overriding Royalty or division of interests or costs and expenses related to gathering, treating, compressing, transporting and storage.  Gross Production shall not include any Hydrocarbons that are reasonably used or unavoidably lost during any drilling, Testing, Capping or Production Operations conducted within the Contract Area.

1.35                           “Guayaguayare-Bay Licence” means a portion of the acreage under Deed of Licence registered as 1038 of 1953 with the office of the Register General’s Department in the Ministry of Legal Affairs.

1.36                           “Hydrocarbon(s)” has the meaning ascribed to it in the Joint Operating Agreement.

1.37                         “Joint Account” has the meaning ascribed to it in the Joint Operating Agreement

1.38                           “Joint Operating Agreement” means the agreement entered into between the Parties as of the Effective Date concurrently herewith to provide for the exploration, development, marketing and exploitation of the Hydrocarbons and any related activities in and with respect to the Contract Area.

1.39                           “Joint Operation(s)” has the meaning ascribed to it in the Joint Operating Agreement.

1.40                           “Joint Property” means, at any point in time, all wells, facilities, equipment, materials, information, funds and property (other than Hydrocarbons) held for use in Joint Operations.

1.41                           “Mayaro Bay Licence” means the Deed of Licence registered as number 500 of 1953 with the office of the Registrar General’s Department in the Ministry of Legal Affairs.

1.42                           “Measurement Point” means the first point at which Hydrocarbons are metered, measured or allocated downstream of the wellhead in which Petrotrin computes its royalty to the Government.

1.43                           “Minimum Payments” means the sums payable by the Parties as the respective licensees in accordance with Regulation 56 of the Act for the state lands in the licenced area as provided in the State Licence.

1.44                           “Minimum Work Obligations” means those activities, which are more particularly described in Schedule III of this Agreement that shall be performed by Canadian Superior.

1.45                           “Minister” means the member of Cabinet charged with responsibility for the exploration, development and production of Hydrocarbons in Trinidad and all matters consequential thereto.

1.46                           “Ministry/Ministry of Energy” means the ministry of the Government under the purview of the Minister, which regulates Petroleum Operations in Trinidad and which at the Effective Date, is called the Ministry of Energy and Energy Industries.

1.47                           “Natural Gas” means all hydrocarbons in a gaseous state at sixty degrees (60°) Fahrenheit and at fourteen point seven (14.7) pounds per square inch absolute pressure (including wet gas, dry gas and residue gas), the rights to which are granted by the State Licence.

1.48                           “NGLs” means all naturally occurring gaseous hydrocarbons (including ethane, propane, butane or condensate) that are initially components of Natural Gas and may be extracted in a liquid state at a processing facility.

1.49                           “Laws/Regulations” means those applicable laws, statutes, regulations accords, instruments, agreements, orders or documents governing any or all activities under the Contracts.

1.50                           “Notice” has the meaning ascribed to it in Article 18 of the Joint Operating Agreement.

1.51                           “Operator” means any Person appointed from time to time to serve as Operator pursuant to Article 4 of the Joint Operating Agreement in respect of the Joint Operations.

1.52                           “Operating Committee” means the committee constituted in accordance with Article 5 of the Joint Operating Agreement.

1.53                           “Overriding Royalty” means the overriding percentage interest of the aggregate daily production rates of all Hydrocarbons won and saved from the Contract Area as specified in Schedule IV that are payable to Petrotrin pursuant to this Agreement.  Such Overriding Royalty shall be based on production after Allowable Deductions and on Petrotrin’s Participating Interest in the Contract Area as at the effective time of such election by Petrotrin to convert its Participating Interest share in such Hydrocarbons to an Overriding Royalty in accordance with Article 7 herein.

1.54                           “Participating Interest(s)” means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Contracts or any of them and in respect of the Contract Area as initially set out in Article 2.1.

1.55                           “Party” means either Canadian Superior or Petrotrin, and “Parties” means both Canadian

Superior and Petrotrin, and includes the respective successors and permitted assigns of each.

1.56                           “Person(s)” mean a natural person, corporation, company, partnership, trust, unincorporated association, sole proprietorship, union, government or governmental department, ministry, board, commission or agency.

1.57                           “Petroleum Operations” has the meaning given to the term “petroleum operations” in the Act relating to activities in the Contract Area.

1.58                           “Petrotrin Deeds of Surrender” means those two (2) deeds of surrender executed by Petrotrin to the State of the acreages which form part of the Contract Area made the [*] day of [*] and registered with the office of the Registrar General in the Ministry of Legal Affairs as [*] of [*] and [*] of [*] respectively.

1.59                           “Petrotrin Royalty” means a royalty of one and one quarter percent (1.25%) of the total Hydrocarbons won and saved within, upon, under or attributed to the Contract Area that is payable to Petrotrin pursuant to this Agreement, as more particularly outlined in Article 5 hereof.

1.60                           “Production” means that activity related to when a well is opened for long term extraction of Hydrocarbons to a gathering station or other production facilities after all well tests are completed.  Well test shall include drillstem tests and extended well tests, which may be carried out to define aerial extent and deliverability of a reservoir.

1.61                           “Production Operations” has the meaning ascribed to it in the Joint Operating Agreement.

1.62                           “Public Petroleum Rights” has the meaning given to the term “public petroleum rights” in the Act.

1.63                           “Reserves” means the estimates of Hydrocarbons in accordance with the “Hydrocarbon Reserves Definitions” as approved by the Society of Petroleum Engineers and World Petroleum Congress.

1.64                           “Royalty” means royalty payable to the Government pursuant to the State Licence in respect of Public Petroleum Rights.

1.65                           “Secondee” has the meaning ascribed to it in the Joint Operating Agreement.

1.66                           “Secondment” means placement within Canadian Superior’s organisation of one or more persons who are employed by Petrotrin.

1.67                           “State” means the Republic of Trinidad and Tobago.

1.68                           “State Licence” means the Exploration and Production (Public Petroleum Rights) Licence granted to the Parties by the President of Trinidad and the Minister entitling the Parties to explore, drill and exploit any Hydrocarbons found in the Contract Area, and includes any extension, renewal or amendment thereof or any substitute

Licence therefor as requested by the Parties in accordance with the Contracts.

1.69                           “Testing” means an operation intended to evaluate the capacity of all prospective Zones to produce Hydrocarbons in any well in accordance with good industry practices.  “Test” and other derivatives shall be construed accordingly.

1.70                           “Third Party” means a Person other than a Party.

1.71                           “Trinidad” means the Republic of Trinidad and Tobago.

1.72                           “Wilful MissconMissconduct/Gross Negligence” means an intentional and conscious or reckless disregard by any Party of any provision of the Contracts; but shall not include any error or judgment or mistake made by any director, officer, manager, supervisor or other employee or agent of such Party in the exercise, in good faith, of any function, or authority or discretion conferred upon such Party.

1.73                           “Work Programme and Budget” means the annual schedule of activities, revenues and costs described and approved in accordance with Article 6 of the Joint Operating Agreement which during the relevant year of the Exploration Period or Joint Operations shall include but not necessarily be limited to the Minimum Work Obligations.

1.74                           “Writing” or “Written” means a document delivered by registered mail, by prepaid courier service, by facsimile transmissions or by hand.

1.75                           “Zone” means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2

PARTICIPATING INTERESTS

2.1                               Participating Interests

(a)                                  Canadian Superior shall be required to conduct, at its sole risk and expense, the Minimum Work Obligations during the Exploration Period.  Upon completion of the Minimum Work Obligations by Canadian Superior, the Participating Interests of the Parties shall, in any Field(s) discovered in which there has beers a Declaration of Commerciality during the conducting of the Minimum Work Obligations, be as follows:

Canadian Superior	70%

Petrotrin	30%

(b)                                 If the Minimum Work Obligations are completed prior to the expiry of the Exploration Period, any operations that the Parties conduct within- the Contract Area during the period following the completion of the Minimum Work Obligations and prior to the expiry of the Exploration Period shall, subject to Article 2.1(g), be Joint Operations conducted pursuant to the Joint Operating Agreement and, subject to Article 6.1, shall be for the Joint Account.

(c)                                  Upon the expiry of the Exploration Period, Canadian Superior shall relinquish its Participating Interest in all lands that are within the Contract Area but outside the boundaries of any Field(s), discovered during the Minimum Work Obligations conducted under Article 2.1(a), any Joint Operations conducted under Article 2.1(b) and any operations conducted under 2.1(g).  The boundaries of such Field(s) shall be determined in accordance with Article 3.4.  Thereafter, subject to Article 2.1(d) and subject also to Article 6.1:

(i)                                     the Parties shall be entitled to conduct Joint Operations and/or Exclusive Operations within such Field(s) to explore for, win, take and remove Hydrocarbons on and from such Field(s), all in accordance with the provisions of the Joint Operating Agreement; and

(ii)                                any Joint Operation so conducted shall be for the Joint Account and any Exclusive Operation so conducted shall be for the exclusive benefit and obligation of the Party or Parties conducting such Exclusive Operation.

(d)                                 If Petrotrin elects to convert its Participating Interest to the Overriding Royalty pursuant to Article 7 hereof, then as and from the effective date of such conversion:

(i)                                     Petrotrin shall receive the Overriding Royalty in accordance with the applicable provisions of this Agreement and shall be deemed to have surrendered all of its Participating Interest to Canadian Superior;

(ii)                                  other than the Petrotrin Royalty and the Overriding Royalty which shall be for the sole benefit of Petrotrin, all benefits and obligations, including without limitation all revenues from sales of Hydrocarbons produced from a Field or Fields and all costs and expenses associated therewith, shall be for the sole account and benefit of Canadian Superior; and

(iii)                               Petrotrin shall forthwith transfer and assign its Participating Interest to Canadian Superior, provided that, with respect to its interest in the State Licence, Petrotrin shall be entitled, at its election, to deliver an irrevocable Declaration of Trust to Canadian Superior, satisfactory in form and substance to Canadian Superior, acting reasonably, in satisfaction of its obligations under this subsection. pertaining to its Participating Interest in the State Licence.

(e)                                  The Participating Interests may be amended from time to time in: accordance with the provisions of this Agreement and the Joint Operating Agreement.

(f)                                    The rights, duties and obligations of the Parties under the Contracts shall be several and not joint or collective and each Party shall be responsible only for its Participating Interest in the obligations set forth in the Contracts.

(g)                                 Notwithstanding the foregoing, upon the completion of the Minimum Work Obligations, Canadian Superior shall have the option; but not the obligation, to drill one or more additional Exploration Wells prior to the expiry of the Exploration Period.  If Canadian Superior elects to drill such additional Exploration Well(s), it shall give Notice(s) of such election to Petrotrin.  Within sixty (60) Days of receipt of such Notice(s), Petrotrin shall advise Canadian Superior by Notice that it either elects to participate or not to participate in such additional Exploration Well(s) proposed by Canadian Superior.  If Petrotrin elects to participate, all operations conducted in respect of such additional Exploration Well(s) shall be Joint Operations conducted pursuant to the Joint Operating Agreement and shall be for the Joint Account.  If Petrotrin elects not to participate, Canadian Superior shall be entitled, but shall not be obligated to proceed with such additional Exploration Well(s).  If Canadian Superior elects to proceed, the operations conducted by Canadian Superior in respect of such additional Exploration Well(s) shall be Exclusive Operations conducted pursuant to the Joint Operating Agreement and shall be for the exclusive benefit and obligation of Canadian Superior, provided that if Petrotrin wishes to reinstate its rights in respect of such additional Exploration Well(s) pursuant to Article 7.4(C) of the Joint Operating Agreement, the amount otherwise payable by Petrotrin to Canadian Superior in respect of such additional Exploration Well(s) shall be 100 % percent of Petrotrin’s Participating Interest share of all liabilities, costs and expenses pursuant to Article 7.5(A) of the Joint Operating Agreement plus an additional penalty of [*] of Petrotrin’s Participating Interest share of all liabilities, costs and expenses pursuant to Article 7.5.(B)(3) of the Joint Operating Agreement, that were incurred in connection with such additional Exploration Well(s) prior to Petrotrin making such election under Article 7.4(C) of the Joint Operating Agreement.  For greater clarity the amounts referred to herein that is payable by Petrotrin to Canadian Superior shall be equal to but not exceed two times Petrotrin’s Participating Interest Share of all liabilities, costs and expenses incurred in connection with such additional Exploration Well(s).

(h)                                 In the event Canadian Superior, drills an Additional Exploration Well pursuant to Article 2.1(g) and Petrotrin does not elect to reinstate its rights in respect of such additional Exploration Well then Petrotrin shall be deemed to have relinquished its Participating Interest to Canadian Superior at the time in which there has been a Declaration of Commerciality with respect to any Field in which such additional Exploration Well is drilled.  The boundaries of any Field(s) discovered in accordance with Article 2.1(g) shall be determined pursuant to Article 3.4.

(i)                                     Upon issuance of the State Licence and the execution of this Agreement the interests of the Parties in the Contracts shall be as follows:

Canadian Superior	70%

Petrotrin	30%

ARTICLE 3

TERM AND RELINQUISHMENT

3.1                               Term of the Agreement

This Agreement shall take effect upon the Effective Date and, unless terminated by a subsequent written agreement between the Parties or in accordance with the provisions herein, shall continue in full force and effect until the expiry of the Exploration Period (including any extension thereof pursuant to Article 3.2).

3.2                               Exploration Period

(a)                                  During the Exploration Period, the Parties shall have the exclusive right to explore for Hydrocarbons in the Contract Area. Subject to Article 3.2 (c) Canadian Superior shall complete the Minimum Work Obligations within the stipulated timeframes as set out in Schedule III herein during the first four (4) years of the Exploration Period. Subject to any applicable provision of this Agreement to the contrary, no Party may withdraw from the Contracts before the completion of the Minimum Work Obligations.

(b)                                 If, prior to the end of the fourth year of the Exploration Period, Canadian Superior has committed to Petrotrin to conduct further exploration work which has been mutually agreed by both Parties, the Exploration Period shall be extended by a further period of [*] that is to [*] years from the Effective Date of this Agreement.  Where the Parties mutually agree to such further exploration work Petrotrin would be required to pay its Participating Interest share of all costs associated with such further exploration work.

(c)                                  The relevant periods set out in Schedule III hereof to carry out the various stages of the Minimum Work Obligations shall be extended by:

(i)                                   the length of any delay which is caused by the inability of the Parties or either Party for reasons beyond its reasonable control or other permissions whatsoever (including any necessary seismic and/or environmental approvals or permits) for Joint Operations in the relevant portions of the Contract Area; and

(ii)                                  the length of any other period of Force Majeure.

Once Canadian Superior demonstrates to the reasonable satisfaction of Petrotrin that any delay as a result of the event(s) as stated in Article 3 .2(c)(i) or any other period of Force Majeure has occurred, and if the delay as a result of the event(s) as stated in Article 3.2(c)(i) or Force Majeure causes the suspension of this Agreement for an unabated period of more than three (3) months and six (6) months respectively, the Parties shall meet and mutually agree to take such action as is reasonable in the circumstances to deal with the event of the delay and Force Majeure.

(d)                                 In no event shall any clause in the Contracts have the effect of extending the Exploration Period to a period longer than six (6) years from the Effective Date.  The Parties agree that where any clause has such an effect such clause would be deemed null and void and of no effect.

3.3                               Extension / Renewal for Commercial Discovery

If pursuant to the terms of the Contracts it is determined that a Commercial Discovery has occurred during the Exploration Period, in which Canadian Superior has participated, the Parties shall jointly apply pursuant to the provisions of the State Licence or Regulation 13(5) of the Act for the maximum period of the extension or renewal of the State Licence permitted by the Act as it relates to the Field which is the subject of a Commercial Discovery.  If there is more than one Commercial Discovery during the Exploration Period, then the Parties shall apply for the extension or renewal of the State Licence for each Field or Fields, which is the subject of a Commercial Discovery.  The Parties agree that the application for an extension will occur near the end of the Exploration Period so as to permit the Parties to have as much information as possible about the Field or Fields, which are the subject of the application for extension or renewal.

3.4                               Determination of Field Boundaries

(a)                                  If the Parties have jointly determined that a Discovery is a Commercial Discovery, the geographic limits of the proposed Field will be defined by the Operating Committee applying sound geological, geophysical and reservoir engineering principles and/or the data from any Exploration Well, Testing, Appraisal Well or Development Well where applicable.

The Operating Committee shall hold a meeting for the purpose of determining: the boundaries of a proposed Field not later than three (3) Calendar months after such declaration of a Discovery as a Commercial Discovery.

(b)                                 If the Operating Committee rejects a Party’s proposal establishing the boundaries of a proposed Field and is unable to determine the boundaries of a proposed Field within three (3) Calendar months after the first meeting, then upon Notice by either Party (which Notice shall include such Party’s nomination . of an expert), the Parties shall seek to agree on the joint appointment of the expert within thirty (30) Days of such Notice failing which, an expert shall be appointed to determine such boundaries in accordance with Article 19.3 of the Joint Operating Agreement.  The expert shall, acting as an expert and not an arbitrator, make his decision in accordance with the definition of the term “Field”, and the provisions of Article 3.4(a).  The Parties agree to be bound by the decision of the expert and further agree that such decision shall not be capable of review.

(c)                                  The boundaries of a Field or Fields may be amended from time to time prior to relinquishment under Article 3.5 to take into account new information and data and in any event shall be amended to reflect any restrictions imposed by the Government when the relevant Development Plan is approved.  The revised boundaries of the Field or Fields shall be determined by the Operating Committee in the manner contemplated by Article 3.4(a) and failing a decision of the Operating Committee, shall be determined by an expert as contemplated in Article 3.4(c).

3.5                               Relinquishment at End of Exploration Period

(a)                                  At the end of the Exploration Period, Canadian Superior shall relinquish its entire interest in the Contract Area except for those areas which are within any Field or Fields.

(b)                                 If the geographic limits of any proposed Field or Fields have not yet been determined in accordance with Article 3.4, the time for Canadian Superior to relinquish its interest in respect of that part of the Contract Area which may fall outside the proposed Field or Fields under Article 3.5(a) above shall be extended, subject to the provisions of the State Licence, to thirty (30) Days after such determination.

(c)                                  Where Canadian Superior is to relinquish any interest pursuant to the terms of the Contracts, it shall relinquish, withdraw and assign from its corresponding rights under the State Licence, the Joint Operating Agreement, this Agreement and any other contracts that it may have entered into in so far as they relate to the relinquished lands, and shall reassign, grant or surrender to Petrotrin their rights and interests under the State Licence.

(d)                            Canadian Superior shall be released as of the date of relinquishment under Article 3.5(a) and any extensions thereto or provided for by Article 3.5(b) from any obligation to pay any Minimum Payments, rents, Royalties, Fees or any other payments under the State Licence in so far as they relate to the relinquished lands.

(e)                             Canadian Superior shall as of the date of relinquishment under Article 3.5(a) co-operate and execute any instrument prepared by Petrotrin in order to accomplish the relinquished lands being vested in Petrotrin solely pursuant to Article 3.5(c).

ARTICLE 4
MINIMUM WORK OBLIGATIONS

4.1                               Minimum Work Obligations

(a)                                  Commencement Date of Minimum Work Obligations

Canadian Superior shall not later than [*] from the Effective Date hereof commence the Minimum Work Obligations and subject to Article 3.2 (c) complete same within the timeframes stated in Schedule III and shall not engage in speculation concerning the Contract Area during the conduct of the Minimum Work Obligations.

(b)                                 Performance Guarantee

(i)                                     As a means of securing the due performance of the Minimum Work Obligations upon execution of the Contracts, Canadian Superior shall provide to Petrotrin an appropriate performance guarantee to the satisfaction of Petrotrin and the Ministry of Energy to cover the full value of the Minimum Work Obligations. Where the Parties have mutually agreed to further exploration work in accordance with Article 3.2 (b) Canadian Superior shall provide to Petrotrin an appropriate performance guarantee to the satisfaction of Petrotrin and the Ministry of Energy to cover the full value of such further exploration work.

(ii)                                  In the event that Canadian Superior defaults in its obligations as contained in the Contracts Petrotrin may seek redress to Canadian Superior under the terms of the performance guarantee.

(iii)                               Nothing in this clause shall prejudice any rights, which Petrotrin may have in law or in equity in the event of the breach of any terms of this Agreement by Canadian Superior.

(c)                                  Bonus Payments

(i)                                     Signature Bonus

Canadian Superior shall pay a signature bonus in the sum of [*] upon the execution of the Contracts.

(ii)                                  Training Bonus

Canadian Superior shall pay a training bonus in the sum of [*] upon the execution of the Contracts.

(iii)                               Research and Development Bonus

Canadian Superior shall pay a research and development bonus in the sum of [*] upon the execution of the Contracts.

Petrotrin shall decide the manner and to whom the signature, training and research and development bonuses shall be made provided always that if the entire sums of the respective bonus payments are made to the Ministry of Energy pursuant to the terms of the State Licence it shall be in full and final settlement of all bonus payments by Canadian Superior to Petrotrin.

ARTICLE 5
STATE ROYALTIES/ STATE LICENCE FEES /PETROTRIN’S ROYALTIES

5.1                               State Royalties, Fees and Taxes

During the Exploration Period Petrotrin and Canadian Superior shall be responsible for payment of [*] and [*] respectively of such Minimum Payments, Royalties, Fees and taxes (save and except taxes related to income (“Taxes”)).  After the Exploration Period such Minimum Payments, Royalties, Fees and Taxes shall be for the Joint Account. All State Licence Minimum Payments, Royalties, Fees and

Taxes in respect of the Contract Area, shall be paid by the Operator and shall be paid in accordance with the terms of the State Licence and the Joint Operating Agreement.

5.2                               Petrotrin Royalties

(a)                                  Royalty in cash payments

The Petrotrin Royalty shall be payable to Petrotrin on Gross Production by any Party to the Contracts other than Petrotrin, on a pro rata basis and on the same basis and at the same time as Royalties are payable by Petrotrin to the Ministry of Energy.

(b)                                 Royalty in kind

(i)                                     Petrotrin may by Notice of not less than ninety (90) Days, elect to take its Petrotrin Royalty on Gross Production in kind in lieu of the whole or part of the Petrotrin Royalty due.

(ii)                                  Such Hydrocarbons as Petrotrin elects to take in kind pursuant to this Article 5.2(b) shall be delivered by Canadian Superior or such other Parties, as applicable, free of all transportation or handling charges at any established receiving installation along the route over which Hydrocarbons are transported from the Contract Area to the refinery or shipping terminal as Petrotrin, may direct.

(iii)                               Petrotrin may require Canadian Superior or such other Parties as applicable to hold any Crude Oil as it elects to take in kind in storage at the Field or at the shipping terminal, free of any storage charge, but not for a period exceeding thirty (30) Days.

(iv)                              Any Crude Oil of which Petrotrin does not dispose within the period mentioned in Article 5.2(b)(iii) above or for which further terms of disposal have not been agreed upon shall be deemed to have been sold to Canadian Superior at the same prices as apply in the calculation of the Petrotrin Royalty paid in cash and the sums payable in respect thereof shall be a debt due and payable to Petrotrin and shall be settled by Canadian Superior or such other Parties as applicable within one (1) Calendar month.

ARTICLE 6
COSTS, EXPENSES AND INDEMNITIES

6.1                               Minimum Work Obligations Costs

Canadian Superior shall pay all costs including Petrotrin’s Participating Interest share associated with, incurred in, incidental to and/or necessary for the conduct and completion of the Minimum Work Obligations and such other costs and expenses that the Parties agree to incur after the completion of the Minimum Work Obligations to a [*] such costs and expenses.  For greater certainty Petrotrin shall pay its Participating Interest share of all costs upon the depletion of the [*].  Further, Petrotrin shall have no obligation to repay the costs of conducting the Minimum Work Obligations or the [*] referred to in this Article 6.1, nor does Canadian Superior have any right to recover those costs from Production.

6.2                               Tax Allowance

All allowances and benefits for tax purposes arising as a consequence of Canadian Superior paying the costs referred to in this Article 6 shall be available to Canadian Superior as the Party defraying the said costs.

6.3                               General Indemnity

(a)                                  Canadian Superior shall indemnify and keep Petrotrin indemnified against any actions, claims or demands of whatever nature (including, but not limited to, legal costs and expenses incurred by Petrotrin in defending such actions, claims or demands on a full indemnity basis) made against Petrotrin by any Third Party and against any loss or damage, costs including, but not limited to, any substantial loss or damage suffered or incurred by Petrotrin its Affiliates or their respective contractors, sub-contractors, directors, officers, managers, supervisors and other employees or agents, or liability suffered or incurred by Petrotrin, arising from the conduct of the Minimum Work Obligations and/or out of any breach by Canadian Superior of this Agreement and any of the Contracts or any failure by Canadian Superior to observe and perform its obligations under any of the Contracts or any act, omission or negligence of Canadian Superior or its employees, except to the extent that any such action, claim or demand is due to the Wilful Misconduct/Gross Negligence of Petrotrin or any of its directors, managerial or supervisory employees.

(b)                                 Petrotrin shall indemnify and keep Canadian Superior indemnified against any actions, claims or demands of whatever nature (including, but not limited to, legal costs and expenses incurred by Canadian Superior in defending such actions, claims or demands on a full indemnity basis) made against Canadian Superior by any Third Party and against any loss or damage, costs including, but not limited to, any substantial loss or damage suffered or incurred by Canadian Superior, its Affiliates or their respective contractors, sub-contractors, directors, officers, managers, supervisors and other employees or agents, or liability suffered or incurred by Canadian Superior arising out of any breach by Petrotrin of any of the Contracts or any failure by Petrotrin to observe and perform its obligations under any of the Contracts or any act, omission or negligence of Petrotrin or its employees, except to the extent that any such action, claim or demand is due to the Wilful Misconduct/Gross Negligence of Canadian Superior or any of its directors, managerial or supervisory employees.

(c)                                  The obligations under and indemnities in all the Contracts (including in particular but not limited to Articles 6.3(a), 6.3(b), 6.4(a) and 6.4(b) of this Agreement) shall not include any liability for exemplary, punitive or any other similar indirect or incidental damages or losses arising from business interruption, inability to produce Hydrocarbons or loss of profits.

6.4                               Environmental Indemnity

(a)                                  Petrotrin shall indemnify and keep Canadian Superior, its Affiliates and their respective directors, officers, managers, supervisors and other employees, agents, contractors and sub-contractors, indemnified against any orders, notices, requirements, actions, claims or demands of whatever nature (including, but not limited to, any orders, notices or requirements or any judgments or awards in respect of any actions, claims or demands of whatsoever nature, in each case, for pollution control and environmental amelioration, remediation or rehabilitation and together with legal costs and expenses incurred by Canadian Superior or its Affiliates or their respective directors, officers, managers, supervisors and other employees, agents, contractors or sub-contractors in defending such orders, notices, requirements, actions, claims or demands on a full indemnity basis) made against Canadian Superior or its Affiliates or their respective directors, officers, managers, supervisors and other employees, agents, contractors or subcontractors by the Government or any other Third Party and against any loss or damage, costs (including any legal costs on a full indemnity basis) or liability suffered or incurred by Canadian Superior or its Affiliates or their respective directors, officers, managers, supervisors and other employees, agents, contractors or sub-contractors arising directly or indirectly out of:

(i)                                     any Environmental Liabilities relating to the Contract Area in existence prior to or at the Effective Date.  For the avoidance of doubt such Environmental Liabilities shall not include any Environmental Liability in the Contract. Area caused solely by a Third Party; and

(ii)                                  any Environmental Liability which occurs after the Effective Date and relates to Exclusive Operations conducted by Petrotrin, until Canadian Superior elects to participate in such Exclusive Operations.

(b)                                 Canadian Superior shall indemnify and keep Petrotrin, its Affiliates and their respective directors, officers, managers, supervisors and other employees, agents, contractors and sub-contractors, indemnified against any orders, notices, requirements, actions, claims or demands of whatever nature (including, but not limited to, any orders, notices or requirements or any judgments or awards in respect of any actions, claims or demands of whatsoever nature, in each case, for pollution control and environmental amelioration, remediation or rehabilitation and together with legal costs and expenses incurred by Petrotrin or its Affiliates or their respective directors, officers, managers, supervisors and other employees, agents, contractors or sub-contractors in defending such orders, notices, requirements, actions, claims or demands on a full indemnity basis) made against Petrotrin or its Affiliates or their respective directors, officers, managers, supervisors and other employees, agents, contractors or subcontractors by the Government or any other Third Party and against any loss or damage, costs (including any legal costs on a full indemnity basis) or liability suffered or incurred by Petrotrin or its Affiliates or their respective directors, officers, managers, supervisors and other employees, agents, contractors or sub-contractors arising directly or indirectly out of:

(i)                                     any Environmental Liability related to the execution of the Minimum Work Obligations;

(ii)                                  any Environmental Liability which occurs after the Effective Date and relates to Exclusive Operations conducted by Canadian Superior until Petrotrin elects to participate in such Exclusive Operations; and

(iii)                               any Environmental Liability that is related to Canadian Superior . obligations in respect of the Contract Area and that which occurs after Petrotrin has elected to convert its Participating Interest to an Overriding Royalty under Article 7 of this Agreement.

(c)                                  The Parties acknowledge their joint reclamation and remediation obligations for environmental matters in respect of Joint Operations conducted within the Contract Area after the Effective Date.  If development of a Field occurs where Petrotrin is participating in Production the Parties acknowledge that their joint obligations include reclamation and remediation, if necessary, of any wells and related facilities that are within the boundaries of the Field and any Environmental Liabilities related to such wells and facilities.

(d)                                 Where Exclusive Operations are conducted in a Field(s) the relevant obligations described in Article 6.4(c), Article 6.4(e), and Article 6.4(f) shall be fulfilled by the Party conducting the Exclusive Operations, unless the other Party later elects to participate in such Exclusive Operations.  When Petrotrin has elected to convert its Participating Interests in the Contract Area to an Overriding Royalty, the relevant obligations described in Article 6.4(c), Article 6.4(e), and Article 6.4(f) shall be fulfilled by Canadian Superior.

(e)                                  The Parties acknowledge and agree that the Exit Audit report, any review report, any environmental baseline study, environmental impact assessment or other environmental exercise whatsoever conducted in respect of the Joint Operations or as an Exclusive Operation in the Contract Area (collectively the “Environmental Documents”), together with all drafts, working copies, notes, memoranda, minutes of meetings, documents, data and information relating to the creation of the Environmental Documents or any report or document arising from the Environmental Documents, are all subject to the confidentiality obligations under Article 16 of the Joint Operating Agreement and consist of information relating to trade secrets or confidential business information or other matters of a business, commercial or financial nature, the disclosure of which under the Freedom of Information Act, 1999 of Trinidad, as amended, the Environmental Management Act, 2000 of Trinidad, or otherwise, would expose the transactions contemplated by this Farmout Agreement to disadvantage and accordingly shall be treated by Petrotrin as exempt documents under the said Freedom of Information Act, 1999 and by the Parties as confidential information under the said Environmental Management Act, 2000.

(f)                                    Exit Audit

The Parties shall jointly conduct an Exit Audit (hereinafter referred to as the “Exit Audit”) of the Contract Area to be completed within six (6) Calendar months prior to the date of any relinquishment of the Contract Area or part thereof for the purpose of identifying any Environmental Liabilities in relation to Joint Operations and, where applicable, Exclusive Operations and wells and related facilities that are within the boundaries of a Field(s).  The Parties agree that any such Environmental Liabilities disclosed in the Exit Audit shall be satisfied and paid out of the Joint Account

(g)                                 In this Article 6.4, the following terms shall have the meanings given below:

(i)                                     “Environment” includes all land, areas beneath the land surface, atmosphere, climate, surface, surface water, ground water, aquifers, sea, marine and coastal areas, seabed, wetlands, plant and animal life and natural resources within the jurisdiction of Trinidad;

(ii)                                  “Environmental Law” means any applicable law (which expression herein includes, without limitation, any statute, subordinate legislation, common law and the doctrines of equity) of Trinidad intended to protect or preserve, or which pertains to, the Environment and any applicable law of Trinidad relating to the storage, handling, transportation, use, spill, release, emission, disposal or recycling of any toxic or hazardous substance;

(iii)                               “Environmental Liabilities” means any and all liabilities in respect of the Environment arising from Hydrocarbon exploration, transportation, development and production operations, including:

(A)                              liabilities in respect of contamination, pollution or other damage to the Environment;

(B)                                liabilities in respect of damage caused by the presence, storage,

transportation, release, spill, emission, disposal or recycling of any substance (including any form of energy), including, without limitation, corrosion or deterioration of structures or other property and death or injury to human beings, plants or animals, but excluding naturally occurring seepage of hydrocarbons;

(C)                                liabilities for any curative action, remediation, restoration or reclamation of the Environment or tangibles in the Contract Area; and

(D)                               liabilities under any Environmental Law.

ARTICLE 7

CONVERSION OPTION

7.1                               Option of Petrotrin to convert its Participating Interest to Overriding Royalty

Petrotrin shall have [*] option to elect to convert its Participating Interest share in the Contract Area to an Overriding Royalty.  Such election may occur at any point in time from the Effective Date to five (5) years following the completion of the Minimum Work Obligations (“the Election Period”).  Petrotrin shall exercise such option by delivering to Canadian Superior a Notice.  Where Petrotrin has failed to so elect within the Election Period it shall be deemed to have elected not to convert its Participating Interest to an Overriding Royalty and this conversion option shall expire.  In the event that Petrotrin elects to convert its Participating Interest share in the Contract Area to an Overriding Royalty, then the Parties shall enter into a Royalty Agreement which will provide inter alia the following terms:

(a)                                  Petrotrin shall remain liable for its Participating Interest share of all costs, expenses and liabilities which occurred during the period prior to the effective date of Petrotrin’s conversion to an Overriding Royalty;

(b)                                 Subject to Article 7.1(a):

(i)                                     with effect as and from the effective date of Petrotrin’s conversion to an Overriding Royalty, Canadian Superior shall assume full and sole responsibility for all costs and expenses associated with the Contracts including, without limitation:

(A)                              any Environmental Liability related to obligations of Canadian Superior that accrue in respect of the Contract Area during the period after Petrotrin has elected to convert its Participating Interest to an Overriding Royalty under this Article 7; and

(B)                                all costs and expenses associated with abandonment and decommissioning of facilities; and

(ii)                                  Petrotrin shall be released from all its obligations and liabilities whatsoever under the Contracts.  Such costs and expenses shall include but not be limited to abandonment liabilities and decommissioning of facilities;

(c)                                  Canadian Superior shall be entitled to recover and keep for its own account any and all net amounts realised from the salvage of all decommissioned facilities that it was responsible for decommissioning;

(d)                                 Petrotrin at its option can either accept its Overriding Royalty in kind at the Measurement Point or in cash; and

(e)                                  Petrotrin shall give ninety (90) Days Notice to Canadian Superior advising of whether it shall be taking its Overriding Royalty in kind or in cash.

ARTICLE 8 COVENANTS

8.1                               Disclosure of Information by Petrotrin

(a)                                  Petrotrin hereby represents and warrants to and covenants with Canadian Superior that it shall make available any seismic, well and other data which was obtained within the Contract Area in its possession and which it may lawfully disclose.  Any costs incurred in making such data available shall be for the sole account of Canadian Superior.  Where data are required in any other instance whatsoever all costs incurred in making such data available shall also be for Canadian Superior’s sole account.  The supply of such data does not amount to a representation on the part of Petrotrin as to its accuracy or otherwise except that Petrotrin does represent that it has provided such information lawfully and in doing so has not contravened any agreement to which it may be bound. Further, it is clearly understood and agreed that Petrotrin does not warrant the accuracy or otherwise of such data and shall in no event be liable for any claims, actions, demands, proceedings, liabilities, losses, costs and expenses whatsoever arising directly or indirectly out of or as a consequence of the use of such data.

(b)                                  Canadian Superior hereby represents and undertakes that any information or data that it has used and shall use in the Joint Operations has been and will be obtained lawfully and that in doing so it has not contravened and shall not contravene any agreement to which it may be bound.

(c)                                  Canadian Superior’s Warranties and Covenants

Canadian Superior represents and warrants that as at the Effective Date it has the financial resources, technical know-how and expertise to perform, and undertakes to effect the Minimum Work Obligations and Joint Operations using the methods and practices customary used in good and prudent oilfield practices and also in accordance with the terms of this Agreement, the State Licence and the laws of Trinidad.

ARTICLE 9

OPERATING RIGHTS /OBLIGATIONS

9.1                               Designation of Operator

Canadian Superior is hereby appointed as the Operator under the Contracts to carry out the Minimum Work Obligations and Joint Operations during the Exploration Period.  Canadian Superior shall accordingly observe and perform all the obligations of the Operator referred to in the Contracts.  Canadian Superior shall properly perform and discharge its duties and obligations as Operator in accordance with the terms of the Contracts, the Act, and the Petroleum Regulations and good offshore oilfield practices.

9.2                               Obligations of Operator

Canadian Superior undertakes to carry out this Agreement with due diligence and to act in accordance with good petroleum industry practice in the conduct and fulfillment of the Minimum Work Obligations and the obligations under this Agreement.  Without prejudice to the generality of the foregoing provision, Canadian Superior shall, in particular:

(1)                                  Observe sound technical and engineering principles:

(ii)                                  in regulating the conservation of the. deposits of Hydrocarbons; in preventing damage to adjoining Hydrocarbon bearing strata;

(iii)                               in controlling the flow and in preventing the escape or waste of Hydrocarbon discovered;

(iv)                              in preventing the entrance of fluids through wells into Hydrocarbon bearing strata except in approved fluid injection operations; and

(v)                                 in protecting fresh water bearing strata encountered in the course of drilling.

(2)                                  Adopt all reasonable precautions to prevent pollution of the land, sea, beaches, air, coastal waters and rivers, by the escape of Hydrocarbon, mud or any other material which might contaminate the Contract Area or be injurious to vegetation, land and marine resources.

(3)                                  Take all reasonable precautions and safety measures to prevent the occurrence of blow-out and fire.

(4)                                  Ensure that all installations, apparatus, appliances, boreholes and wells are maintained in good condition, and wells pursuant to this Agreement are maintained.

(5)                                  Ensure that operations do not unreasonably interfere with other activities in the area and that agriculture, fishing, authorized scientific researches and conservation of the living resources of the land and sea are not unjustifiably hindered and take all possible care to avoid damage to cables, pipelines and other installations.

(6)                                  Obey and act in accordance with all Laws/Regulations including without limitation the Act and Regulations and the Environmental Act, 2000.

ARTICLE 10

DATA RECORDS

10.1                        Maintenance of Records

Canadian Superior as Operator shall:

(a)                                  maintain appropriate and proper records containing full data of all operations such as, but not limited to, drilling, deepening, workover, repair, plugging or abandonment; such records shall contain particulars of:

(i)                                     the surface and sub-surface locations of and the number assigned to every well in the Contract Area;

(ii)                                  all geological formations through which the well was drilled;

(iii)                               the drilling history of each well, including mud weights, hole sizes, depths penetrated, tools employed, cementation and other details;

(iv)                              the casing inserted in any well and any alteration to such casing;

(v)                                 any Hydrocarbon, water or other minerals encountered during drilling; and

(vi)                              such other particulars as the Parties may from time to time require.

(b)                                 preserve in Trinidad in final form, all geological and geophysical reports, including records, sections, plans and maps relating to the Contract Area.

10.2                        Technical Support in Trinidad

Operator shall consider the technical support services of Petrotrin’s laboratories in Trinidad for work to be performed under the Work Programme and Budget submitted by Operator to the Operating Committee and consider the use of same provided the services offered at the said laboratories are the equivalent of services offered by Third Parties taking into consideration quality, timing and cost of services offered by Third Parties.

10.3                        Copies of Materials

Operator shall submit to Petrotrin at no cost to Petrotrin, within a reasonable time, and in any event not later than thirty (30) Days after they are available to Operator, accurate copies of the new 3D seismic data (including field tapes) the reprocessed 2D seismic, all maps, records, sections and reports which have been prepared, together with reservoir rock and fluid analyses, fluid injection reports, pressure survey data as well as all available scientific and technical data and interpretations thereof resulting from the conduct of the Joint Operations within the Contract Area.  Where data to be provided under this Article is available in digital format, it will also be provided to Petrotrin in that format at no cost to Petrotrin.

10.4                        Well Reports

Operator shall at no cost to Petrotrin prepare and submit comprehensive well reports with geophysical, geological, engineering, financial and other relevant information on all Exploration Wells within thirty (30) Days of Completion or abandonment.  Where data to be provided under this Article is available in digital format, it will also be provided to Petrotrin in that format at no cost to Petrotrin.

10.5                        Reporting Discovery of Mineral Substances

Whenever Operator shall find in the Contract Area any mineral substance other than Hydrocarbons or substances which are produced in association with Hydrocarbons, Operator shall report such discovery in Writing, to the Parties within thirty (30) Days with full particulars as to the nature and position of each find.

10.6                        Preservation of Samples

(a)                                  Operator shall correctly label and preserve in Trinidad for a period of one hundred and eighty (180) Days, unless otherwise agreed, for reference and testing, representative specimens from samples taken ‘ of the strata, Hydrocarbons, water or other minerals encountered in any borehole or well in the Contract Area. Operator shall be required to deliver to Petrotrin up to two (2) such specimens at no cost to Petrotrin.  Operator shall retain one (1) representative specimen each from such samples in Trinidad for the period described above.  Not earlier than the expiration of the one hundred and eighty (180) Day period, Operator shall give Notice before the disposal of any such specimens or samples held in pursuant to this Article.  Where no reply in Writing to such Notice has been given by Petrotrin within thirty (30) Days or receipt of such notification, consent to such disposal shall be deemed given.

(b)                                 If such sample is a full-hole, core, then such full-hole core shall be made available to Petrotrin for its retention at no cost to Petrotrin.  Provided however, that Canadian Superior shall upon giving reasonable Notice to Petrotrin have access to view such core at a time convenient to Petrotrin.

10.7                        Reports of Samples

So far as it shall not be reasonably practical to preserve these samples as aforesaid, Operator shall make and preserve reports containing full descriptions or analyses of such samples.  Copies of these reports are to be furnished to Petrotrin at no cost to Petrotrin.

ARTICLE 11

SECONDEES AND EMPLOYMENT

11.1                        Petrotrin Secondees and Trainees

(a)                                  With effect from three (3) Calendar months after the Effective Date and continuing during each month that the Minimum Work Obligations are being conducted.

(i)                                     Petrotrin shall be entitled to have its personnel involved with Canadian Superior in all aspects of the Minimum Work Obligations and the Joint Operations detailed in the Work Programme and Budget submitted by Canadian Superior.

(ii)                                  In order to improve the effectiveness of the conduct of the Minimum Work Obligations, Joint Operations and to assist Petrotrin in improving its technological capabilities, Petrotrin shall have the right to nominate at least one geoscientist to be seconded to work in any location in which the technical evaluations and the like are being conducted, on terms and conditions to be agreed between the Parties.

(iii)                               If Petrotrin is unable to avail itself of permitting a Petrotrin geoscientist to be seconded as provided in Article 11.1(a)(ii) then during each Calendar month of the Minimum Work Obligations that Petrotrin does not have a geoscientist Secondee, Canadian Superior agrees to remit United States Dollars [*] to Petrotrin.  The Parties agree that payment by Canadian Superior to Petrotrin under this Article 11.1(a)(iii) shall be made at the end of every four (4) Calendar months.

(iv)                              All amounts remitted by Canadian Superior to Petrotrin under Article 11.1(a)(iii) above shall be utilised for training of Petrotrin personnel in technical, professional and other fields associated with the Hydrocarbon industry.  Such training shall include but not be limited to, in house courses, foreign courses, foreign company programmes as well as granting of scholarships to Petrotrin personnel and nationals of Trinidad. Petrotrin shall determine the manner in which these monies are utilised.

(v)                                 All costs attributable to the participation of Petrotrin’s Secondees during each Calendar month of the Minimum Work Obligation shall be for the sole account of Canadian Superior.  The Secondment costs shall include but not be limited to the Secondee’s salaries and benefits being paid by Petrotrin for such personnel immediately prior to such secondments including any increases due to promotion and bargaining unit agreements together with necessary and reasonable travel and living expenses outside of Trinidad for the Secondee and his accompanying immediate family members.  These costs shall be paid by Petrotrin and invoiced to Canadian Superior.

(b)                                 Canadian Superior shall take all reasonable precautions and comply with all instructions issued by any lawful Government authority from time to time that are reasonably necessary for securing the health, safety and welfare of individuals employed for the purpose of carrying out the Minimum Work Obligations.

ARTICLE 12

BREACH AND TERMINATION

12.1 Material Breach

(b)                                 If Canadian Superior fails in a material respect to fulfil the Minimum Work Obligations, or fails to promptly pay applicable Minimum Payments, fees, taxes and Royalties to the Government or Ministry of Energy or if applicable to Petrotrin the Petrotrin Royalty within thirty (30) Days of the required period, or commits some other material breach- of this Agreement, Petrotrin shall be entitled (at its option) to terminate this Agreement as hereafter provided.

(c)                                  If Petrotrin commits, a material breach of this Agreement, Canadian Superior shall be entitled (at its option) to terminate this Agreement as hereinafter provided.

(c)                                  The following provisions relating to material breach in Articles 12.1(a) and (b) shall apply to both Parties:

(i)                                     where there is a material breach of any term of this Agreement the innocent Party shall give Notice to the offending Party indicating the nature of the breach and requiring that steps be taken to remedy the same within a reasonable time and commencing not less than thirty (30) Days from the receipt of such Notice;

(ii)                                  if steps to remedy the material breach have not been commenced after the expiration of the time specified in the Notice referred to in Article 12.1(c)(i) above or such steps have commenced but the material breach has not been remedied within a reasonable time then, in each case the innocent Party may at its option terminate this Agreement and the other Contracts without prejudice to its right to seek any other remedy available to it; provided that where there is a dispute between the Parties as to whether there is a material breach or whether such steps to remedy the breach have been commenced or commenced within the time specified in Article 12.1(c)(i) or whether the material breach has been remedied within a reasonable time, any such matter may be referred to arbitration under Article 19 of the Joint Operating Agreement, in which case the innocent Party shall not be entitled to terminate this Agreement until the matter has been determined by arbitration and the defaulting Party has failed, within thirty (30) Days of such determination, to remedy the material breach or breaches;

(iii)                               the innocent Party shall be entitled to such damages for breach of any obligations under this Agreement and/or to be indemnified against all actions, claims, demands, loss or damage, costs or liabilities made, suffered or incurred as provided for in this Agreement, as determined in each case by the arbitrator(s) and to such further or other relief as may be awarded by the arbitrator(s); and

(iv)                              either Party shall also be entitled (without prejudice to its right to termination) to refer any breach of any obligations under this Agreement (including a material breach) for redress as determined by arbitration (such redress to include, but not be limited to, specific performance of the obligations under this Agreement and any damages, indemnities, costs, expenses and other relief).

(d)                                 This Agreement may also be terminated:

(i)                                     by mutual agreement at any lime after completion of the Minimum Work Obligations during the Exploration Period;

(ii)                                  by thirty (30) Days Notice at the option of the innocent Party:

(a)                                  if either Party hereto has a receiver appointed over all or any of its assets, passes a resolution to be wound up (other than by way of a member’s voluntary winding up for the purpose of reconstruction), has an order for its winding up made by a court in Trinidad in a petition for its winding up, or makes any arrangement or composition with its creditors;

(b)                                 upon failure by a Party to pay any sum which may have been awarded against it or to perform and discharge any other award made against it in arbitration proceedings as provided for herein; or

(iii)                               as otherwise provided for in this Agreement.

12.2                        Termination by Mutual Agreement.

Where this Agreement is terminated by mutual agreement:

(a)                                  all privileges and powers conferred upon Canadian Superior by this Agreement and the other Contracts and all rights and privileges held by it for the purpose of carrying out Joint Operations under this Agreement and the other Contracts shall terminate and/or be reassigned. Such termination shall not affect any obligations or liabilities that may have been incurred prior to such termination;

(d)                                 the assets and liabilities of the Parties acquired under this Agreement (excluding Hydrocarbons in strata) shall be apportioned in accordance with each Party’s Participating Interest, except that Petrotrin shall have no liability for any costs, expenses or damages resulting from any act or omission done in the execution of or in pursuance of the Minimum Work Obligations;

(e)                                  subject to paragraph (b) above and Section 16 of the Act, except as otherwise agreed the tangible assets of the Joint Property shall be disposed of and the proceeds divided among the Parties in proportion to their Participating Interests after taking into account any outstanding obligations or liabilities which may have been incurred prior to such termination; and

(f)                                    such termination shall not affect any obligations or liabilities that may have been incurred prior to such termination and this Agreement and the other Contracts shall remain in full force and effect with regard to such obligations or liabilities until they are discharged in full.

12.3                        Termination for Petrotrin Default

Where Canadian Superior has a right to terminate this Agreement as a result of Petrotrin’s default:

(a)                                  Canadian Superior shall be entitled, at its option, in lieu of such termination, to seek an order for specific, performance, either before the courts of Trinidad or in arbitration proceedings, subject to such terms and conditions as may be awarded by such courts or determined by the arbitrator(s);

(b)                                 Canadian Superior shall also be entitled, at its option, to’ damages for breach of contract as is determined by the arbitrator(s) in addition to or in substitutions for the order for specific performance; and

(c)                                  Canadian Superior shall also be entitled to such further or other relief and costs as may be awarded by the arbitrators) or the courts of Trinidad, as the case may be.

12.4                        Termination for Canadian Superior Default.

Where Petrotrin has a right to terminate this Agreement as a result of Canadian Superior’s default:

(a)                                  Petrotrin shall be entitled, at its option, in lieu of such termination, to seek an order for specific performance, either before the courts of Trinidad or in arbitration proceedings, subject to such terms and conditions as maybe awarded by such courts or determined by the arbitrator(s);

(b)                                 at its option, Petrotrin shall be entitled to terminate all rights, licences, privileges and powers conferred upon Canadian Superior by this Agreement and all rights and privileges held for the purpose of carrying out Joint Operations under this Agreement;

(c)                                  Petrotrin shall be entitled to such damages for breach of contract as determined by the arbitrator(s) in addition to or in substitution for the order of specific performance as set out in paragraph b above; and

(d)                                 Petrotrin shall also be entitled to such further or other relief as may be awarded by the arbitrator(s) or the courts of Trinidad, as the case may be.

123                           Prior Obligations

Whether this Agreement is terminated by mutual agreement, as a result of Petrotrin’ s default, or as a result of Canadian Superior’s default pursuant to Articles 12.2, 12.3 or 12.4 respectively hereof, such termination shall not affect any obligations, liabilities or indemnities that may have accrued prior to such termination and this Agreement and the remaining Contracts shall, in each case; remain-in full force and effect with regard to such obligations, liabilities of indemnities until they are discharged in full.

ARTICLE 13

ASSIGNMENT

13.1                        Assignment by Canadian Superior

Canadian Superior shall be entitled to assign all or any portion of its rights, benefits and obligations hereunder to one or more Third Parties with the consent of Petrotrin, such consent not to be unreasonably withheld or delayed.

13.2                        Assignment by Petrotrin

Petrotrin shall be entitled to assign all or any portion of its rights, benefits and obligations hereunder to one or more Third Parties without the consent of Canadian Superior provided always that any assignment by Petrotrin of its interest in this Agreement or the other Contracts shall not prejudice the rights of Canadian Superior under this Agreement or the other Contracts.

13.3 Assignment to Affiliates

Notwithstanding Articles 13.1 and 13.2 of this Agreement, Canadian Superior and Petrotrin shall be entitled to assign all or any portion of their respective rights, benefits and obligations hereunder to any of their respective Affiliates without the consent of the other Party hereto.

13.4                        Assignment of a portion of a Party’s Participating Interest

In the event of an assignment by Canadian Superior of a portion of its rights, benefits and obligations hereunder to one or more Third Parties (such that the rights, benefits and obligations under this Agreement which are, as of the date of execution of this Agreement, held solely by Canadian Superior are, following such assignment, held by Canadian Superior and one or more Third Parties):

(a)                                  all Notices and other information to be provided to Canadian Superior hereunder shall be provided individually to Canadian Superior and each such Third Party assignee; and

(b)                                 subject to any rights of conversion provided for hereunder, the rights, benefits and obligations of Canadian Superior and. all such Third Party assignees shall be several and not joint or collective, and shall accrue proportionately to each of them in accordance with that portion of the Participating Interest held by each of them following such assignment(s).

ARTICLE 14

ACCESS TO PIPELINES

Petrotrin shall provide to Canadian Superior on a reasonable and economic basis access to any pipelines used to transport Hydrocarbon substances that may be reasonably re

ARTICLE 15

JOINT OPERATING AGREEMENT

15.1                        Application of the Joint Operating Agreement Prior to Completion of the Minimum Work Obligations

Prior to completion of the Minimum Work Obligations, the following Articles of the Joint Operation Agreement shall also apply to this Agreement, mutatis mutandis:

Article 1                                                   Definitions (to the extent required for the interpretation of the relevant provisions of the Joint Operating Agreement adopted by this Article).

Article 4                                                   Operator

Article 5                                                   Operating Committee

Article 6                                                   Work Programme and Budget

Article 9                                                   Disposition of Production

Article 10                                             Abandonment of Wells

Article 13                                             Transfer of Interests or . Rights and Changes in Control

Article 15                                             Relationship of Parties and Tax

Article 16                                             Confidentiality

Article 18                                             Notices

Article 19                                             Applicable Law and Dispute Resolution

Article 20                                             General Provisions

Subject to Article 15.2 herein, if any Exclusive Operations are proposed by a Party during the Exploration Period, then Article 7 of the Joint Operating Agreement shall also apply.

15.2.                     Joint Exploration Operations Under Joint Operating Agreement During Exploration Period

A Party may propose the drilling of an Exploration Well as a Joint Operation during the Exploration Period only if all of the Minimum Work Obligations have been completed.

15.3                        Application of Agreement After Completion of the Minimum Work Obligations

After the completion of the Minimum Work Obligations, the Joint Operating Agreement shall govern Joint Operations of the Parties, but all provisions of this Agreement which pertain or are otherwise necessary for a Parry to maintain title to its Participating Interest hereunder (subject at all times, with respect to Petrotrin’s Participating Interest, to the possible application of Article 7) shall continue to apply in respect of matters of title.  In addition, and without limiting the generality of the foregoing, the following Articles of this Agreement shall also continue to apply:

Article 2                                                   Participating Interests / Earned Interests;

Article 5                                                   State Royalties/ State Licence Fees/ Petrotrin’s Royalties;

Article 6.3                                          General Indemnity

Article 6.4                                          Environmental Indemnity

Article 7                                                   Conversion Option

Article .8                                                Covenants

Article 10                                             Data Records

Article 12                                             Breach and Termination

Article 13                                             Assignment

Article 14                                             Access to Pipelines

15.4                        Conflict Between This Agreement and Joint Operating Agreement

a)                                      If there is a conflict between the provisions of this Agreement and the Joint Operating Agreement, then during the Exploration Period this shall prevail and in the event of such conflict thereafter, the Joint Operating Agreement shall prevail.

(b)                                 Where this Agreement and the Joint Operating Agreement both contain a provision requiring performance of a similar obligation,’ in whole or in part, performance of such obligation under one agreement shall also constitute performance under the other, and in the case partial duplication, to the extent of the duplication.

ARTICLE- 16

GENERAL PROVISIONS

16.1                        Interpretation In this Agreement, unless the context otherwise requires:

(a)                                  words importing the singular shall include the plural and vice versa and words importing one gender shall include the other gender;

(b)                                 a reference to a particular statute of Trinidad shall include any amendments thereto and any re-enactment or replacement thereof for the time being in force as well as any subsidiary legislation made under such statute;

(c)                                  the inclusion of headings and a table of contents are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement or to in any way qualify, modify or explain the effect of any such provisions;

(d)                                 references to an Article, Section or Schedule are references to an Article, Section, or Schedule, as the case may be, in this Agreement;

(e)                                  where a period of time is specified, dated or calculated from a date or event, the period shall be calculated excluding such date or the date on which such event occurs, as the case may be; and

(f)                                    time shall be of the essence.

16.2                        Counterpart Execution

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.3                        Entire Agreement

This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior oral or written agreements and understandings of the Parties including without limitation the Confidentiality Agreement between the Parties dated effective July 26, 2002 and the Letters dated April 9, 2003 and September 18, 2003.

16.4                        Further Assurances

Each Party shall do all such things and execute and deliver all such further instruments as the other Parties may reasonably request to give effect to and implement this Agreement.

16.5                        Enurement

This Agreement is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

16.6                        Amendments

All amendments to this Agreement shall be made in a Written instrument signed by both Parties.

IN WITNESS of their agreement each Party has caused its duly authorised representative or representatives to sign this Agreement on the date indicated below the signature of such representative(s).

PETROLEUM COMPANY OF TRINIDAD AND TOBAGO LIMITED

By:

Title:

Date:

In the present of:

CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD.

By:

Title:

Date:

Schedule III

to Farmout Agreement, Mayaro—Guayaguayare Bay Block

Offshore Trinidad

Minimum Work Obligations

(a)                                  Not later than the first anniversary of the Effective Date, Canadian Superior ..shall;

(1)                                  complete the reprocessing of the existing 2D seismic data as detailed in. Canadian Superior’s bid dated October 31 2002 in the document entitled “Technical Portion of Bid” under the heading “Geophysical”;

(2)                                  complete a technical study of the Contract Area; and

(3)                                  in consultation with Petrotrin’s HS &E Manager complete the Health, Safety and Environment Plan and an environmental protection plan which plans shall include Petrotrin’s Occupational Safety and Health Policy and Environmental Policy and shall cover all activities to be conducted by the Parties during the Exploration Period as detailed in Canadian Superior’s bid dated October 31 2002 in the document entitled “Technical Portion of Bid” under the heading “Environmental Plan”.

(b)                                 Not later than [*] Calendar months from the Effective Date, Canadian Superior shall acquire, process and interpret a minimum of [*] of hazard survey and [*] of full fold 3-D seismic.

(c)                                  Not later than [*] Calendar months from the Effective Date, Canadian Superior shall drill, Complete, Test, plug and abandon one Exploration Well to a minimum depth of [*] subsea.

(d)                                 Not later than [*] Calendar months from the Effective Date, Canadian Superior shall drill, Complete, Test, plug and abandon one Exploration Well to a minimum depth of [*] subsea.

(e)                                  In respect of the Exploration Wells referred to in (c) and (d) above Canadian Superior shall Complete and Test appropriate to well conditions and zone potentials in accordance with good industry practices.

Schedule IV

To Farmout Agreement, Mayaro-Guagyaguaryare Bay Block

Offshore Trinidad

Royalty Schedule

Production in BOE per day from the Mayaro Guayaguayare Bay Marine Licences	Applicable Overriding Royalty Payable to Petrotrin

Less than 5,000	[*]
5,000 to 8,999	[*]
9,000 to 10,999	[*]
11,000 to 12,999	[*]
13,000 to 14,999	[*]
15,000 to 16,999	[*]
17,000 to 18,999	[*]
19,000 to 20,999	[*]
21,000 to 22,999	[*]
23,000 to 24,999	[*]
25,000 and greater	[*]

BOE represents barrel of oil equivalent and in the case of natural gas the conversion of production of natural gas to BOE is calculated such that for every six thousand cubic feet of natural gas the equivalent is on BOE.

Provisional Map Showing the Mayaro – Guayaguayare Bay Licences

Schedule “C”

Joint Operating Agreement

JOINT OPERATING AGREEMENT

BETWEEN

PETROLEUM COMPANY OF TRINIDAD

AND TOBAGO LIMITED

AND

CANADIAN SUPERIOR TRINIDAD

AND TOBAGO LTD.

FOR

MAYARO-GUAYAGUAYARE BAY BLOCK

OFFSHORE TRINIDAD

i

6.7	Authorisation for Expenditure Procedure	42
6.8	Over Expenditures of Work Programme and Budgets	43
ARTICLE 7	OPERATIONS BY LESS THAN ALL PARTIES	43
7.1	Limitation on Applicability	43
7.2	Procedure to Propose Exclusive Operations	44
7.3	Responsibility for Exclusive Operations	46
7.4	Consequences of Exclusive Operations	47
7.5	Cost to Participate in Exclusive Operations	49
7.6	Order of Preference of Operations	50
7.7	Stand By Costs	52
7.8	Special Considerations Regarding Deepening and Sidetracking	53
7.9	Use of Property	53
7.10	Lost Production During Tie In of Exclusive Operation Facilities	55
7.11	Conduct of Exclusive Operations	55
ARTICLE 8	DEFAULT	57
8.1	Default and Notice	57
8.2	Operating Committee Meetings and Data	57
8.3	Allocation of Defaulted Accounts	58
8.4	Remedies	59
8.5	Survival	63
8.6	No Right of Set Off	63
ARTICLE 9	DISPOSITION OF PRODUCTION	64
9.1	Right and Obligation to Take in Kind	64
9.2	Disposition of Crude Oil	64
9.3	Disposition of Natural Gas	64
9.4	Right of First Offer	64
ARTICLE 10	ABANDONMENT OF WELLS	65
10.1	Abandonment of Wells Drilled as Joint Operations	65
10.2	Abandonment of Exclusive Operations	66
10.3	Abandonment of Minimum Work Obligation Wells	66
ARTICLE 11	SURRENDER / RELINQUISHMENT	66
11.1	Surrender / Relinquishment	66
ARTICLE 12	ENVIRONMENTAL AUDIT	67
12.1	Environmental Audit	67
ARTICLE 13	TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL	67
13.1	Obligations	67
13.2	Transfer	68
13.3	Change in Control	71
ARTICLE 14	WITHDRAWAL FROM AGREEMENT	72
14.1	Right of Withdrawal	72
14.1	Right of Withdrawal	72
14.2	Withdrawal by Some or All Parties	73
14.3	Rights of Withdrawing Party	73
14.4	Obligations and Liabilities of a Withdrawing Party	74
14.5	Emergency	75

ii

14.6	Assignment	75
14.7	Approvals	75
14.8	Security	76
14.9	Withdrawal or Abandonment by all Parties	76
14.10	Conversion of Participating Interest	76
ARTICLE 15	RELATIONSHIP OF PARTIES AND TAX	76
15.1	Relationship of Parties	76
15.2	Tax	77
ARTICLE 16	CONFIDENTIALITY	77
16.1	Venture Information	77
16.2	Confidentiality	78
16.3	Petrotrin’s Confidentiality	79
16.4	Continuing Obligations	79
16.5	Trades	79
ARTICLE 17	FORCE MAJEURE	80
17.1	Obligations	80
17.2	Definition of Force Majeure	80
17.3	Six Month Force Majeure	80
ARTICLE 18	NOTICES	80
ARTICLE 19	APPLICABLE LAW — DISPUTE RESOLUTION	81
19.1	Applicable Law	81
19.2	Dispute Resolution	81
19.3	Expert Determination	84
19.4	Waiver of Sovereign Immunity	84
ARTICLE 20	GENERAL PROVISIONS	85
20.1	Conduct of the Parties	85
20.2	Conflicts of Interest	85
20.3	Public Announcements	86
20.4	Successors and Assigns	86
20.5	Waiver	87
20.6	No Third Party Beneficiaries	87
20.7	Joint Preparation	87
20.8	Severance of Invalid Provisions	87
20.9	Modifications	87
20.10	Interpretation	87
20.11	Counterpart Execution	88
20.12	Entirety	88

iii

THIS AGREEMENT is made as of the Effective Date between PETROLEUM COMPANY OF TRINIDAD AND TOBAGO LIMITED, a Company duly incorporated in Trinidad and Tobago under the Companies Ordinance, Chapter 31 No. 1 and continued under the Companies Act Chap. 81:01 of the Laws of Trinidad and Tobago with its registered office at Petroleum Company of Trinidad and Tobago Administration Building, Southern Main Road, Pointe-á-Pierre, Trinidad in the Republic of Trinidad and Tobago (hereinafter called “Petrotrin,” which expression shall include its successors and permitted assigns) of the One Part, and CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD., a corporation duly incorporated under the Business Corporations Act of the Province of Alberta, with its head office at 3300, 400 — 3rd Avenue SW, Calgary, Alberta, Canada, 4H2 5C5, and registered as an external company in Trinidad and Tobago under the Companies Act, Chap. 81:01 with its principal Office in Trinidad and Tobago, situate at Nos. 48-50 Sackville Street, Port-of-Spain, Trinidad (hereinafter called “Canadian Superior” which expression shall include its successors and permitted assigns) of the Other Part.

WHEREAS:

All capitalised words used in these recitals A, B and C shall have the meaning given to them as stated in Article 1 herein.

A.                                   As of the Effective Date Petrotrin and Canadian Superior hold a State Licence and are entitled to explore for, win and get Hydrocarbons from the Contract Area.

B.                                     The Parties desire to define their respective rights and obligations with respect to their operations under the Contracts and in this regard have agreed to enter into this Joint Operating Agreement.

C.                                     Contemporaneously with this Joint Operating Agreement the Parties have executed the Farmout Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1.                              “Accounting Procedure” means the rules, provisions and conditions contained in Exhibit A.

1.2.                              “Act” means the Petroleum Act, Chapter 62:01 of the Laws of Trinidad and any amendments thereto or re-enactments thereof from time to time in force and any regulations and orders made thereunder from time to time.

1.3.                              “AFE” means an authorization for expenditure pursuant to Article 6.7.

1.4.                              “Affiliate” means a subsidiary company, a parent company, or a sister company of or to a Party hereto.  For the purposes of the foregoing definition:

(a)                                  a parent company is a company that Controls a Party hereto;

(b)                                 a sister company is a company that is Controlled by the same parent company as a Party hereto; and

(c)                                  a subsidiary company is a company Controlled by a Party hereto, a parent company or a sister company.

For the purposes of this definition “Control” means that a company owns at least [*] of share capital either directly or through other companies which confers upon a majority of the votes at the shareholder’s meetings of a company which is controlled or which has a common majority shareholder.

1.5.                              “Agreed Interest Rate” means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank offered rate (LIBOR rate) for U.S. dollar deposits, as published by The Wall Street Journal or if not published, then by the Financial Times of London, plus two percent (2%), applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.  If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.6.                              “Agreement” means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in Writing by the Parties.

1.7.                              “Appraisal Well” has the meaning ascribed to it in the Farmout Agreement.

1.8.                              “Barrel” means a quantity consisting of forty-two (42) United States gallons, corrected to a temperature of sixty (60°) degrees Fahrenheit under one (1) atmosphere of pressure.

1.9.                              “Business Day” means a Day on which the banks in Trinidad are customarily open for business.

1.10.                        “Calendar Year” means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.11.                        “Commercial Discovery” and “Declaration of Commerciality” each has the meaning ascribed to it in the Farmout Agreement.

1.12.                        “Completion” has the meaning ascribed to it in the Farmout Agreement.

1.13.                        “Consenting Party” means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.14.                        “Consequential Loss/Damage(s)” means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages or (v) other indirect damages or losses, whether or not caused (directly or indirectly) by, arising from or similar to the foregoing.

1.15.                        “Contracts” means, collectively, the Farmout Agreement, this Joint Operating Agreement and the State Licence, and includes any extension, renewal or amendment thereof which is agreed to by the Parties and approved by the Government where such approval is necessary.

1.16.                        “Contract Area” has the meaning ascribed to it in the Farmout Agreement.

1.17.                        “Control” means the ownership directly or indirectly of more than fifty (50) percent of the voting rights in a legal entity.

1.18.                        “Crude or Crude Oil” means all hydrocarbons in a liquid state (other than NGLs) at sixty degrees (60°) Fahrenheit and 14.7 pounds per square inch absolute pressure the rights to which are granted by the State Licence.

1.19.                        “Date of Declaration of Commercial Discovery” has the meaning ascribed to it in the Farmout Agreement.

1.20.                        “Day” means a calendar day.

1.21.                        “Deepening” means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required) and approved by the Minister, whichever is the deeper.

1.22.                        “Development and Production Costs” means those capital and non-capital costs of all operations conducted in accordance with a Development Plan to facilitate the extraction, production and sale of Hydrocarbons and all other expenses related to the development of the Contract Area or part thereof, including but not limited to overhead expenses made in respect of the development of the Contract Area.

1.23.                        “Development Operation” means an operation conducted for the purposes of obtaining production of Hydrocarbons from the Contract Area, including, but not limited to, the drilling of Development Wells and the design and construction of all necessary Project Facilities.

1.24.                        “Development Plan” has the meaning ascribed to it in the Farmout Agreement.

1.25.                        “Development Well” has the meaning ascribed to it in the Farmout Agreement.

1.26.                        “Discovery” means the discovery of an accumulation of Hydrocarbons in the Contract Area whose existence until that moment was unproven by drilling.

1.27.                        “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with the Farmout Agreement and/or this Agreement or the operations carried out thereunder, including any Dispute involving the construction, validity, interpretation, enforceability or breach of the Farmout Agreement and/or this Agreement.

1.28.                        “Effective Date” means [*].

1.29.                        “Entitlement” means that quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of the Contracts, as such rights and obligations may be adjusted by the terms of any other agreement(s) entered into pursuant to Article 9.

1.30.                        “Environment” has the meaning ascribed to it in the Farmout Agreement.

1.31.                        “Environmental Auditor” means an independent environmental auditor chosen by mutual agreement of the Parties to conduct the Exit Audit.

1.32.                        “Environmental Law” means any applicable (which expression herein includes, without limitation, any statute, subordinate legislation, common law and doctrines of equity) of Trinidad intended to protect or preserve, or which pertains to, the Environment and any applicable law of Trinidad relating to the storage, handling, transportation, use, spill, release, emission, disposal or recycling of any toxic or hazardous substance.

1.33.                        “Environmental Liabilities” has the meaning ascribed to it in the Farmout Agreement.

1.34.                        “Environmental Loss” means any loss, damages, costs, expenses, or liabilities (other than Consequential Loss) caused by (i) a discharge of Hydrocarbons, pollutants or other contaminants into or unto any medium (such as land, surface, water, ground water and/or air) or (ii) any activity which affects the Environment, arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.35.                        “Equipping” means the installation of such equipment as is required to produce Hydrocarbons from a Completed well, including without restricting the generality of the foregoing, a pump (or other artificial lift equipment), and, if necessary, a heater, dehydrator, flow-line, production tankage or other wellsite facility for the initial treatment of Hydrocarbons produced from a completed well to prepare such production for transportation to market.

1.36.                        “Exclusive Operation(s)” means those operations and activities carried out pursuant to Article 7 of this Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.37.                        “Exclusive Well” means a well drilled pursuant to an Exclusive Operation.

1.38.                        “Exit Audit” has the meaning ascribed to it in Article 12.1.

1.39.                        “Exploitation Period” means any and all periods of extraction and Production of Hydrocarbons from a Field as permitted under the terms of the State Licence.

1.40.                        “Exploration Operation” means the obtaining, processing and assessment of any G & G Data in relation to the Contract Area and/or the drilling of one or more Exploration Wells or Appraisal Wells with respect to any Zone(s) within the Contract Area in which no Discovery has yet been made.

1.41.                        “Exploration Period” has the meaning ascribed to it in the Farmout Agreement.

1.42.                        “Exploration Well” has the meaning ascribed to it in the Farmout Agreement.

1.43.                        “Farmout Agreement” means the Farmout Agreement dated •, 2004 between the Parties.

1.44.                        “Field” has the meaning ascribed to it in the Farmout Agreement.

1.45.                        “Force Majeure” has the meaning given to it in the Act.

1.46.                        “Fiscal Year” means a period of twelve (12) months commencing with October 1st and ending on the following September 30th, according to the Gregorian calendar.

1.47.                        “G & G Data” means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

1.48.                        “Government” means the Government of Trinidad or any Ministry, department, competent authority or agency thereof, other than Petrotrin.

1.49.                        “Gross Negligence/Willful Misconduct” means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.50.                        “HSE Plan” means a health, safety and environmental plan developed by Operator in accordance with Article 4.12 and in consultation with the HSE Manager(s) of any and all Non-Operators.

1.51.                        “Hydrocarbon(s)” means all petroleum substances, the rights to which are granted by the State Licence, including Crude Oil, Natural Gas and NGLs.

1.52.                        “Information-Only Notice” means a Written notice delivered by a Party to the other Party or Parties hereto pursuant to a requirement set out herein for the delivery of such notice, providing the receiving Party with the type of information identified in such requirement, in a reasonably detailed manner, for the sole purpose of informing or advising the receiving Party of the information contained in such notice and not for any other purpose.

1.53.                        “Joint Account” means an account for the joint benefit and obligation of all of the Parties, and includes any accounts established and maintained by the Operator to record all receipts and disbursements relating to Joint Operations.

1.54.                        “Joint Operation(s)” means any Petroleum Operations carried out by the Operator pursuant to the Contracts, the costs of which are for the Joint Account.  For greater certainty, all Petroleum Operations undertaken by Canadian Superior in fulfilling the Minimum Work Obligations shall not constitute Joint Operations.

1.55.                        “Joint Property” means, at any point in time, all wells, facilities, equipment, materials, information, funds and property (other than Hydrocarbons) held for use in Joint Operations.

1.56.                        “Laws/Regulations” means those applicable laws, statutes, rules and regulations governing any or all activities under the Contracts.

1.57.                        “Minimum Work Obligations” has the meaning ascribed to it in the Farmout Agreement.

1.58.                        “Minister” has the meaning ascribed to it in the Farmout Agreement.

1.59.                        “Ministry/Ministry of Energy” has the meaning ascribed to it in the Farmout Agreement.

1.60.                        “Natural Gas” means all hydrocarbons in a gaseous state at sixty degrees (60°) Fahrenheit and at 14.7 pounds per square inch absolute pressure, (including wet gas, dry gas and residue gas), the rights to which are granted by the State Licence.

1.61.                        “NGLs” means, all naturally occurring gaseous hydrocarbons (including ethane, propane, butane or condensate) that are initially components of Natural Gas and may be extracted in a liquid state at a processing facility.

1.62.                        “Non-Consenting Party” means any Party who elects not to participate in an Exclusive Operation.

1.63.                        “Non-Operator” means each Party to this Agreement other than Operator.

1.64.                        “Operating Committee” means the committee constituted in accordance with Article 5.

1.65.                        “Operator” means a Party to this Agreement designated as such in accordance with Article 4 or 7.11(F) and includes any successor Operator appointed in accordance with the provisions hereof.

1.66.                        “Overriding Royalty” has the meaning ascribed to it in the Farmout Agreement.

1.67.                        “Participating Interest” means, for a Joint Operation, the undivided interest of a Party in the rights and obligations of that Party in such Joint Operation as derived from the Parties’ interest in the Contracts, and for an Exclusive Operation means such undivided interest as is determined pursuant to Article 7, in either case expressed as a percentage of the total interests of all Parties participating in such Joint Operation or Exclusive Operation, as applicable.

1.68.                        “Party” means either Canadian Superior or Petrotrin, and “Parties” means both Canadian Superior and Petrotrin, and includes the respective successors and permitted assigns of each.

1.69.                        “Person(s)” has the meaning ascribed to it in the Farmout Agreement.

1.70.                        “Petroleum Operations” has the meaning ascribed to it in the Farmout Agreement.

1.71.                        “Plugging Back” means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

1.72.                        “Production Operations” means the operation of flowing Hydrocarbons from a Zone to the surface for a purpose other than Testing.

1.73.                        “Project Facilities” means those real and personal properties, assets and undertakings used in conjunction with the production of Hydrocarbons under a Development Plan, the ownership, leasing or other acquisition costs of which are for the Joint Account.

1.74.                        “Public Petroleum Rights” has the meaning given to the term “public petroleum rights” in the Act.

1.75.                        “Recompletion” means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

1.76.                        “Reserves” has the meaning ascribed to it in the Farmout Agreement.

1.77.                        “Reworking” means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore.  Such operations include well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

1.78.                        “Secondee” means an individual employed and designated by a Non-Operator and seconded to the Operator under a secondment agreement and entered into between the Operator and such Non-Operator.

1.79.                        “Security” means any one or more of (i) a guarantee or standby letter of credit issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) a corporate guarantee; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided, however, that the bank, surety or corporation issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a credit rating indicating it has a sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

1.80.                        “Senior Supervising Personnel” means, with respect to a Party, any individual who functions as its senior resident manager who directs all operations and activities of such Party in the country or region in which he is resident, and any manager who directly reports to such senior resident manager in such country or region.

1.81.                        “Sidetracking” means plugging back, the directional control and intentional deviation of an existing well so as to’ change the original bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.

1.82.                        “State Licence” has the meaning ascribed to it in the Farmout Agreement.

1.83.                        “Testing” has the meaning ascribed to it in the Farmout Agreement.

1.84.                        “Trinidad” means the Republic of Trinidad and Tobago.

1.85.                        “Urgent Operational Matters” has the meaning ascribed to it in Article 5.12(A)(1).

1.86.                        “Work Programme and Budget” means an annual schedule of activities, costs and production levels for Joint Operations and the budget therefor as described and approved in accordance with Article 6.

1.87.                        “Writing” or “Written” means a document delivered by registered mail, by prepaid courier delivery service, by facsimile transmission or by hand.

1.88.                        “Zone” has the meaning ascribed to it in the Farmout Agreement.

ARTICLE 2
EFFECTIVE DATE AND TERM

2.1          Effective Date and Term

This Agreement shall have effect from the Effective Date and shall continue in effect until the following occur in accordance with the terms of this Agreement: this Agreement terminates; all materials, equipment, and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed in accordance with the provisions of the Act; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made.  Notwithstanding the preceding sentence: (i) Article 10 shall remain in effect until all abandonment obligations under the Contracts have been satisfied; and (ii) Article 4.5, Article 8, Article 15.2, Article 18 and the indemnity obligation under Article 19.1(A) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved.  Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to the effective time of such termination.

ARTICLE 3
SCOPE

3.1          Scope

(A)                              The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations carried out in the Contract Area under the Contracts, including without limitation the exploration, appraisal, development, production and disposition of Hydrocarbons from the Contract Area, and the abandonment of any wells and decommissioning of any facilities.

(B)                                For greater certainty, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)                                  construction, operation, ownership, maintenance, repair and removal of facilities downstream from the delivery point (as determined under the lifting agreement provided for in Article 9) of the Parties’ Entitlements;

(2)                                  transportation of the Parties’ Entitlements downstream from the delivery point (as determined under the lifting agreement provided for in Article 9);

(3)                                  marketing and sales of Hydrocarbons, except as expressly provided in Article 7.11(E), Article 8.4 and Article 9;

(4)                                  acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitisation with an adjoining contract area under the terms of the Contract); and

(5)                                  exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

3.2          Participating Interest

(A)                              Upon completion by Canadian Superior of the Minimum Work Obligations and any further Exploration Wells pursuant to Article 2.1(g) of the Farmout Agreement, the Participating Interests of the Parties in any Field(s) discovered in which there has been a Declaration of Commerciality shall be as follows:

Petrotrin	30%

Canadian Superior	70%

(B)                                If a Party transfers all or part of its Participating Interest in accordance with the applicable provisions of the Farmout Agreement and this Agreement, the Participating Interests of the Parties shall be revised accordingly.

3.3          Ownership, Obligations and Liabilities

(A)                              Unless otherwise provided in this Agreement and the Farmout Agreement, all the rights and interests in and under the Contracts, all Joint Property, and any Hydrocarbons won and produced from the Contract Area (prior to the determination of a Field) or, after a Field has been determined, from that Field, or any well drilled in the Contract Area, subject to Article 7, by the Parties, shall, subject to the terms of the Contracts, be owned by the Parties in accordance with their respective Participating Interests.

(B)                                Unless otherwise provided in this Agreement, the obligations of the Parties under the Contracts and all liabilities and expenses incurred by Operator in connection with Joint Operations, save and except those operations related to the completion of the Minimum Work Obligations, shall be charged to the Joint Account, and all credits to the Joint Account shall be shared by the Parties in accordance with their respective Participating Interests.

(C)                                Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement.  A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

ARTICLE 4
OPERATOR

4.1          Designation of Operator

(A)                              Canadian Superior is designated as Operator hereunder and agrees to act as such in accordance with this Agreement.

(B)                                In the event that Operator disposes of all of its Participating Interest a successor Operator shall be appointed in accordance with Article 4.11.

4.2          Rights and Duties of Operator

(A)                              Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contracts and shall have exclusive charge of and shall conduct all Joint Operations.  Operator may employ independent contractors and agents (which independent contractors and agents may include an Affiliate of Operator, a Non-Operator or an Affiliate of a Non-Operator) in such Joint Operations.

(B)                                In the conduct of Joint Operations Operator shall:

(1)                                  perform Joint Operations in accordance with the provisions of the Contracts and the decisions of the Operating Committee not in conflict with this Agreement;

(2)                                  conduct all Joint Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3)                                  exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4)                                  subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(5)                                  perform the duties for the Operating Committee as set out in Article 5, and prepare and submit to the Operating Committee proposed Work Programmes and Budgets and (if required) AFEs, as provided in Article 6;

(6)                                  use all reasonable efforts to acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(7)                                  upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Joint Operations with the right to observe all Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(8)                                  undertake to maintain the Contracts in full force and effect in accordance with such good and prudent petroleum industry practices as are generally followed by the international petroleum industry under similar circumstances.  Operator shall promptly pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable endeavours to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(9)                                  pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Contracts and the Laws/ Regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(10)                            carry out the obligations of Operator pursuant to the Contracts, including preparing and furnishing such reports, records and information as may be required pursuant to the Contracts, and the Act;

(11)                            have, in accordance with any decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all meetings and other dealings with the Government with respect to matters arising under the Contracts.  Operator shall notify the other Parties as soon as possible of all such meetings.  To the extent that Operator meets with the Government, prior to the completion of the Minimum Work Obligations, with respect to matters arising under the Contracts, then Operator shall deliver an Information-Only Notice to all Non-Operators within a reasonable time following such meeting containing a brief summary of the matters discussed and/or decisions made by the Government and/or the Operator during such meeting.  Non-Operators shall have the right to attend any and all such meetings with the Government with respect to such matters, but only in the capacity of observers.  Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under the Farmout Agreement or this Agreement, but in such event such Party shall promptly advise the other Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the other Parties any matters discussed to the extent the same involve proprietary information or matters not affecting such other Parties;

(12)                            in accordance with Article 9.3, and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

(13)                            in case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the Environment and property; (ii) after taking all steps required to satisfy its obligations under the foregoing subsection (i), immediately notify the Non-Operators of the occurrence of such event, and (iii) as soon as reasonably practicable, report to the Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(14)                            establish and implement the HSE Plan;

(15)                            include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)                                  establish that such contractors, subcontractors and any third parties can only enforce their contracts against Operator;

(b)                                 permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c)                                  require such contractors to take insurance required by Article 4.7.

4.3          Operator Personnel

(A)                              Operator shall engage or retain only such employees, Secondees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.

(B)                                (1)                                  Subject to the Farmout Agreement and this Agreement, Operator shall determine the number of employees, Secondees, contractors, consultants and agents, the selection of such persons, their hours of work, and (except for Secondees) the compensation to be paid to all such persons in connection with Joint Operations.

(2)                                  Notwithstanding paragraph (1) above, if following the completion of the Minimum Work Obligations (i) the Parties agree to continue Joint Operations in which Petrotrin is a paying partner, (ii) Petrotrin has not elected to convert its Participating Interest to the Overriding Royalty, and (iii) Petrotrin retains a Participating Interest of no less than fifteen (15%) per cent, Petrotrin shall be entitled to request that Operator engage, for the Joint Account, at least one current employee of Petrotrin to occupy a reasonably senior role in connection with the Joint Operations.  Such persons shall be selected by Canadian Superior from a reasonably comprehensive list of Petrotrin employees who are appropriately qualified by education and experience to occupy such position.

(C)                                No Secondment may be implemented except in accordance with paragraphs (1) to (7) below.

(1)                                  Any Party may propose Secondment for a designated purpose related to Joint Operations.  Any proposal for Secondment must include the:

(a)                                  designated purpose and scope of Secondment, including duties, responsibilities, and deliverables;

(b)                                 duration of the Secondment;

(c)                                  number of Secondees and minimum expertise, qualifications and experience required;

(d)                                 work location and position within Operator’s organization of each Secondee; and

(e)                                  estimated costs of the Secondment.

(2)                                  In relation to a proposed Secondment meeting the requirements of Article 4.3(C)(1), Operator shall, as soon as reasonably practicable, approve or reject any Secondment proposed by a Non-Operator, in Operator’s sole discretion.

(3)                                  Any proposal for one or more Secondment positions approved by Operator is subject to: (i) the Operating Committee’s authorization of an appropriate budget for such Secondment positions; and (ii) Non-Operators continuing to make available to Operator Secondees qualified to fulfill the designated purpose and scope of such Secondment.

(4)                                  As to each approved and authorized Secondment position, Operator shall request Non-Operators to nominate, by a specified date, qualified personnel to be the Secondee for such position.  Each Non-Operator has the right (but not the obligation) to nominate for each Secondment position one or more proposed Secondees who such Non-Operator considers reasonably qualified to fulfill the designated purpose and scope of such Secondment.

(5)                                  Following the deadline for submitting nominations, Operator shall consider the expertise and experience of each such nominee in light of the expertise and experience required for the approved and authorized Secondment position, and shall select or reject any nominee in Operator’s sole discretion.

(6)                                  Operator shall have the right to terminate the Secondment for cause in accordance with the secondment agreement provided for under Article 4.3(D).

(7)                                  Although each Secondee shall report to and be directed by Operator, each Secondee shall remain at all times the employee of the Party (or its Affiliate) nominating such Secondee.

(D)                               Any Secondment under this Agreement shall be in accordance with a separate secondment agreement to be negotiated and entered into between Operator and the employer of the Secondee, which agreement shall be consistent with this Article 4.3.

(E)                                 All costs related to Secondment and Secondees that are within the Work Programme and Budget related to such Secondment position shall be charged to the Joint Account.

4.4                               Information Supplied by Operator

(A)                              Where available, Operator shall provide Non-Operators with the following data and reports (to be charged to the Joint Account and in a digitally recorded format, where available) if, as and when such data and reports are produced or compiled from Joint Operations:

(1)                                  copies of all surveys and, if reasonable in the circumstances, all logs within twenty-four hours of receipt of such logs by Operator;

(2)                                  daily drilling reports;

(3)                                  copies of all Tests and core data analysis reports, (including drill stem tests and pressure surveys) and all other technical data surveys (if any);

(4)                                  final well recap report;

(5)                                  copies of plugging reports;

(6)                                  paleontology samples (drill cuttings) and also rock samples obtained from seismic acquisition to be preserved and submitted for analyses;

(7)                                  fifty percent (50%) or more of all full holes cores cut along the long axis obtained from all wells cored;

(8)                                  fifty percent (50%) or more of any representative samples of all sidewall cores remaining after analysis;

(9)                                  palaeontology sample analyses indicating lithologies, faunal assemblages and all geological formations through which the well was drilled;

(10)                            copies of the final processed version and any subsequent reprocessing of all seismic lines and positioning, shot point location base map, observer’s reports, seismic field tapes and final acquisition/processing reports, all geophysical information, including but not limited to seismic, magnetic and gravity data and weekly summaries of seismic activity;

(11)                            engineering studies, development schedules and quarterly progress reports on development projects;

(12)                            field and well performance reports, including reservoir studies and reserve estimates;

(13)                            (i) copies of all material reports relating to Joint Operations or the Contract Area furnished by Operator to the Government; and (ii) other material studies and reports relating to Joint Operations;

(14)                            copies of final interpretations, including but not limited to geological and geophysical maps, seismic and well log cross sections and relevant reports, all as are reasonable in the circumstances;

(15)                            such additional information as a Non-Operator may reasonably request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel.  Only Non-Operators who pay such costs will receive such additional information; and

(16)                            other reports as directed by the Operating Committee.

(B)                                Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 4.4(A)) acquired in the conduct of Joint Operations, which a Non-Operator may reasonably request.  Any Non-Operator may make copies of such other data at its sole expense.

(C)                                Notwithstanding subsections 4.4(A) and (B), Petrotrin shall be entitled to a copy of all data and reports, drill cuttings, cores and reservoir samples described therein regardless of whether the same was obtained or prepared in connection with the Minimum Work Obligations, Joint Operations and/or Exclusive Operations in which Petrotrin has not participated, including for greater certainty any such operations conducted after Petrotrin has elected to convert its Participating Interest to the Overriding Royalty, provided always that:

(1)                                  Petrotrin shall be entitled to receive and use all such data and reports, drill cuttings, cores and reservoir samples at no cost to Petrotrin, except in instances where joint Operations are being conducted in which Petrotrin is a paying partner, or where Petrotrin is reinstated, in accordance with the provisions of Article 7 as a Consenting Party in an Exclusive Operation in which it had previously been a Non-Consenting Party.  In such cases, Petrotrin will be required to pay its Participating Interest share of obtaining such data and reports, cores, drill cuttings and reservoir samples;

(2)                                  Petrotrin shall be required to pay 100% of all costs associated with obtaining any duplicate copies of such data and reports obtained or prepared in connection with any Minimum Work Obligation or Exclusive Operation in which Petrotrin has not participated;

(3)                                  any Party in addition to Petrotrin shall be entitled to copies of such data and reports obtained or prepared in connection with any Exclusive Operation in which it has not participated and which was conducted by Petrotrin (whether solely or jointly with any other Parties) provided that such Party shall be required to pay the lesser of (i) 100% of all costs of making such copies or, (ii) if more than one other Party did not participate in such Exclusive Operation and also wishes to obtain a copy of such data and reports, its pro rata share of all costs of making the total number of copies required; and

(4)                                  Petrotrin shall store all core samples provided to it pursuant to Article 4.4(A) at its storage facilities in Trinidad, and shall give all other Parties hereto access at all reasonable times during normal business-hours to all such samples which a Party may reasonably request.

(5)                                  Petrotrin’s rights under this Article 4.4 shall not be assignable by it to any third party.

4.5                               Claims and Lawsuits

(A)                              Operator shall promptly notify the Parties of any and all material claims or suits brought by any third party or parties and served upon Operator that relate in any way to the Contract Area, Joint Operations and/or the Joint Property.  Operator shall represent the Parties and defend or oppose the claim or suit.  Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent [*], inclusive of legal fees.  Operator shall obtain the unanimous approval and direction of the Operating Committee on amounts in excess of the above-stated amount.  Notwithstanding the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defence of such claims or suits.

(B)                                Any Non-Operator shall promptly notify the other Parties in Writing of any claim made against such Non-Operator by a third party which relates to or affects (or may affect) the other Parties, the Contracts, the Contract Area and/or the operations conducted thereon pursuant to the Contracts.  Such notice shall include, without limitation, a copy of the Statement of Claim or other document or notice originating the claim.  Upon receipt of such notice, the Operator shall convene a meeting of the Operating Committee to discuss the Parties’ respective views on how to best address such claim and to determine which of the following procedures shall apply to the defence and/or settlement of such claim.  If the claim relates:

(1)                                  entirely to operations to operations carried out by Canadian Superior in furtherance of the Minimum Work Obligations, Canadian Superior shall assume carriage of such claim and shall defend and/or settle same in a manner that it, in its sole discretion after having consulted with such Non-Operator, deems appropriate.  All costs, expenses and damages incurred pursuant to such defence and/or settlement shall be for the sole account of Canadian-Superior; and

(2)                                  to Joint Operations or the Joint Property, Operator shall defend and/or settle such claim same in consultation with all Non-Operators and in accordance with all decisions, if any, of the Operating Committee in relation thereto.  All costs, expenses and damages incurred pursuant to such defence and/or settlement shall be for the Joint Account.

(C)                                Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defence or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B), at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations or the Joint Property and obtaining the approval of the Operating Committee to that effect.

(D)                               In the event that Operator determines that it is in the best interests of the Contract Area, the Joint Operations and/or the Joint Property to initiate any material claim against one or more third parties in connection therewith, Operator shall provide notice to all Non-Operators with notice of such decision.  Operator shall then convene a meeting of the Operating Committee within a reasonable time thereafter in order to discuss the merits of proceeding with such claim: At such meeting the Operator shall provide any information it may have in its possession in order to assist the Non-Operators to determine whether the commencement of an action in respect of such claim is in the best interests of the Contract Area, the Joint Operations and/or the Joint Property.  Unless the Operating Committee determines during this meeting that proceeding with such claim is not in the best interests of the Parties (having exclusive regard to the operations being conducted or proposed to be conducted in the Contract Area and not to any other interests or assets of the Parties), then the Operating Committee shall authorize the Operator to proceed with such claim in a timely manner.  Thereafter, and throughout the course of such claim, the Operator shall provide regular updates on the status of such claim to the Non-Operators, including during meetings of the Operating Committee convened in accordance with Article 5 and at other intervals where such updates would reasonably be provided.

4.6                               Limitation on Liability of Operator

(A)                              Except as set out in Article 4.6(C), neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(B)                                Except as set out in Article 4.6(C), the Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even if the same are or have been caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(C)                                Notwithstanding Articles 4.6(A) or 4.6(B), if any personnel of Operator or its Affiliates engage in Gross Negligence / Wilful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then, in addition to its Participating Interest share, Operator shall bear all such damages, losses, costs, expenses and liabilities.

Notwithstanding the foregoing, under no circumstances shall Operator (except as a Party to the extent of its Participating Interest) or any other Indemnitee bear any Consequential Loss or Environmental Loss.

(D)                               Nothing in this Article 4.6 shall be deemed to relieve Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to, or resulting from Joint Operations.

4.7                               Insurance Obtained by Operator

(A)                              Operator shall procure and maintain for the Joint Account all insurance in the types and amounts required by the Laws / Regulations, including without limitation workmens’ compensation, well control, comprehensive general liability and all risks insurance.

(B)                                Operator shall procure and maintain any further insurance, at reasonable rates, as the Operating Committee may from time to time require.  In the event that such further insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators in order to allow the Operating Committee to reconsider such further insurance.  Where the Operating Committee unanimously decides that such further insurance is required the Operator shall be obligated to obtain such further insurance.  Prior to the completion of the Minimum Work Obligations, Operator shall provide an Information-Only Notice to the Non-Operators containing a brief summary of the Operator’s decisions from time to time respecting matters pertaining to insurances obtained by the Operator pursuant to the Contracts.

(C)                                Notwithstanding Articles 4.7(A) and (B) but subject to the Contracts and the Laws/Regulations, any Party may elect not to participate in the insurance to be procured under Articles 4.7(A) and 4.7(B) provided such Party:

(1)                                  gives prompt Written notice to that effect to Operator and all Non-Operators (as the case may be);

(2)                                  does nothing which may interfere with Operator’s negotiations for such insurance for the other Parties;

(3)                                  obtains such insurance prior to or concurrent with the commencement of relevant operations and maintains such insurance (in respect of which an annual certificate of adequate coverage from a reputable insurance underwriter shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance procured under Articles 4.7(A)

and 4.7(B) (as the case may be), and which the Operating Committee determines to be acceptable.  No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call (except, in accordance with Article 4.7(D) as regards the costs of the insurance policy in which such Party has elected not to participate) including any cash call with respect to damages and losses and/or the costs of remedying the same in accordance with the terms of the Contracts and the Laws/Regulations.  If such Party obtains other insurance, such insurance shall (a) contain a waiver of subrogation in favour of all the other Parties, the Operator and their respective insurers, but only with respect to their interests under the Contracts; (b) provide that thirty (30) Days Written notice be given to the Operator and all Non-Operators (as the case may be), prior to any material change in, or cancellation of, such insurance policy; (c) be primary to, and receive no contribution from, any other insurance maintained by or on behalf of, or benefiting Operator or the other Parties; and (d) contain adequate territorial extensions and coverage in the location of the Joint Operations; and

(4)                                  is responsible for all deductibles, coinsurance payments, self-insured exposures, uninsured or underinsured exposures relating to its interests under the Contracts.

(D)                               Notwithstanding the provisions of Articles 4.7(A), 4.7(B) and 4.7(C), the cost of insurance during the Minimum Work Obligations phase shall be for the account of Canadian Superior.  Thereafter, the cost of insurance in respect of Joint Operations shall be for the Joint Account and the cost of insurance in respect of any Exclusive Operation shall be charged pro rata to the Parties participating in such Exclusive Operation in proportion to their respective Participating Interests therein.

(E)                                 Operator shall, with respect to all insurance obtained under this Article 4.7:

(1)                                  use its reasonable efforts to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contracts or the Laws / Regulations;

(2)                                  promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3)                                  arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favour of all the Parties but only with respect to their interests under this Agreement;

(4)                                  use its reasonable efforts to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5)                                  duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(F)                                 Operator shall use its reasonable endeavours to require all contractors, subcontractors and third parties performing work with respect to Joint Operations to:

(1)                                  obtain and maintain any and all insurance from companies approved by the Operating Committee and in the types and amounts required by the Contracts, the Laws / Regulations or any decision of the Operating Committee;

(2)                                  name the Parties as additional insureds on the contractor’s, subcontractors’ and third parties’ insurance policies and obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers; and

(3)                                  provide Operator with certificates reflecting such insurance prior to the commencement of their services.

4.8                               Commingling of Funds

(A)                              Operator may not commingle with Operator’s own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement.

(B)                                Operator shall open one (1) or more bank accounts (separate and distinct from its own bank accounts as a Party) into which all funds held or received for Joint Operations shall be deposited and from which all disbursements for the Joint Operations shall be made (hereinafter called the “Joint Bank Accounts”).  Any excess cash in Joint Bank Accounts shall be invested in interest bearing, short-term deposits under the applicable financial regulations and the Parties shall own them, and any interest credited to such accounts in undivided interests, in proportion to their respective contributions to such accounts.  Interest earned shall be allocated among the Parties on an equitable basis taking into account the date of funding by each Party and its share of the Joint Account monies, Operator shall apply such earned interest to the next succeeding cash call or, if directed by any Party, pay it to the Parties.

(C)                                Operator shall maintain proper records (including reconciled bank statements) in respect of the Joint Account.  Upon Written request of any Non-Operator, Operator shall provide joint bank account statements on a quarterly basis.

4.9                               Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties in Writing at least one hundred and twenty (120) Days prior to the effective date of such resignation.  Operator shall not, however, resign as Operator at any time before completion of the Minimum Work Obligations and shall continue to carry out its responsibilities as Operator in accordance with its rights and obligations as Operator hereunder until it has been replaced by a successor Operator pursuant to Article 4.11.

4.10                        Removal of Operator

(A)                              Subject to Article 4.11, Operator shall be removed upon receipt of Written notice from any Non-Operator if:

(1)                                  Operator dissolves, liquidates, is wound up or otherwise terminates its corporate existence;

(2)                                  Operator becomes insolvent, bankrupt or makes an assignment for the benefit of creditors;

(3)                                  a receiver is appointed for a substantial part of Operator’s assets; or

(4)                                  an order is made by a court or an effective resolution is passed for the re-organisation under any bankruptcy law, dissolution, liquidation, or winding up of Operator.

(B)                                Subject to Articles 4.11 and 19.2, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of the Contracts and has either failed to commence to cure that breach within thirty (30) Days of receipt of a Written notice from Non-Operators detailing the alleged breach or has failed to diligently pursue the cure to completion.  Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of one or more of the total number of Non-Operators holding a combined Participating Interest of at least thirty percent (30%).  However, if Operator disputes such alleged commission of or failure to cure a material breach and dispute resolution proceedings are initiated pursuant to Article 19.2 in relation to such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.

(C)                                If Operator together with any Affiliates of Operator is or becomes directly or indirectly the holder of a Participating Interest of less than twenty-five percent.  (25%) then Operator shall be required to promptly notify the other Parties in Writing.  The Parties (other than Operator or any Affiliate of Operator) shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

(D)                               Subject to Article 4.11, Operator may be removed at any time by the affirmative vote of two (2) or more Parties holding a combined Participating Interest of at least sixty percent (60%).

4.11                        Appointment of Successor

When Operator assigns or disposes of all of its Participating Interest pursuant to Article 4.1(B) or when a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A)                              The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9.  No Party may be appointed successor Operator against its will.  In the event that no successor Operator has been appointed within one hundred and twenty (120) Days of the resignation of Operator, the Operating Committee shall be entitled to appoint a third party to act as interim Operator.

(B)                                If Operator is removed; other than in the case of Article 4.10(C) or Article 4.10(D), neither Operator nor any Affiliate of Operator shall have the right to be considered as a candidate for the successor Operator.

(C)                                The resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses not exceeding [*] directly related to its resignation or removal, except in the case of removal pursuant to Article 4.10(B).

(D)                               The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator.  Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee.  The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(E)                                 The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

(F)                                 Upon the effective date of such resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator, be required to perform same commencing immediately upon effective date of such resignation or removal.  The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations.  Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date, provided that in the event that the successor Operator is prevented by force majeure from immediately assuming and carrying out its duties and responsibilities as Operator, the resigning or removed Operator shall, subject to any contrary decision of the Operating Committee, continue to carry out its responsibilities as Operator in accordance with its rights and obligations as Operator hereunder until it has been replaced by a successor Operator.

4.12                        Health, Safety and Environment (HSE)

(A)                              With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Operator shall in the conduct of Joint Operations:

(1)                                  establish and implement the HSE Plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

(2)                                  design and operate Joint Property consistent with the HSE plan; and

(3)                                  conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B)                                Operator shall provide the Operating Committee, on an annual basis, with an HSE letter of assurance providing adequate evidence that the HSE Plan is in place and that any major HSE issues have been brought to the attention of the Operating Committee and are being properly managed.

(C)                                In the conduct of Joint Operations, Operator shall establish an annual audit programme whereby independent auditors review and verify the effectiveness of the HSE Plan.

(D)                               Operator shall require its contractors, consultants and agents undertaking activities for the Joint Operations to manage HSE risks in a manner consistent with the requirements of this Article 4.12.

(E)                                 Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the following:

(1)                                  possession, use, distribution or sale of firearms, explosives, or other weapons without the prior Written approval of senior management of Operator;

(2)                                  possession, use, distribution or sale of alcoholic beverages without the prior Written approval of senior management of Operator; and

(3)                                  possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

(F)                                 Without prejudice to a Party’s rights under Article 4.2(B)(7), with reasonable advance notice, Operator shall permit each Non-Operator to have at all reasonable times during normal business hours (and at its own risk and expense) the right to conduct its own HSE audit.

ARTICLE 5
OPERATING COMMITTEE

5.1                               Establishment of Operating Committee

(A)                              An Operating Committee comprised of representatives of each Party shall be established within ninety (90) days of the Effective Date.  During the conduct of the Minimum Work Obligations the powers and duties of the Operating Committee shall be limited to those outlined in the Farmout Agreement.

(B)                                Upon the establishment of the Operating Committee under Article 5.1(A), each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee.  Each Party shall, within thirty (30) Days after the Effective Date, give notice in Writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee.  Each Party shall have the right to change its representative and alternate at any time by giving proper notice in accordance with Article 18 of such change to the other Parties.

5.2                               Powers and Duties of Operating Committee

The Operating Committee shall have power and duty to authorise, supervise and direct Joint Operations that are necessary or desirable to enjoy the rights and fulfil the obligations of the Parties under the Contracts and properly explore and exploit the Contract Area in accordance therewith and in a manner appropriate in the circumstances.

5.3                               Authority to Vote

(A)                              The representative of a Party, or in his absence his alternate representative, shall be authorised to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee.  Each such representative shall have a vote equal to the Participating Interest of the Party such person represents.  Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate.  In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

(B)                                If a Party fails to attend two (2) consecutive duly convened meetings of the Operating Committee, it shall be deemed to have voted in the affirmative for all resolutions presented at each such meeting and which were contemplated in the agendas prepared for such meetings are proposals to be voted on during such meetings.

5.4                               Subcommittees

(A)                              The Operating Committee shall establish a technical subcommittee and may establish such other subcommittees, including financial subcommittees, as the Operating Committee may deem appropriate.  The functions of such subcommittees shall be in an advisory capacity or as otherwise unanimously determined by the Parties.  Each Party shall have the right to appoint at least one (1) representative to each subcommittee.

(B)                                Each subcommittee shall meet no less than one (1) time in any given Calendar Year.

5.5                               Notice of Meeting

(A)                              Any reference in this Article to notice, proper notice or confirmation notice must be given in accordance with Article 18.

(B)                                Operator shall convene a meeting of the Operating Committee at least once every Calendar Year.

(C)                                Operator may call a meeting of the Operating Committee by giving Written notice to the Parties at least fifteen (15) Business Days in advance of such meeting, unless otherwise agreed by the Parties.

(D)                               Any Non-Operator may request a meeting of the Operating Committee by giving proper Written notice to all the other Parties.  Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Business Days nor more than twenty (20) Business Days after receipt of the request.

(E)                                 The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6                               Contents of Meeting Notice

(A)                              Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

(1)                                  the date, time and location of the meeting;

(2)                                  an agenda of the matters and proposals to be considered and/or voted upon;

(3)                                  all applicable background information available to Operator; and

(4)                                  copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B)                                A Party, by Written notice to the other Parties given not less than seven (7) Business Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)                                On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a matter not contained in such meeting agenda.

5.7                               Location of and Quorum for Meetings

(A)                              Unless otherwise agreed to by all Parties, all meetings of the Operating Committee and any subcommittee(s) established hereunder shall be held at a mutually agreed venue and location, failing which they shall be held at a location in Trinidad chosen by Operator.  Travel expenses of representatives of Parties and any other employees of Parties who are required by agenda to be in attendance shall be for the account of each of the respective Parties.

(B)                                A quorum for a meeting of the Operating Committee shall consist of representatives or alternate representatives of the Parties sufficient to pass a vote under Article 5.9.  If a quorum for a meeting of the Operating Committee is not present or deemed to not be present at a duly constituted meeting of the Operating Committee, that meeting shall be adjourned.  Any meeting so adjourned may be reconvened upon not less than forty-eight (48) hours’ prior Written notice given by any Party to the other Parties, provided always that any such reconvened meeting shall not be subject to the relevant quorum requirements and if a quorum is not present for such reconvened meeting the provisions of Article 5.3(B) shall apply.

(C)                                Provided that each Party agrees and gives Written notice in advance, the Party’s Operating Committee representative designated under Article 5.1(B) may participate in such meetings by telephone or other electronic telecommunication or video conference device that permits all representatives of the Parties participating in the meeting to hear and communicate with each other simultaneously, and all representatives of the Parties so participating shall be deemed to be present at that meeting for all purposes.  Notwithstanding the above, the Parties shall in events of emergency, use all reasonable efforts to convene meetings and participate in the manner described in this Article 5.7(C).

5.8                               Operator’s Duties for Meetings

(A)                              With respect to meetings of the Operating Committee and any subcommittee, Operator’s duties shall include, but not be limited to:

(1)                                  timely preparation and distribution of the agenda;

(2)                                  organisation and conduct of the meeting;

(3)                                  recording minutes of each meeting.

(B)                                Operator shall have the right to appoint the chairman of the Operating Committee and any subcommittees.

5.9                               Voting Procedure

(A)                              Any matters which require the approval of the Operating Committee under the Contracts shall be submitted to a vote of the Operating Committee only after proper Written notice of a meeting has been given in accordance with the provisions of this Article 5, or such other notice as is specifically permitted under the provisions of Article 5.12.

(B)                                Each Party shall have a voting interest equal to its Participating Interest.  Unless otherwise provided herein, decisions of the Operating Committee shall be made by the affirmative vote of one (1) or more parties holding at least seventy percent (70%) of the aggregate Participating Interests.

(C)                                Notwithstanding the provisions of Article 5.9(B) and subject to the provisions of Article 7, the following matters shall require the affirmative vote of two (2) or more Parties holding at least eighty percent (80%) of the aggregate Participating Interests:

(1)                                  selecting, drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and/or Reworking any Appraisal Well or any Exploration Well (other than the Exploration Wells to be drilled pursuant to the Minimum Work Obligations);

(2)                                  determining whether a Discovery is a Commercial Discovery;

(3)                                  defining or redefining the boundaries of a Field;

(4)                                  unitizing with one or more contract areas;

(5)                                  approving or modifying the Work Programme and Budget for Joint Operations;

(6)                                  approving and modifying a Development Plan; and

(7)                                  plugging and Abandoning of any well and decommissioning of any facilities.

(D)                               If the Operating Committee fails to pass a resolution presented by any Party relating to either of Article 5.9(C)(l) or 5.9(C)(6) above, any Party or Parties may proceed with such operation as an Exclusive Operation in accordance with the provisions of Article 7.  If an Exclusive Operation results in a Party or Parties declaring a Commercial Discovery, the other Party or Parties shall participate and cooperate in such further actions as are necessary or desirable under this Agreement and the other Contracts to give effect to such Commercial Discovery.

(E)                                 If the Operating Committee fails to pass a resolution presented by the Operator relating to Article 5.9(C)(3) above, any Party or Parties may refer the matter to be determined by an expert in accordance with Article 19.3 hereof.  The Parties acknowledge and agree to be bound by the decision of the expert and such matters shall not be capable of review.

(F)                                 If the Operating Committee fails to pass a resolution presented by any Party relating to all or any part of a Work Programme and Budget, or a revised Work Programme and Budget, in either case is contemplated in Article 5.9(C)(5) above, then the following shall apply:

(1)                                  where there is only one Non Operator, Operator and Non-Operator shall meet within seven (7) Days after adjournment of the Operating Committee meeting (and thereafter at least once per week as may be necessary) with a view to resolving their differences;

(2)                                  where there are two (2) or more Non-Operators, Operator shall, within seven (7) Days after adjournment of the Operating Committee meeting, provide the Non-Operators with its Written assessment of the objection(s) of those Parties whose representatives did not approve all or any part of the proposed Work Programme and Budget, its assessment of the reasons therefor and the modifications proposed by such Party or Parties.  Within seven (7) Days after the issuance of the Operator’s assessment (and thereafter at least once per week as may be necessary) the Parties shall meet with a view to resolving their differences; and

(3)                                  if the Parties fail to resolve their differences pursuant to either of subsections (1) or (2) above by the later of (i) the beginning of the Fiscal Year for which the Work Programme and Budget is to apply, and (ii) the end of the period covered by the previously approved Work Programme and Budget, then Operator shall operate under a provisional work programme and budget, until such time as the Parties have resolved their differences through ongoing discussions, that incorporates such items as have been approved pursuant to the Operating Committee meeting(s) and any subsequent meetings mandated pursuant to subsections (1) and/or (2) above, plus the modifications (if any) required by the Operating Committee on the pending item(s) to the extent that such modifications:

(a)                                  are in keeping with the objectives and timing of the Development Plan (if any) and this Agreement; and

(b)                                 do not increase the amount proposed by Operator of any effected expenditure items by more than ten percent (10%) or decrease the amount proposed by Operator of any effected expenditure by more than thirty percent (30%).

(G)                                If the Operating Committee fails to pass a resolution presented by any Party relating to Article 5.9(C)(2), 5.9(C)(4) or 5.9(C)(7), the matter shall be determined by the Minister.

(H)                               The unanimous agreement of the Parties shall be required to:

(1)                                  use Joint Property and any spare capacity therein, other than in connection with any Joint Operations approved in accordance herewith;

(2)                                  trade data and/or acquire, develop and use Venture Information;

(3)                                  subject to Articles 6.8(A) and 6.8(C), approve any over-expenditure of the Work Programme and Budget.

(I)                                    Prior to the completion of the Minimum Work Obligations, the Operator shall deliver an Information-Only Notice to the Non-Operators advising of any material particulars or determinations pertaining to any Exploration Well that it is drilling [or proposes to drill] in furtherance of the Minimum Work Obligations.

5.10                        Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each matter or proposal voted on and the results of such voting at each Operating Committee meeting.  Each representative in attendance at the meeting shall sign and be provided a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Operating Committee.

5.11                        Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Days after the end of the meeting.  Each Party shall have fifteen (15) Days after receipt of such minutes to give notice of its objections to the minutes to the secretary.  A failure to give notice specifying the objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes.  Where the votes recorded under Article 5.10 conflict with the minutes described above, the said votes shall take precedence over the said minutes.

5.12                        Voting by Notice

(A)                              In lieu of a meeting any Party may submit any proposal to the Operating Committee for a vote by notice.  The proposing Party or Parties shall notify Operator who shall give each Party’s representative notice describing the proposal so submitted including, if such proposal deals with matters involving Joint Operations or Exclusive Operations, whether Operator considers such proposal to require urgent determination.  Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision.  Each Party shall communicate its vote by Written notice to the Operator and the other Parties within one of the following appropriate time periods after receipt of the Operator’s Written notice:

(1)                                  Forty-Eight (48) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area (such operations and matters being referred to as “Urgent Operational Matters”); and

(2)                                  Thirty (30) Days in the case of all other proposals.

(B)                                Except in the case of Article 5.12(A)(1), any Party may by Written notice delivered to all Parties within five (5) Days of receipt of Operator’s Written notice, request that the proposal be decided at a meeting rather than by notice.  In such event, that proposal shall be decided at a meeting duly called for that purpose.

(C)                                Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(D)                               If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13                        Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 5 shall be conclusive and binding on all the Parties except in the following cases:

(A)                              If, pursuant to this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favour of such proposal shall have the right for the appropriate period specified below to propose, in accordance with Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation:

(1)                                  for proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator’s notice given to the Parties pursuant to Article [5.13(D)], as applicable;

(2)                                  for proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.5 or Article 5.12;

(3)                                  for all other matters or proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such matter or proposal pursuant to Article 5.5 or Article 5.12.

(B)                                If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to

Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval.  Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following Operating Committee approval of such proposal.  If a Party exercises its right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any such Party who was not entitled to give or did not give notice of non-consent may, by notice provided to the other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the notice of non-consent given by any non-consenting Party, require that the Operating Committee vote again on the proposal in question.  Only the Parties which were not entitled to or have not exercised their right of non-consent with respect to the contemplated operation shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Participating Interest.  If the Operating Committee approves again the contemplated operation, any Party which voted against the contemplated operation in such second vote may elect to be a Non-Consenting Party with respect to such operation, by notice of non-consent provided to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the Operating Committee’s second approval of such contemplated operation.

(C)                                If the Consenting Parties to an Exclusive Operation under Article 5.13(A) or Article 5.13(B) concur, then the Operating Committee may, at any time, pursuant to this Article, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(D)                               Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking or plugging of a well, has been approved and commenced, such operation shall not be discontinued without the approval of the Operating Committee, provided, however, that such operation may be discontinued, if:

(1)                                  an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of an operation to be impractical; or

(2)                                  other circumstances occur which in the reasonable judgment of Operator cause the continuation of an operation to be unwarranted and the Operating Committee, within the period required under Article 5.12(A)(1) and after receipt of Operator’s Written notice, approves discontinuing such operation.

On the occurrence of either of the above events, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 7 an Exclusive Operation to continue such operation.

ARTICLE 6
WORK PROGRAMMES AND BUDGETS

6.1                               Exploration and Appraisal

(A)                              Within sixty (60) days of the Effective Date with respect to all operations carried out by Canadian Superior in furtherance of the Minimum Work Obligations, Canadian Superior shall deliver to Petrotrin an Information-Only Notice setting out its proposed Work Programmes and Budgets in accordance with this Article for the remainder of the current Fiscal Year.  Thereafter, if applicable, with respect to all operations carried out by Canadian Superior in furtherance of the Minimum Work Obligations, on or before the 15th May of each subsequent Fiscal Year, Canadian Superior shall deliver to the Petrotrin an Information-Only Notice setting out its proposed Work Programmes and Budget in the Contract Area for such following Fiscal Year.  For avoidance of doubt, such Work Programmes and Budgets submitted shall not be subject to the approval of Petrotrin or any other provisions of the Contracts respecting Joint Operations.

(B)                                With respect to all Joint Operations carried out hereunder:

(1)                                  Within a reasonable period prior to the conduct of Joint Operations, Operator shall deliver to the Parties a copy of a proposed Work Programme and Budget detailing the Joint Operations that Operator proposes to perform in the Contract Area during the remainder of the then current Fiscal Year and, if appropriate, for the following Fiscal Year.  Within forty-five (45) Days of such delivery, the Operating Committee shall meet to consider and to endeavour to agree on the Work Programme and Budget as proposed or containing such revisions as the Parties may agree.

(2)                                  On or before the 15th May of each subsequent Fiscal Year, Operator shall deliver to the Parties a proposed Work Programme and Budget detailing the Joint Operations to be performed in the Contract Area for the following Fiscal Year.  Within forty-five (45) Days of such delivery, the Operating Committee shall meet to consider and to endeavour to agree on a Work Programme and Budget in respect of such Joint Operations.

(3)                                  If a Discovery is made whether during the conduct of the Minimum Work Obligations or during the conduct of a Joint Operation, Operator shall deliver a Written notice of such Discovery and shall, as soon as reasonably possible thereafter, submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits evaluation and/or appraisal.  If the Operating Committee determines that the Discovery merits evaluation and/or appraisal, Operator within thirty (30) Days shall deliver to the Parties a proposed Work Programme and Budget for the evaluation and/or appraisal of the Discovery.  As soon as reasonably practicable after such delivery, and in any event within sufficient time to meet any applicable deadline under any of the Contracts, the Operating Committee shall meet to consider, modify and then either approve or reject such Work Programme and Budget.  If such Work Programme and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contracts to seek the approval of such Work Programme and Budget by the Government.  In the event the Government requires changes in such Work Programme and Budget, the Operator shall revise and resubmit an amended Work Programme and Budget respecting the proposed evaluation and/or appraisal operations to the Operating Committee for approval.  Upon receipt of such approval by the Operating Committee, the Operator shall again take such steps as may be required under the Contracts to seek the approval of such revised Work Programme and Budget by the Government.

(C)                                The Operating Committee may revise any approved Work Programme and Budget from time to time.  To the extent such revisions are approved by the Operating Committee, the Work Programme and Budget shall be amended accordingly.  Operator shall prepare and submit a corresponding Work Programme and Budget amendment to the Government if required by the Contracts.

(D)                               Subject to Article 6.8, approval of any such Work Programme and Budget which includes:

(1)                                  an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing and abandoning such Exploration Well; and

(2)                                  an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing and abandoning such Appraisal Well.

(E)                                 Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12(A)(1) by notifying all other Parties in Writing.  Any such proposal shall include an AFE for such Completion costs.

(F)                                 Notwithstanding anything to the contrary contained in the Contracts, Operator shall:

(1)                                  take such actions for the account of Canadian Superior in respect of the Minimum Work Obligations as are necessary, but only to the extent necessary, to maintain the Contracts in full force and effect; and

(2)                                  take such actions for the Joint Account in respect of Joint Operations as are necessary, but only to the extent necessary, to maintain the Contracts in full force and effect.

6.2                               Commercial Discovery and Development

(A)                              Operator shall, within sixty (60) Days after the completion of the appraisal operations set out in the Work Programme and Budget prepared pursuant to Article 6.1, deliver a report containing inter alia the results of such operations and Operator’s recommendations as to whether the Discovery merits further appraisal or possible commercial development.  If the Operating Committee determines that further appraisal works are required, Operator shall within thirty (30) Days deliver to the Parties a proposed Work Programme and Budget for the further appraisal of the Discovery.  Within thirty (30) Days of such delivery, or earlier if necessary, the Operating Committee shall meet to consider, modify and then either approve or reject such Work Programme and Budget.  If such Work Programme and Budget is approved by the Operating Committee, Operator shall, within ninety (90) Days of such approval or such further period as Operator may reasonably require, take such steps as may be required under the Contracts to seek the approval of such Work Programme by the Government.  In the event that the Government requires changes in such Work Programme, the Operator shall revise and resubmit an amended evaluation and/or appraisal Work Programme and Budget to the Operating Committee and, after approval by the Operating Committee, to the Government.

If the Operating Committee determines that the Discovery is a possible Commercial Discovery, or a Party who is acting as operator in respect of an Exclusive Operation declares a Discovery to be a Commercial Discovery, the Operator or such other Party, as applicable, shall, within ninety (90) Days in respect of a Crude Oil Discovery and as soon as practicable thereafter in respect of a Natural Gas Discovery, deliver to the Parties a Development Plan together with the first annual Work Programme and Budget (or a Multi- Year Work Programme Budget pursuant to Article 6.5) which shall contain, inter alia:

(1)                                  delineation of the proposed Field;

(2)                                  details of the proposed work to be undertaken in such Field;

(3)                                  appropriate economic and technical justifications including geological and geophysical maps, Reserves, production forecasts, personnel required, and expenses to be incurred, including timing of same, on a Fiscal Year basis;

(4)                                  estimated date for the commencement of Production Operations;

(5)                                  plans for the abandonment of all proposed wells and the decommissioning of all proposed facilities, including an estimate of the costs associated therewith; and

(6)                                  any other appropriate information.

(B)                                Not later than ninety (90) Days after receipt by the Parties of the documents referred to in paragraph (A) above, or earlier if necessary to meet any applicable deadline under the Contracts, the Operating Committee shall meet to consider, modify and then either approve or reject the proposed Field as delineated by Operator, the proposed Development Plan and/or the proposed first annual Work Programme and Budget for the development of the Discovery, all as submitted by Operator.  If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the proposed Field and the corresponding proposed Development Plan and Work Programme and Budget, Operator shall, within a reasonably practicable time following the Operating Committee’s approval, deliver any notice of Commercial Discovery required under the Contracts and take such other steps as may be required under the Contracts and the Laws/Regulations to seek the approval of the Development Plan by the Government.  In the event the Government requires changes in the Development Plan, the Operator shall revise and resubmit an amended Development Plan to the Operating Committee for approval.  Upon receipt of such approval by the Operating Committee, the Operator shall again take such steps as may be required under the Contracts and the Laws/Regulations to seek the approval of such revised Development Plan by the Government.

(C)                                If the Government approves the Development Plan, the Joint Operations contained in the Development Plan shall be incorporated into and form part of the Work Programme and Budget for that Fiscal Year.  Subject to Article 6.5, Operator shall, on or before the May 15th of each Fiscal Year, submit a Work Programme and Budget for the Field in respect of the following Fiscal Year.  Within a reasonably practicable time after such submittal, the Operating Committee shall meet and endeavour to agree to such Work Programme and Budget, including any necessary or appropriate revisions to the Work Programme and Budget for the approved Development Plan.

(D)                               If the Development Plan is not approved by the Operating Committee at such meeting, then the Party or Parties who approved the Development Plan may proceed with the development of the Discovery in accordance with the provisions of Article 7.

6.3                               Production

On or before the 15th May of each Fiscal Year, Operator shall deliver to the Parties a proposed production Work Programme and Budget detailing the Joint Operations to be performed in the Field and the projected production schedule for the following Fiscal Year.

6.4                               Itemisation of Expenditures

(A)                              During the preparation of the proposed Work Programmes and Budgets and Development Plans contemplated in this Article 6, Operator shall consult with the

Operating Committee regarding the contents of such Work Programmes and Budgets and Development Plans.

(B)                                Each Work Programme and Budget and Development Plan submitted by Operator shall contain an itemised estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Fiscal Year in question and shall, inter alia:

(1)                                  identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)                                  include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3)                                  comply with the requirements of the Contract;

(4)                                  contain an estimate of funds to be expended by calendar month; and

(5)                                  during the Exploration Period, provide a forecast of annual expenditures and activities through the end of the Exploration Period.

(C)                                The Work Programme and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemised in such Work Programme and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5                               Multi-Year Work Programme and Budget

If the Operating Committee approves any operation(s) that, in the opinion of the Operator, cannot be efficiently completed within a single Fiscal Year the Operator may (but shall not be obligated to) propose such operation(s) as part of a multi-year Work Programme and Budget.  Upon approval by the Operating Committee, such multi-year Work Programme and Budget shall, subject only to revisions approved by the Operating Committee thereafter: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each annual Work Programme and Budget.  If the Contracts require that Work Programmes and Budgets be submitted to the Government for approval, such multi-year Work Programme and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, according to the terms of the Contract.

6.6                               Contract Awards

Operator shall award each contract for approved Joint Operation on the following basis (the amounts stated are in United States Dollars):

Procedure A	Procedure B	Procedure C

[*]	[*]	[*]

Procedure A

Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informating or seeking the approval of the Operating Committee, except that for contracts with Affiliates of Operator which exceed United States Dollars [*], Operator shall obtain the approval of the Operating Committee; provided, such award shall be in compliance with the applicable provisions of the Contracts concerning procurement.  If requested by any Party, Operator shall circulate to the Parties a copy of the final version of the evaluation and contract(s) awarded.

Procedure B

Operator shall comply with the applicable provisions of the Contracts concerning procurement and shall:

(A)                              provide the parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(B)                                add to or, where a Party provides reasonable grounds for doing so, remove from such list any entity whom a Party requests to be added or removed within fourteen (14) Business Days of receipt of such list;

(C)                                complete the tendering process within a reasonable period of time;

(D)                               inform the parties of the entity or entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of Operator which exceed United States Dollars [*], Operator shall obtain the approval of the Operating Committee;

(E)                                 circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

(F)                                 provide a requesting Party with a copy of the final version of the contract awarded.

Procedure C

Operator shall comply with the applicable provisions of the Contracts concerning procurement and shall:

(A)                              provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(B)                                add to or, where a Party provides reasonable grounds for doing so, remove from such list any entity whom a Party may within fourteen (14) Business Days of receipt of such list reasonably request to be added or removed from;

(C)                                prepare and dispatch the tender documents to the persons on the list as aforesaid and to Non-Operators;

(D)                               after the expiration of the period allowed for tendering, consider and analyse the details of all bids received;

(E)                                 prepare and circulate to the Parties a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons thereof and the technical, commercial and contractual terms to be agreed upon;

(F)                                 obtain the approval of the Operating Committee to the recommended bid award; and

(G)                                provide a requesting Party with a copy of the final version of the contract.

6.7                               Authorisation for Expenditure Procedure

(A)                              Prior to incurring any commitment or expenditure, which is estimated to be in excess of United States Dollars One Hundred Thousand (US$100,000), Operator shall send to each Non-Operator an AFE containing Operator’s best estimate of the total funds required to carry out such work; the estimated timing of expenditures, and any other necessary supportive information.  Notwithstanding the above, Operator shall not be obliged to submit an AFE to the Parties before incurring any commitment or expenditures in connection with any Minimum Work Obligations, that are listed as separate line items in any approved Work Programme and Budget.

(B)                                All AFEs shall be for informational purposes only.  Approval of an operation in the current Work Programme and Budget shall authorise Operator to conduct the’ operation (subject to Article 6.8) without further authorisation from the Operating Committee.

(C)                                Each AFE submitted by Operator shall:

(1)                                  identify the operation by specific reference to the applicable line items in the Work Programme and Budget;

(2)                                  describe the work in detail;

(3)                                  contain Operator’s best estimate of the total funds required to carry out such work;

(4)                                  outline the proposed work schedule;

(5)                                  provide a timetable of expenditures, if known; and

(6)                                  be accompanied by such other supporting information as required for informational purposes only.

6.8                               Over-Expenditures of Work Programme and Budgets

(A)                              For expenditures on any line item of an approved Work Programme and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an over-expenditure for such line item up to ten percent (10%) of the authorised amount for such line item; provided that the cumulative total of all over-expenditures for a Fiscal Year shall not exceed five percent (5%) of the Work Programme and Budget in question pertaining to that Fiscal Year.

(B)                                At such time Operator reasonably anticipates the over-expenditure limits provided in Article 6.8(A) will be exceeded, Operator shall furnish to the Operating Committee a supplemental AFE for the further estimated over-expenditures for its approval, and Operator shall provide reasonable details of all such over-expenditures.  Upon receipt of such approval, the Work Programme and Budget shall be revised accordingly and all over-expenditures so approved shall be deemed included as part of the revised Work Programme and Budget.  Operator shall promptly give notice of the amounts of such over-expenditures when they are actually incurred.

(C)                                The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures for emergencies as set out in Article 14.5 without the Operating Committee’s approval.

ARTICLE 7
OPERATIONS BY LESS THAN ALL PARTIES

7.1                               Limitation on Applicability

(A)                              Other than operations conducted by Canadian Superior in furtherance of completing the Minimum Work Obligations and other operations pursuant to Article 2.1(g) of the Farmout Agreement, no operations may be conducted in furtherance of the Farmout Agreement and/or this Agreement except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7.  No Exclusive Operation shall be conducted if it conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation, or if the Exclusive Operation being proposed has been materially modified when compared to the Joint Operation originally proposed.

(B)                                No Party may propose or conduct an Exclusive Operation under this Article 7 unless and until such Party has properly exercised its right to propose an Exclusive

Operation pursuant to Article 5.13 or is entitled to conduct an Exclusive Operation pursuant to Article 10.

(C)                                The following operations may be proposed and conducted as Exclusive Operations, subject to the terms of this Article 7:

(1)                                  drilling and/or Testing of Exploration Wells and Appraisal Wells;

(2)                                  Completion of Exploration Wells and Appraisal Wells not then Completed as productive of Hydrocarbons;

(3)                                  Deepening, Sidetracking, Plugging Back, Recompletion, and/or Rework, of Exploration Wells and Appraisal Wells;

(4)                                  development of a Commercial Discovery;

(5)                                  acquisition of G & G Data;

(6)                                  any operations specifically authorised to be undertaken as an Exclusive Operation under Article 10.

Except with the consent of all the Parties no other type of operation may be proposed or conducted as an Exclusive Operation.

7.2                               Procedure to Propose Exclusive Operations

(A)                              Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C).  Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, location, the targeted geological objectives, the depths, the prospective area and estimated cost of such operation.

(B)                                Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)                                  For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)                                  For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation:

(3)                                  For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within thirty (30) Days after receipt of the notice proposing the Exclusive Operation.

(C)                                Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D)                               If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation.  Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(E)                                 If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

(1)                                  Immediately after the expiration of the applicable notice period set out in Article 7.2(B), Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

(2)                                  Concurrently, Operator shall request the Consenting Parties to specify the Participating Interest each Consenting Party is willing to bear in the Exclusive Operation.

(3)                                  Within twenty-four (24) hours after receipt of such notice, each Consenting Party shall respond to Operator stating that it is willing to bear a Participating Interest in such Exclusive Operation equal to:

(a)                                  only its Participating Interest as stated in Article 3.2(A);

(b)                                 a fraction, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article3.2(A); or

(c)                                  the Participating Interest as contemplated by Article 7.2(E)(3)(b) plus all or any part of the difference between one hundred percent (100%) and the total of the Participating Interests subscribed by the other Consenting Parties.  Any portion of such difference claimed by more than one Party shall be distributed to each claimant on a pro-rata basis.

(4)                                  Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Participating Interest set out in Article 7.2(E)(3)(b) as to the Exclusive Operation.

(5)                                  If, within the response period set out above, the Consenting Parties subscribe less than one hundred percent (100%) of the Participating Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty-four (24) hours of the expiry of the response period set out in Article 7.2(E)(3), the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Participating Interest.

(6)                                  If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator shall promptly notify the Consenting Parties of their Participating Interests in the Exclusive Operation.

(7)                                  As soon as any Exclusive Operation is fully subscribed pursuant to Article 7.2(E)(6), Operator, subject to Article 7.11(F), shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence in accordance with this Agreement and the Contracts.

(8)                                  If such Exclusive Operation has not been commenced within ninety (90) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 17) after the date of the notice given by Operator under Article 7.2(E)(6), the right to conduct such Exclusive Operation shall terminate.  If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3                               Responsibility for Exclusive Operations

(A)                              The Consenting Parties shall be fully responsible and liable for and shall bear, in accordance with their respective Participating Interests agreed under Article 7.2(E), the entire cost and liability of conducting an Exclusive Operation and shall indemnify and keep the Non-Consenting Parties, its Affiliates and their respective directors, officers, managers, supervisors and other employees, agents, contractors and subcontractors indemnified against any actions, claims or demands of whatever nature (including, but not limited to, legal costs and expenses incurred by the Non-Consenting Parties in defending such actions, claims or demands on a full indemnity basis) made against the Non-Consenting Parties by any third party and against any loss or damage (including, but not limited to, any substantial loss or damage suffered or incurred by the Non-Consenting Parties, its Affiliates or their respective contractors, sub-contractors, directors, officers, managers, supervisors and other employees or agents) incident to, associated with or arising from any such Exclusive Operation (including but not limited to any Consequential Loss and/or Environmental Loss) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B)                                For the avoidance of doubt, each Party shall continue to bear its Participating Interest share of the cost and liability incident to, associated with or arising from all operations in which it participates, including without limitation plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by an Exclusive Operation.

7.4                               Consequences of Exclusive Operations

(A)                              With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(C) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than data obtained in an Exclusive Operation for the purpose of acquiring G & G Data.  If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by Written notice to the Consenting Parties.  If a Non-Consenting Party wishes to receive more than one copy of such data and information, it shall bear 100% of the costs required to create such additional copies.

(B)                                Subject to Article 7.4(C) and Articles 7.6(E) and 7.8, each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties the Zone(s) in which the Exclusive Operations are being conducted, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Zone(s) of such Exclusive Operation:

(1)                                  all of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(2)                                  all of each such Non-Consenting Party’s right pursuant to the Contracts to take and dispose of Hydrocarbons produced and saved:

(a)                                  from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted; and

(b)                                 from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(C)                                A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

(1)                                  If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program.  For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such appraisal programme.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal programme, and to pay such amounts as set out in Articles 7.5(A) and (B).

(2)                                  If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract.  For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, and to pay the amounts as set out in Articles 7.5(A) and (B).

(3)                                  If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties, the approved AFE for such further operation.  For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, and to pay the amounts as set out in Articles 7.5(A) and (B).

(D)                               If a Non-Consenting P arty does not properly and in a timely manner exercise its option under Article 7.4(C), including paying all amounts due in accordance with Articles 7.5(A) and (B), such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(C) and the right to participate in the proposed programme, unless such programme, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4(C)).

(E)                                 A Non-Consenting Party exercising its option under Article 7.4(C) shall notify the other Parties that it agrees to bear its share of the liability and expense of such further operation and to reimburse the amounts set out in Articles 7.5(A) and (B)

that such Non-Consenting Party had not previously paid.  Such Non-Consenting Party shall in no way be deemed to be entitled to any amounts paid pursuant to Articles 7.5(A) and (B) incident to such Exclusive Operations.  The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A).  The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting P arty in proportion to the excess Participating Interest that each received under Article 7.2(E).  If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 5.

(F)                                 If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, Operator shall give notice to the Government under the appropriate provision of the Contracts requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery.  Following such meeting the Operator for such development shall apply for a Field.  Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(C)), each Non-Consenting Party to such Development Plan shall:

(1)                                  if the Contracts and the Laws/Regulations so allow, elect not to apply for a Field covering such development and forfeit all interest in such Field, or

(2)                                  if the Contracts and/or the Laws/Regulations do not so allow, be deemed to have:

(a)                                  elected not to apply for a Field covering such development;

(b)                                 forfeited all economic interest in such Field; and

(c)                                  assumed a fiduciary duty to exercise its legal interest in such Field for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Field, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Field designed solely for the use of such Field.

7.5                               Cost to Participate in Exclusive Operations

(A)                              Each such Non-Consenting Party shall immediately upon the exercise of its option under Article 7.4(C), begin to bear one hundred percent (100%) of the cash calls made on each Consenting Party in respect of both Joint Operations and Exclusive Operations until such Non-Consenting Party has reimbursed the original

Consenting Parties (in proportion to their respective Participating Interest in the Exclusive Operations in which such Non-Consenting Party is reinstating its rights) an amount equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as the case may be) in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B) and that were not previously paid by such Non-Consenting Party.

(B)                                In addition to the payment required under Article 7.5(A), immediately following the exercise of its option under Article 7.4(C) each such Non-Consenting Party shall be liable to reimburse the Consenting Parties who took the risk of such Exclusive Operations (in proportion to their respective Participating Interests) an amount equal to the total of:

(1)                                  [*] of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2)                                  [*] of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing; Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(3)                                  [*] of the Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

7.6                               Order of Preference of Operations

(A)                              Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver by Written notice such Party’s alternative proposal to all Parties entitled to participate in the proposed operation.  Such alternative proposal shall contain the information required under Article 7.2(A).

(B)                                Each Party receiving such proposals shall elect by delivery of Written notice to Operator and to the proposing Parties within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals.  Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposals.

(C)                                The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals.  In the case of a tie vote, Operator shall choose among the proposals received.  Operator shall deliver Written notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters).

(D)                               Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of Written notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B).  Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

(E)                                 Notwithstanding the provisions of Article 7.4, if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations, impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give Written notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Article 7.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled.  Each such Non-Consenting Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate for its Participating Interest share in the initial proposed Completion of such well.  Each such Non-Consenting Party may exercise such option by notifying Operator that it wishes to participate in such Completion and by paying its Participating Interest share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed.  All liabilities and expenses for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties.  If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4(B) shall continue to apply to such Non-Consenting Party’s interest.

(F)                                 The following provisions of this Article 7.6(F) shall apply notwithstanding the provisions of Article 7.4 and the foregoing provisions of this Article 7.6.

(1)                                  Any Party that proposes to drill a well as an Exclusive Operation in an existing Field where such well targets a geological zone or formation below the then deepest producing geological zone or formation in such Field (in this Article 7.6(F), an “Applicable Well”), shall be required to deliver a

Written notice of such proposal to all other Parties containing the information set out in Article 7.2(A).

(2)                                  Within sixty (60) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Applicable Well, the other Parties shall be entitled to elect, by delivery of Written notice to the Operator, and the proposing Party, to participate or refrain from participating in such Applicable Well.  Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the Applicable Well.

(3)                                  If a Party elects or is deemed to have elected not to participate in the Applicable Well, then such Party shall be a Non-Consenting Party in respect of the Applicable Well for the purposes of Article 7.5 and the following shall apply to such Non-Consenting Party in connection with the Applicable Well:

(a)                                  Applicable Well shall be classified as an Exploration Well for all purposes of this Joint Operating Agreement and, in particular, Article 7.5(B)(2) hereof, and subject to 7.6(F)(3)(b) the amount payable by such Non-Consenting Party in respect of the Applicable Well pursuant to Article 7.5(B)(2) shall remain at six hundred (600%) percent of such Non-Consenting Party’s Participating Interest share of all liabilities, costs and expenses that were incurred during the drilling of the Applicable Well; and

(b)                                 in the event the Applicable Well is capable of production from the upper geological zone or formation that has been proven by the Field, then prior to producing such zone or formation the Consenting Parties in the Exclusive Operation must (i) consult with the Non-Consenting Parties to ensure that no harmful inter well production interference occurs and (ii) if not already done so pursuant to 7.6(F)(3)(a), offer the Non-Consenting Parties an opportunity to re-instate their rights in the Applicable Well by paying their participating interest share (with no penalties) of the prorated drilling costs incurred by the well down to the depth of the deepest proposed zone or formation intended for production.

7.7                               Stand-By Costs

(A)                              When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed.  Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

(B)                                If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be utilised is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B)(l) within which to respond by notifying Operator in Writing that such Party agrees to bear all stand by costs and other costs incurred during such extended response period.  Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period.  If more than one Party requests such additional time to respond to the notice; stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

7.8                               Special Considerations Regarding Deepening and Sidetracking

(A)                              An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-Consenting Parties in accordance with this Article 7.8 the opportunity to participate in such operation.

(B)                                In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2.  If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not be required to pay the amounts pursuant to Article 7.5(B) and such Non-Consenting Party’s payment as stated in Article 7.5(A) shall be such Non-Consenting Party’s Participating Interest share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Consenting Parties prior to the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

7.9                               Use of Property

(A)                              The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged.  On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

(B)                                Any Party (whether owning interests in the platform or not) shall be permitted to use spare slots in a platform constructed pursuant to this Agreement for purposes of drilling Exploration Wells and/or Appraisal Wells and running tests in the Contract Area.  No Party except an owner of a platform may drill Development Wells or run production from a well (except production resulting from initial well tests) from the platform without the prior Written consent of all platform owners.  If all owners of the platform participate in the drilling of a well, then no fee shall be payable under this Article 7.9(B).  Otherwise, each time a well is drilled from a platform, the Consenting Parties in the well shall pay to the owners of the platform until all wells drilled by such Parties have been plugged and abandoned a monthly fee equal to (1) that portion of the total cost of the platform (including costs of material, fabrication, transportation and installation), divided by the number of months of useful life established for the platform under the tax law of the host country, that one well slot bears to the total number of slots on the platform plus (2) that proportionate part of the monthly cost of operating, maintaining and financing the platform that the well drilled under this Article 7.9(B) bears to the respective levels of production from all other wells served by such platform.  Consenting Parties who have paid to drill a well from a platform under this Article 7.9(B) shall be entitled to Deepen or Sidetrack that well for no additional charge if done prior to moving the drilling rig off of location.

(C)                                Spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting Crude Oil and Natural Gas after it has passed through primary separators and dehydrators (including treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon production from the Contract Area on the terms set forth below.  All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) Days prior to the beginning of each month.  Operator may nominate capacity for the owners of the equipment if they so elect.  If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority: (1) first, to the owners of the equipment up to their respective Participating Interest shares of total capacity, (2) second, to owners of the equipment desiring to use capacity in excess of their Participating Interest shares, in proportion to the Participating Interest of each such Party and (3) third, to Parties not owning interests in the equipment, in proportion to their Participating Interests in the Agreement.  Owners of the equipment shall be entitled to use up to their Participating Interest share of total capacity without payment of a fee under this Article 7.9(C).  Otherwise, each Party using equipment pursuant to this Article 7.9(C) shall pay to the owners of the equipment monthly throughout the period of use an arm’s length fee based upon third party charges for similar services in the vicinity of the Contract Area.  If no arm’s length rates for such services are available, then the Party desiring to use equipment pursuant to this Article 7.9(C)

shall pay to the owners of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of the host country, that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment.

(D)                               Payment for the use of a platform under Article 7.9(B) or the use of equipment under Article 7.9(C) shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties.  However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Article 7.5.

(E)                                 Parties electing to use spare capacity on platforms or in equipment pursuant to Article 7.9(B) or Article 7.9(C) shall indemnify the owners of the equipment or platform against any and all costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss) but excluding costs and liabilities for which Operator is solely responsible under Article 4.6.

7.10                        Lost Production During Tie-In of Exclusive Operation Facilities

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Hydrocarbons from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such loss of production in the following manner.  Operator shall determine the amount by which each Day’s production during the tie-in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing production facilities of such operation.  The so-determined amount of lost production shall be recovered by all Parties who experienced such loss in proportion to their respective Participating Interest.  Upon completion of the tie-in, such lost production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation, prior to the Consenting Parties being entitled to receive any such production.

7.11                        Conduct of Exclusive Operations

(A)                              Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

(B)                                The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C)                                Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure.  Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

(D)                               Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E)                                 Should the submission of a Development Plan be approved in accordance with Article 6.2, or should any Party propose (but not yet have the right to commence) a development in accordance with this Article 7 where neither the Development Plan nor the development proposal call for the conduct of an Appraisal Well or additional appraisal drilling, and should any Party wish to drill an Appraisal Well or an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Article 7.5.  If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Party’s Entitlement from such Appraisal Well until the value received in sales to purchasers in arm-length transactions equals two hundred percent (200%) of such Non-Consenting Party’s Participating Interest shares of all liabilities and expenses that were incurred in any Exclusive Operations relating to the Appraisal Well.  Following the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved pursuant to Article 5.9, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery.  If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so or modifies the Development Plan, then each Non-Consenting Party who voted in favour of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F)                                 If Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then Operator may resign, but in any event shall resign on the unanimous request of the Consenting Parties, as Operator for the Field for such Discovery, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.  Any such resignation of Operator and appointment of a Consenting Party to serve as Operator for such Exclusive

Operation shall be subject to the Parties having first obtained any necessary Government approvals.

ARTICLE 8
DEFAULT

8.1                               Default and Notice

(A)                              Any Party that fails to:

(1)                                  pay when due its share of Joint Account expenses (including cash advances and interest); or

(2)                                  obtain and maintain any Security required of such Party under the Contracts;

shall be in default under this Agreement (a “Defaulting Party”).  Operator, or any non-defaulting Party in case Operator is the Defaulting Party, shall promptly give notice of such default (the “Default Notice”) to the Defaulting Party and each of the non-defaulting Parties.

(B)                                For the purposes of this Article 8, “Default Period” means the period beginning ten (10) Business Days from the date that the Default Notice is received by the Defaulting Party in accordance with this Article 8.1 and ending when all the Defaulting Party’s defaults pursuant to this Article 8.1 have been remedied in full.

8.2                               Operating Committee Meetings and Data

(A)                              Notwithstanding any other provision of this Agreement, the Defaulting Party shall have no right, during the Default Period, to:

(1)                                  call or attend Operating Committee or subcommittee meetings;

(2)                                  vote on any matter coming before the Operating Committee or any subcommittee;

(3)                                  access any data or information relating to any operations under this Agreement;

(4)                                  consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

(5)                                  Transfer (as defined in Article 13.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 8;

(6)                                  consent to or reject any Transfer (as defined it Article 13.1) or otherwise exercise any other rights in respect of Transfer under this Article 8 or under Article 13;

(7)                                  receive its Entitlement in accordance with Article 8.4;

(8)                                  withdraw from this Agreement under Article 14; or

(9)                                  take assignment of any portion of another Party’s Participating Interest in the event such other Party is either in default under or is withdrawing from this Agreement and/or the Farmout Agreement.

(B)                                Notwithstanding any other provisions in this Agreement, during the Default Period:

(1)                                  unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party’s Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

(2)                                  any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

(3)                                  the Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

(4)                                  the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

8.3                               Allocation of Defaulted Accounts

(A)                              The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting P arty a statement of the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default.  Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties within ten (10) Business Days after receipt of the Default Notice in proportion to the ratio that each non-defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties.  For the purposes of this Article 8:

“Amount in Default” means the Defaulting Party’s share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement (but excluding any interest owed on such amount); and

“Total Amount in Default” means the aggregate of the following amounts: (i) the Amount in Default, plus (ii) any interest at the Agreed Interest Rate accrued on the amount under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party.

(B)                                The Total Amount in Default paid by the non-defaulting Parties for the Defaulting Parties shall constitute a debt due and owing by the Defaulting Party to the non-defaulting Parties in proportion to such amounts paid by the non-defaulting Parties.

(C)                                A Defaulting Party may remedy its default by paying to Operator the Total Amount in Default; at any time prior to the commencement of the Default Period, and upon receipt of such payment Operator or any non-defaulting Party in case operator is the Defaulting Party shall promptly notify each non-defaulting Party by facsimile or telephone and by electronic mail and the non-defaulting Parties shall be relieved of their obligations under Article 8.3(A).  Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3(A) within ten (10) Business Days following its receipt of the Default Notice.  If any non-defaulting Party fails to timely satisfy such obligations, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8.  The non defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 8.

(D)                               If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed.  The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorised to make such payments under the terms of this Agreement.  The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available.  When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period.  The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(D), except to the extent Operator would be liable under Article 4.6.

8.4                               Remedies

(A)                              During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties.  Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorised to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable, until all such Total Amount in Default is recovered and such Reserve Fund is established.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.  When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or to obtain a price equal to the price at which their own production is sold.

(B)                                If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund as defined in Article 8.4(C), if applicable.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)                                The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s Participating Interest share of: (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated; (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations.  Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in Default.

(D)                               Without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default if a Defaulting Party fails to remedy all its defaults in accordance with his Article 8, each non-defaulting Party may choose to recover its portion of the Total Amount in Default by invoking the remedies provided in subsections (1) or (2) below.  For the avoidance of doubt, (i) no Defaulting Party can invoke this clause and (ii) the availability of the election under subsection (2) to a non-defaulting Party shall not be construed as an admission by, or otherwise used as evidence in any judicial or arbitration proceedings against, such non-defaulting Party that it is not, or that it should not be, entitled to rely on the remedies avail able to it under subsection (1) to the fullest extent available to it.

(1)                                  Forfeiture

If a Defaulting Party fails to fully remedy all its defaults by the fortieth (40th) Business Day following the date of the Default Notice is received by the Defaulting Parties, then, each non-defaulting Party shall have, the option, exercisable at anytime thereafter during the Default Period, to require that the Defaulting Party completely withdraw from this Agreement and the other Contracts.  Such option shall be exercised by Written notice to the Defaulting Party and each non-defaulting Party.  If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 14.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties.  Notwithstanding the terms of Article 14, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D)(1) shall be in proportion to the Participating Interests of the non-defaulting Parties.

(2)                                  Buy-Out of Defaulting Party’s Participating Interest

In the event that a Party becomes a Defaulting Party and fails to fully remedy all its defaults by the fortieth (40th) Business Day following the date of the Default Notice, that Party grants to the other Parties hereunder the exclusive right and option (the “Buy-Out Option”) to acquire, on a pro rata basis in proportion to the non-defaulting Parties’ respective Participating Interests and at their sole discretion, all of such Defaulting Party’s Participating Interest for a value (the “Appraised Value”) as determined in this Article 8.4(D)(2).  If a Defaulting Party fails to remedy its default by the fortieth (40th) Business Day following the date of the Default Notice is received by the Defaulting Parties, then any non-defaulting Party may, but shall not be obligated to, exercise such Buy-Out Option by notice to the Defaulting Party and each non-defaulting Party (the “Option Notice”).  If more than one non-defaulting Party elects to exercise the Buy-Out Option, each electing non-defaulting Party (collectively, the “Acquiring Parties”) shall acquire a proportion of the Participating Interest of the Defaulting Party equal to the ratio of its own Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Appraised Value (as defined below), unless they otherwise agree.  The Defaulting Party shall be obligated to transfer, pursuant to Article 13, effective on the date of the Option Notice, its Participating Interest to the Acquiring Parties in consideration of the payment to the Defaulting Party of the Appraised Value.  In the Option Notice the Acquiring Parties shall specify a value for the Defaulting Party’s Participating Interest.  Within five (5) Business Days of the Option Notice, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts the value specified in the Option Notice (in which case such value is the “Appraised Value”); or (ii) refer the Dispute to an independent expert pursuant to Article 19.3 for determination of the value of its Participating Interest (in which case the value determined by such expert shall be deemed the “Appraised Value”).  If the Defaulting Party fails to so notify the Acquiring Parties, the Defaulting Party shall be deemed to have accepted the Acquiring Parties’ value as the Appraised Value.

If the valuation of the Defaulting Party’s Participating Interest is referred to an expert, such expert shall determine the Appraised Value which shall be equal to the fair market value of the Defaulting Party’s Participating Interest, less the following: (i) the Total Amount in Default; (ii) all costs, including the costs of the expert, to obtain such valuation; and (iii) [*] of the fair market value of the Defaulting Party’s Participating Interest.

The Appraised Value shall be paid to the Defaulting Party in four (4) instalments, each equal to [*] of the Appraised Value as follows:

(1)                                  the first instalment shall be due and payable to the Defaulting Party within fifteen (15) Business Days after the date on which the Defaulting Party’s Participating Interest is effectively transferred to the Acquiring Parties (the “Transfer Date”);

(2                                      the second instalment shall be due and payable to the Defaulting Party within one hundred and eighty (180) Business Days after the Transfer Date;

(3)                                  the third instalment shall be due and payable to the Defaulting Party within three hundred and sixty five (365) Business Days after the Transfer Date; and

(4)                                  the fourth instalment shall be due and payable to the Defaulting Party within five hundred and forty five (545) Business Days after the Transfer Date.

(3)                                  Repeat Defaults

A Party which is held in default under this Agreement (and subsequently cures such default) shall be subject to the provisions of this Article 8.4(D)(2) for a period of fifteen (15) Days following the last Day of the Default Period associated with such initial occurrence of default.  If such Party fails to remedy a subsequent default by the fifteenth (15th) Day following the date of the Default Notice associated with such subsequent occasion of default (a “Repeat Defaulting Party”), then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, each non-defaulting Party shall have the option, exercisable at any time thereafter until the Repeat Defaulting Party has completely cured its defaults, to require that the Repeat Defaulting Party completely withdraw from this Agreement and the other Contracts.  Such option shall be exercised by notice to the Repeat Defaulting Party and each non-defaulting Party.  If such option is exercised, the Repeat Defaulting Party shall be deemed to have transferred, pursuant to Article 14.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties.  Notwithstanding the terms of Article 14, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this

Article 8.4(D)(2) shall be in proportion to the Participating Interests of the non-defaulting Parties.

(E)                                 For purposes of Article 8.4(D), the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all Governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer.  The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interest.  In the event all Government approvals are not timely obtained, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it.  Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government.  Actions under this power of attorney may be taken by any Party individually without the joinder of the others.  This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.  If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(F)                                 The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(G)                                The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise.  Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5                               Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, abandonment of Joint Operations, decommissioning of joint facilities and termination of this Agreement.

8.6                               No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required.  Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defence, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise.  Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 9
DISPOSITION OF PRODUCTION

9.1                               Right and Obligation to Take in Kind

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2                               Disposition of Crude Oil

The Parties shall, in good faith and not less than three (3) months prior to the anticipated first delivery of Crude Oil (as promptly notified by Operator), negotiate and endeavour to conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced from the Contract Area.

9.3                               Disposition of Natural Gas

(A)                              In this Article 9.3, the words “Natural Gas” shall be deemed to include Natural Gas and NGLs.

(B)                                The Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Natural Gas, (as promptly notified by the Operator), negotiate and endeavour to conclude the terms of an agreement which would cover the joint disposition and marketing of Natural Gas produced from the Contract Area.

9.4                               Right of First Offer

If and when Canadian Superior determines that Hydrocarbons are or will be capable of being produced from a Field, Canadian Superior shall by Written notice offer to Petrotrin the opportunity to purchase of its Entitlement from such Field.  Petrotrin shall, by Written notice to Canadian Superior within seven (7) Days of receipt of such notice, advise Canadian Superior that it either wishes or does not wish to commence negotiations with Canadian Superior respecting the terms of the purchase and sale of Canadian Superior’s Entitlement to Petrotrin.  Failure by Petrotrin to respond to Canadian Superior in the manner provided herein shall be deemed an election by Petrotrin to not commence such negotiations.  If Petrotrin elects in the manner provided herein to commence such negotiations, then Canadian Superior and Petrotrin shall negotiate in good faith a purchase and sale agreement as an arm’s length transaction according to commercial conditions then prevailing in the Republic of Trinidad and Tobago, for the purchase of Canadian Superior’s Entitlement from such Field.  If Canadian Superior and Petrotrin have not agreed on such terms and conditions within sixty (60) Days after receipt by Petrotrin of Canadian Superior’s Written notice (or any mutually agreed extension), then Canadian Superior shall be entitled to negotiate and conclude sales of its Entitlement from such Field to any one or more third parties without any further requirement to offer such Entitlement to Petrotrin or otherwise account to Petrotrin in any manner in respect thereof.

ARTICLE 10
ABANDONMENT OF WELLS

10.1                        Abandonment of Wells Drilled as Joint Operations

(A)                              The Operator shall be responsible for all proposals to the Operating Committee to abandon any well.  A decision to plug and abandon any well shall require the approval of the Operating Committee.

(B)                                Should any such Party fail to reply within the period prescribed in Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of Written notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.  If the Parties consent to abandonment, such well shall be plugged and abandoned in accordance with applicable Laws/Regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

(C)                                If the Operating Committee does not approve a proposal to abandon a particular well, a Party wishing to continue operations shall be entitled to do so and, if such Party elects to continue operations such Party shall notify the Operator in Writing, shall assume full financial responsibility of connection with the well and for all purposes relating to such well shall be deemed to be a Consenting Party conducting an Exclusive Operation pursuant to Article 7 hereof.

(D)                               Any Party continuing operations of a well under Article 10.1(C) (hereinafter in this Article 10 a “Consenting Party”) shall be entitled to produce Hydrocarbons from any Zone already penetrated by the wellbore.  Such Consenting Party shall, subject to Section 16 of the Act, pay to the each other Party (hereinafter in this Article 10 a “Non-Consenting Party”) such Non-Consenting Party’s Participating Interest share of the value of the well’s salvageable material and equipment that is considered Joint Property determined in accordance with the Accounting Procedure, less the estimated cost of salvaging and the estimated cost of plugging and abandoning as of the date the Consenting Party assumed responsibility for the well; provided, however, that in the event the estimated plugging and abandoning and the estimated cost of salvaging are higher than the value of the well’s salvageable material and equipment, as aforesaid, such amounts shall be set off against each other and the Non-Consenting Party shall continue to be liable pursuant to Article 7.3(B) hereof for its Participating Interest share of the difference.  Subject to Article 10.1(D), the Non-Consenting Party shall be deemed to have relinquished to the Consenting Party all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B) hereof.

(F)                                 Subject to the agreement of the Consenting Party, Operator shall continue to operate a producing well for the account of the Consenting Party at the rates and charges contemplated by this Agreement.

10.2                        Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted; provided that no well shall be permanently plugged and abandoned unless and until all Parties having the right to conduct further operations in such well have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article 10.

10.3                        Abandonment of Minimum Work Obligation Wells

Canadian Superior shall be responsible for all costs and expenses incurred in plugging and abandoning, in accordance with the Laws/Regulations, of those wells drilled in the conduct of the Minimum Work Obligations.

ARTICLE 11
SURRENDER / RELINQUISHMENT

11.1                        Surrender / Relinquishment

(A)                              If the Contracts or the Laws/Regulations require the Parties to surrender, assign or relinquish the Contract Area or any part thereof, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender, assignment or relinquishment or the date of such surrender, assignment or relinquishment.  Prior to the end of such period, the Operating Committee shall determine, pursuant to Article 5, the size and shape of the surrendered, assigned or relinquished area, consistent with the requirements of the Contracts or the applicable laws and regulations.  The Parties shall execute any and all documents and take such other actions as may be necessary to effect such surrender, assignment or relinquishment.  Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered or relinquished in accordance with the foregoing but against its recommendation whether Hydrocarbons are subsequently discovered or not under the surrendered or relinquished area.

(B)                                Except as permitted under the terms of the Farmout Agreement, a surrender or relinquishment of all or any part of the Contract Area which is not required by the Contracts or the applicable laws and regulations shall require the unanimous consent of the Parties.

ARTICLE 12
ENVIRONMENTAL AUDIT

12.1                        Environmental Audit

At the end of the Exploitation Period the Parties shall jointly conduct an environmental exit audit (hereinafter referred to as the “Exit Audit”) of the Fields from which Productions Operations have been or are being conducted.  The Exit Audit shall be completed within six (6) months prior to the date of any relinquishment of all such Fields and related facilities and equipment for the purpose of identifying any Environmental Liabilities in relation to Joint Operations, wells and related equipment and facilities (but excluding any Exclusive Operations) as at the date of relinquishment.

An Environmental Auditor shall conduct the Exit Audit.  The costs incurred under this Article 12 shall be for the Joint Account.

ARTICLE 13
TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL

13.1                        Obligations

(A)                              Upon the expiration of the Exploration Period and subject to the requirements of the State Licence and the Laws/Regulations,

(i)                                           any Transfer (except Transfers pursuant to Article 8 or Article 14) shall be effective only if it satisfies the terms and conditions of Article 13.2; and

(ii)                                        a Party subject to a Change in Control must satisfy the terms and conditions of Article 13.3.

Should a Transfer subject to this Article or a Change in Control occur without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control; as applicable, of the requirements hereof, then each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled.  Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party’s obligations under this Article.

(B)                                For purposes of this Agreement:

“Cash Transfer” means any Transfer where the sole consideration (other than the assumption of obligations relating to the transferred Participating Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Participating Interest being transferred; and

“Cash Value” means the market value (expressed in U.S. dollars) of the Participating Interest subject to the proposed Transfer or Change in Control, based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party’s Participating Interest represents more than seventy percent (70%) of the aggregate market value of the assets of such Party and its Affiliates that are subject to the change in Control.  For the purposes of this definition, market value shall be determined based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance.  “Encumber” and other derivatives shall be construed accordingly.

“Transfer” means any sale, assignment, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party.

13.2                        Transfer

(A)                              Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than twenty percent (20%) or any interest other than a Participating Interest in the Contract and this Agreement.

(B)                                Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest.  In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 13, in which event a successor Operator shall be appointed in accordance with Article 4.11.  If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate’s performance of its obligations.

(C)                                Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of the Contract or this Agreement prior to such Transfer.  Such obligations, shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer and shall also include costs of plugging and abandoning wells or portions of wells and decommissioning facilities in which the transferring Party participated

(or with respect to which it was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

(D)                               A transferee shall have no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 132(E)) by separate instrument signed by all Parties) unless and until:

(1)                                  all required Government approvals are obtained;

(2)                                  such transferee expressly undertakes in Writing, by supplemental agreement or instrument satisfactory to the other Parties, to assume and perform the obligations of the transferor under the Contracts in respect of the Participating Interest being transferred; and

(3)                                  except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of each Party its financial capability to perform its payment obligations under the Contract and this Agreement and its technical capability to contribute to the planning and conduct of Joint Operations.

No consent shall be required under this Article 13.2(D)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

(E)                                 Nothing contained in this Article 13 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a “Lien Holder”) for the purpose of security relating to finance, provided that:

(1)                                  such Party shall remain liable for all obligations relating to such interest;

(2)                                  the Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;

(3)                                  such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement.

(F)                                 Any Transfer of all or a portion of a Party’s Participating Interest, other than a Transfer to an Affiliate or the granting of an Encumbrance as provided in Article 13.2(E), shall be subject to the following procedure.

(1)                                  Once the final terms and conditions of a Transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Participating Interest (and, if applicable, the determination of the Cash Value of the Participating Interest) in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  Each other Party shall have the right to acquire the Participating Interest subject to the proposed Transfer from the transferor on the terms and conditions described in Article 13.2(F)(3) if, within thirty (30) Days of the transferor’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 13.2(F)(3)).  If no Party delivers such counter-notification, the Transfer to the proposed transferee may be made, subject to the other provisions of this Article 13, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the Transfer shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals.  No Party shall have a right under this Article 13.2(F) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are included in the Transfer.

(2)                                  If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)                                  In the event of a Cash Transfer that does not involve other properties as part of a wider transaction, each other Party shall have a right to acquire the Participating Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee.  In the event of a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferor shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Transfer, and each other Party shall have a right to acquire such Participating Interest on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Participating Interest for cash.  In the case of a package sale, no Party may acquire the Participating Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee.  If for any reason the package sale terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed package sale shall also terminate.

(4)                                  Upon the completion of any Transfer to a third party of all or any portion of any Party’s Participating Interest, the transferor shall provide the other Parties to this Agreement with documentary proof that the Transfer was a bona fide transfer in accordance with the disclosures made pursuant to Article 13.2 (F)(1).

13.3                        Change in Control

(A)                              A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the State Licence on or before the applicable deadlines.

(B)                                A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the State Licence and this Agreement.  Should the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under the State Licence and this Agreement during the then-current Exploration or Exploitation Period or phase of the Contract.

(C)                                Any Change in Control of a Party, other than one which results in ongoing Control by an Affiliate, shall be subject to the following procedure.  For purposes of this Article 13.3, the term “acquired Party” shall refer to the Party that is subject to a Change in Control and the term “acquiror” shall refer to the Party or third party proposing to acquire Control in a Change in Control.

(1)                                  Once the final terms and conditions of a Change in Control have been fully negotiated, the acquired Party shall disclose all such final terms and conditions as are relevant to the acquisition of such Party’s Participating Interest and the determination of the Cash Value of that Participating Interest in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  Each other Party shall have the right to acquire the acquired Party’s Participating Interest on the terms and conditions described in Article 13.3(C)(3) if, within thirty (30) Days of the acquired Party’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Article 13.3(0)(3) where applicable).  If no Party delivers such counter-notification, the Change in Control may proceed without further notice, subject to the other provisions of this Article 13, under terms and conditions no more favorable to the acquiror than those set forth in the notice to the Parties, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals.  No Party shall have a right under this Article 13.3(C) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are subject to the Change in Control.

(2)                                  If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of that Participating Interest equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)                                  The acquired Party shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Change in Control, and each other Party shall have a right to acquire such Participating Interest for the Cash Value, on the final terms and conditions negotiated with the proposed acquiror that are relevant to the acquisition of a Participating Interest for cash.  No Party may acquire the acquired Party’s Participating Interest pursuant to this Article 13.3(C) unless and until completion of the Change in Control.  If for any reason the Change in Control agreement terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed Change in Control shall also terminate.

ARTICLE 14
WITHDRAWAL FROM AGREEMENT

14.1                        Right of Withdrawal

(A)                              Except as may otherwise expressly be agreed between the Parties and subject to the provisions of this Article and any applicable laws and regulations, any Party not in default may withdraw from the Contracts by giving Written notice to all other Parties stating its decision to withdraw and specifying a proposed effective date of withdrawal which shall be at least one hundred and eighty (180) Days after the date such notice is received by the other Parties.  Such notice shall be unconditional and irrevocable when given.

(B)                                Notwithstanding Articles 14.1(A) and 14.2, a Party shall not have the right to withdraw from the Farmout Agreement and this Agreement until the Minimum Work Obligations have been completed.

(C)                                Subject to Articles 14.1(A) and (B) and Article 14.5, the effective date of withdrawal for a withdrawing Party shall be the later of:

(1)                                  the effective date of the withdrawal as set out in the notice of withdrawal; and

(2)                                  the date that the withdrawing Party has fulfilled its obligations in respect of the Minimum Work Obligations.

14.2                        Withdrawal by Some or All Parties

(A)                              Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give Written notice that it desires to withdraw from the Contracts.  Should all Parties give Written notice of withdrawal, the Parties shall proceed to abandon the Contract Area in accordance with the provisions of the State Licence and the Laws / Regulations and terminate the Contracts.  If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contracts on the earliest possible date and execute and deliver all necessary instruments and documents to assign their respective Participating Interests therein to the Parties which are not withdrawing for no additional compensation or other consideration whatsoever, all in accordance with the provisions of Article 14.6.

(B)                                Subject to Article 14.1(B), any Party withdrawing under this Article 14 shall, at its option and to the extent allowed by the provisions of the Contracts:

(1)                                  withdraw from the entirety of the Contract Area and all of the Contracts; or

(2)                                  withdraw from all future exploration activities under the Contracts, but not from a particular Field or Fields as designated by such withdrawing Party.  If a withdrawing Party elects to retain its interest in a particular Field or Fields, such withdrawing Party shall retain its rights in all Joint Property, Exclusive Property and Hydrocarbons won, taken and removed therefrom, but only insofar as they relate to any such Field or Fields, and shall abandon all other rights in the Joint Property, Exclusive Property and any Hydrocarbons respecting any other portions of the Contract Area.

14.3                        Rights of Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal.  The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal.  After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

14.4                        Obligations and Liabilities of a Withdrawing Party

(A)                              A withdrawing Party, prior to its withdrawal being effective, shall pay or otherwise satisfy its Participating Interest Share of all obligations and liabilities and indemnities under all of the Contracts attributable to all activities or matters that have taken place or occurred thereunder or in connection therewith during the period prior to the effective date of its withdrawal, including, without limitation, any and all:

(1)                                  expenditures budgeted and/or approved by the Operating Committee prior to its Written notification of withdrawal;

(2)                                  liability for acts, failures to act, occurrences or other circumstances of any kind taking place or existing at anytime prior to the effective date of its withdrawal.

(B)                                Without limiting the generality of the provisions of Article 14.4(A), a withdrawing Party shall, following the effective date of its withdrawal, remain liable for its Participating Interest share of the following:

(1)                                  costs of all Joint Operations and Exclusive Operations in which it agreed to participate, and were approved by the Operating Committee or Consenting Parties as part of a Work Programme and Budget (including a multi-year Work Programme and Budget under Article 6.5) or AFE prior to the effective date of the withdrawing Party’s withdrawal, regardless of when such costs are incurred;

(2)                                  all costs, losses and expenditures referred to in Article 4.2(B)(13) related to an emergency occurring prior to the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

(3)                                  all costs and expenditures referred to in Article 14.5;

(4)                                  all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal;

(5)                                  in the case of a partially withdrawing Party, any costs and liabilities with respect to Fields, Commercial Discoveries and Discoveries from which it has not withdrawn; and

(6)                                  with respect to Canadian Superior, all costs and expenditures relating to Minimum Work Obligations.

(C)                                The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of decommissioning of facilities in which the withdrawing Party participated, plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 14.4(B)(1)) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract.  Any mortgages, liens, pledges, charges or other encumbrances which were placed on the withdrawing Party’s Participating Interest prior to such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal being effective.  A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities or indemnities attributable to the withdrawing Party under any of the Contracts which are attributable to the period prior to the effective date of its withdrawal but are not identified or identifiable as at the effective date of such withdrawal.

(D)                               Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 14.4(B)(2) or Article 14.5) if it sends Written notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure.

14.5                        Emergency

If a well goes out of control or a fire, blow out, sabotage, oil spill, or other emergency occurs, prior to the effective date of a Party’s withdrawal, such withdrawing Party shall remain liable for its Participating Interest share of all costs, losses and/or expenditures arising from or attributable to such emergency regardless of when such costs losses and/or expenditures are incurred.

14.6                        Assignment

A withdrawing Party shall, for no additional consideration, assign its Participating Interest to the non-withdrawing Party or Parties which shall be allocated in full to such Party or Parties and, subject to Article 14.2(B), shall be accepted by such non-withdrawing Party or Parties which (subject to Article 14.4(A), the terms of the assignment and Article 14.8) shall assume and be liable for all obligations (and if more than one proportionately in accordance with such non-withdrawing Parties’ Participating Interests) under the Contracts as and from the effective date of the withdrawing Party’s withdrawal and, in addition, shall indemnify and keep indemnified the withdrawing Party from and against all claims, demands, liabilities, cost and expenses whatsoever and wheresoever in respect of the same.  All expenses associated with such withdrawal and assignment shall be borne by the withdrawing Party.

14.7                        Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with its withdrawal and all assignments arising therefrom.  The non-withdrawing Parties shall use reasonable endeavours to assist the withdrawing Party in obtaining such approvals.  Any penalties or expenses incurred by the Parties in connection therewith shall be borne by the withdrawing Party.  If the Government does not approve a Party’s withdrawal and assignment to the non-withdrawing Party or Parties, then the withdrawing Party shall, at its option, either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable had it successfully withdrawn.

14.8                        Security

A withdrawing Party shall provide Security satisfactory to the other Parties to satisfy any such obligations or liabilities or indemnities under the Contracts which were approved or accrued prior to the effective date of its withdrawal, but which may have become due and/or remain unsatisfied after withdrawal, including, without limitation, Security to cover the costs of an abandonment, if applicable.  Failure to provide such Security shall constitute default under this Agreement.

14.9                        Withdrawal or Abandonment by all Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Laws / Regulations and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all in accordance with Article 2.

14.10                 Conversion of Participating Interest

In the event that Petrotrin elects to convert its Participating Interests to an Overriding Royalty pursuant to the provisions of the Farmout Agreement, the Parties agree that Petrotrin shall not be deemed a withdrawing Party by virtue of such election and conversion and the provisions of this Article 14 shall not apply to any such conversion.

ARTICLE 15
RELATIONSHIP OF PARTIES AND TAX

15.1                        Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement and the other Contracts shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement and the other Contracts be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

15.2                        Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contracts and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

ARTICLE 16
CONFIDENTIALITY

16.1                        Venture Information

(A)                              Except as otherwise provided in this Agreement, each Party will be entitled to receive all Venture Information related to operations in which such party is a participant.  “Venture Information” means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise in accordance with this Agreement and the Contract.

(B)                                Notwithstanding the provisions of Article 16.1(A), upon termination of the Contracts any Party shall be entitled to sell or otherwise convey Venture Information and/or confidential data acquired under the Contracts to any third party with whom it has entered or proposes to enter into a contract insofar as such contract relates to all or a portion of the Contract Area.

(C)                                Each Party may, subject to any applicable restrictions and limitations set forth in the Contracts and the Laws / Regulations, extend the right to use Venture Information to each of its Affiliates provided that such Affiliates agree to be bound by the terms of this Article 16.

(D)                               The acquisition or development of Venture Information under terms other than as specified in this Article 16 shall require the approval of the Operating Committee.  The request for approval submitted by a Party shall be accompanied by a description of, and summary of the use and disclosure restrictions which would, be applicable to, the Venture Information, and any such Party will be obligated to arrange for rights to use which are not less restrictive than the provisions of this Article 16.

(E)                                 All Venture Information received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind.  Any use of such Venture Information by a Party shall be at such Party’s sole risk.

16.2                        Confidentiality

(A)                              Subject to the provisions of the Farmout Agreement and this Article 16, the Parties agree that all information, including the contents of the Contracts, in relation to Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Farmout Agreement and this Agreement (and for a further period of two (2) years after termination, assignment or relinquishment thereof) to any Person not a Party to this Agreement, except:

(1)                                  to an Affiliate pursuant to Article 16.1(B);

(2)                                  to a governmental agency or other entity when required by this Agreement;

(3)                                  to the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)                                  to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(5)                                  to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(6)                                  to a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(7)                                  to a bank or other financial institution to the extent appropriate to a Parry arranging for funding;

(8)                                  to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

(9)                                  to its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(10)                            any information which, through no fault of a Party, becomes a part of-the public domain.

(B)                                Disclosure pursuant to Articles 16.2(A) (5), (6), and (7) shall not be made unless prior to such disclosure the disclosing P arty has obtained a Written undertaking from the recipient party to keep the information strictly confidential and to use the information for the sole purpose described in Articles 16.2(A) (5), (6), and (7), whichever is applicable, with respect to the disclosing Party.

(C)                                Petrotrin is in possession of certain data, information and interpretations relating directly or indirectly to the Contract Area (“Petrotrin Proprietary Data”), which it has either made available or shall make available to Canadian Superior during the term of the Farmout Agreement and this Agreement Canadian Superior hereby agrees that it will keep the Petrotrin Proprietary Data strictly confidential and shall not sell, trade, publish or otherwise disclose to any third party in any manner whatsoever, including by means of photocopy, reproduction or otherwise without the Written consent of Petrotrin.  This Article 16.2(D) shall survive the termination of the Farmout Agreement and this Agreement.

16.3                        Petrotrin’s Confidentiality

Notwithstanding the foregoing, Petrotrin shall be entitled to use all data and information acquired in respect of the Contract Area or any portion thereof prior to the Effective Date in any manner whatsoever without having to obtain the consent of any Party.

16.4                        Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 16, and any disputes or expert determinations in relation thereto shall be resolved in accordance with Article 19.

16.5                        Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded.  Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 17
FORCE MAJEURE

17.1                        Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such Written notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such Written notice shall give full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic mariner but shall not be obligated to settle any labour dispute except on terms acceptable to it, and all such disputes shall be handled within the, sole discretion of the affected Party.

17.2                        Definition of Force Majeure

For the purposes of this Article 17, the term “Force Majeure” shall have the same meaning as ascribed to the term “force majeure” in the Act.

17.3                        Six Month Force Majeure

If Force Majeure causes the suspension of this Agreement for an unabated period of more than six (6) months, the Parties shall meet and mutually agree to take such action as is reasonable in the circumstances to deal with the event of Force Majeure.

ARTICLE 18
NOTICES

Except as otherwise specifically provided, all notices authorised or required between the Parties by any of the provisions of this Agreement shall be in Writing (in English) and delivered in person or by courier service or by any electronic means of transmitting Written communications which provides Written confirmation of complete transmission, and addressed to such Parties.  A notice shall contain such information as is required under the relevant provisions of this Agreement or the Farmout Agreement.  Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article 18 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 18.  Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving Written notice thereof to all other Parties.

WHOSE DETAILS SHOULD BE INSERTED BELOW

PETROLEUM COMPANY

OF TRINIDAD AND TOBAGO

Administration Building,

Pointe-á-Pierre

Southern Main Road

Attention:                                         President

Fax:                                                                           (868) 658-1163

Telephone:                                    (868) 658-4200

CANADIAN SUPERIOR TRINIDAD

AND TOBAGO LTD.

c/o 3300, 400 — 3rd Avenue SW

Calgary, Alberta, Canada

Attention:                                         Land Manager

Fax:                                                                           (403) 216-2374

Telephone:                                    (403) 294-1411

ARTICLE 19
APPLICABLE LAW – DISPUTE RESOLUTION

19.1                        Applicable Law

This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of Trinidad, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

19.2                        Dispute Resolution

(A)                              A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute with Written notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested.  The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 19.

(B)                                The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives.  A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party.  Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute.  If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given Written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney.  Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 19.2 (C) concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

(C)                                Any Dispute not resolved pursuant to Article 19.2(B) arising out of or in relation to or in connection with the Farmout Agreement and/or this Agreement or the operations carried out thereunder, including without limitation any Dispute as to the validity, interpretation, enforceability or breach of the Farmout Agreement and/or this Agreement, shall be exclusively and finally determined by arbitration, and any Party may submit such Dispute to arbitration.

(D)                               The arbitration shall be heard and determined by three (3) arbitrators.  Each Party shall appoint an arbitrator of its choice (provided such arbitrator is appropriately qualified by education and experience to assess, understand and pronounce upon the subject matter of the Dispute) within twenty-eight (28) Days of the submission of a notice of arbitration.  The Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within twenty-eight (28) Days following the appointment of both Party-appointed arbitrators.  If the Party appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal and/or one Party refuses to appoint its Party-appointed arbitrator within said twenty-eight (28) Day period, the appointing authority for the implementation of such procedure shall be the Court of Arbitration of the International Chamber of Commerce, who shall appoint an independent arbitrator as the presiding arbitrator and/or as the Party appointed arbitrator, in each case, who does not have any financial interest in the dispute, controversy or claim.  All decisions and awards by the arbitration tribunal shall be made by majority vote.

(1)                                  If there are more than two Parties to a Dispute, then the Parties shall attempt to agree on a method to comply with the process described in Article 19.2(D)(1) above, and failing which all three arbitrators shall be appointed by the Court of Arbitration of the International Chamber of Commerce.

(E)                                 Unless otherwise expressly agreed in Writing by the Parties to the arbitration proceedings:

(1)                                  The arbitration proceedings shall be held in Port-of-Spain, Trinidad, and the provisions of the First Schedule to the Arbitration Act Chap. 5:01 of Trinidad shall, except where in conflict with the provisions of this Agreement, apply to the arbitration proceedings;

(2)                                  The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language;

(3)                                  The arbitrator(s) shall be and remain at all times wholly independent and impartial;

(4)                                  The arbitration proceedings shall be conducted under the Arbitration Rules of the International Chamber of Commerce;

(5)                                  Any procedural issues not determined under the arbitral rules selected pursuant to Article 19.2(E)(4) shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(6)                                  The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrator(s);

(7)                                  The arbitrators shall have the power to order specific performance of the Farmout Agreement and this Agreement (revised as appropriate to take into account the possible termination of either or both of them) in addition to or in substitution for any award of damages;

(8)                                  The decision of the arbitrators or a majority of the arbitrators, as the case may be, shall be (i) reduced to Writing; (ii) final and binding without the right of appeal; (iii) the sole and exclusive remedy regarding any claims, counterclaims, issues or accountings presented to the arbitrator; and (iv) made and promptly paid in United States Dollars free of any deduction or offset.  Any costs or fees incidental to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting such enforcement;

(9)                                  Consequential Losses/Damages shall not be allowed;

(10)                            The award shall include interest from the date of any breach or violation of the Farmout Agreement and/or this Agreement or any other Contract, as determined by the arbitral award, and from the date of the award until paid in full, at the Agreed Interest Rate;

(11)                            Judgment upon the award may be entered in any court having jurisdiction over the Party (and/or all or any part of its assets) against whom such judgment is made and application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be; and

(12)                            As the Parties are incorporated in different countries, the presiding arbitrator shall not be of the same nationality as the country of incorporation of any of the Parties or their ultimate parent entities.

19.3                        Expert Determination

For any decision referred to an expert under Articles 5.9, 8.4 or 16.4, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the parties to the Dispute.  The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity.  The Party desiring an expert determination shall give the other parties to the Dispute Written notice of the request for such determination.  If the parties to the Dispute are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce (ICC) shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.  The expert, once appointed, shall have no ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute.  All Parties agree to cooperate filly in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.  Before issuing his final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it.  The expert shall endeavour to resolve the Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circuumstances requiring an expeditious resolution of the matter in dispute.  The expert’s decision shall be final and binding on the parties to the Dispute unless challenged in an arbitration pursuant to Article 19.2(D) within sixty (60) Days of the date the expert’s final decision is received by the parties to the Dispute and until replaced by such subsequent arbitral award.  In such arbitration (i) the expert determination on the specific matter under Articles 5.9, 8.4 or 16.4 shall be entitled to a rebuttable presumption of correctness; and (ii) the expert shall not (without the Written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to the parties to the Dispute.

19.4                        Waiver of Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from (i) any expert determination, mediation, or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.  Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

ARTICLE 20
GENERAL PROVISIONS

20.1                        Conduct of the Parties

(A)                                    Each Party warrants that it and its Affiliates have not made, offered, or authorised and will not make, offer, or authorize with respect to the matters which are the subject of the Farmout Agreement and this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organisation) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Trinidad; (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris, on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.  Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims,’ damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty.  Such indemnity obligation shall survive termination or expiration of the Farmout Agreement and this Agreement.  Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party.

(B)                                      Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it.  Each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement.  No Party is in any way authorised to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the Joint Operations under this Agreement.

20.2                        Conflicts of Interest

(A)                              Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organisations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under the Farmout Agreement and this Agreement.

(B)                                The provisions of the preceding paragraph shall not apply to: (1) Operator’s performance which is in accordance with the local preference laws or policies of the Government; or (2) Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

(C)                                Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under the Farmout Agreement and this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

20.3                        Public Announcements

(A)                              If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations conducted hereunder, it shall not do so unless, prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of Parties which are not Affiliates holding at least eighty percent (80%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that:

(1)                                  notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, court, securities commission or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 16.2, and

(2)                                  where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator shall be authorised to issue and make such announcement or statement without prior approval of the Parties, but shall promptly thereafter furnish all the Parties with a copy of such announcement or statement.

20.4                        Successors and Assigns

Subject to the limitations on Transfer contained in Article 13, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

20.5                        Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character.  Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its rights under this the Farmout Agreement or this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

20.6                        No Third Party Beneficiaries

Except as provided under Article 4.6(B), the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

20.7                        Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

20.8                        Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.9                        Modifications

Except as is provided in Article 20.8, there shall be no modification of this Agreement or the Farmout Agreement except by Written consent of all Parties.

20.10                 Interpretation

(A)                              Headings.  The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B)                                Singular and Plural.  Reference to the singular includes a reference to the plural and vice versa.

(C)                                Gender.  Reference to any gender includes a reference to all other genders.

(D)                               Article.  Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

(E)                                 Include.  “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(F)                                 Capitalized words and phrases used herein which are derivatives of words or phrases otherwise defined herein shall have a corresponding meaning.

20.11                 Counterpart Execution

This Agreement may be executed in any number of counterparts and delivered by facsimile transmission, and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed and delivered a counterpart.  For purposes of assembling all counterparts into one document, Operator is authorised to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

20.12                 Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorised representative to sign this instrument on the date indicated below such representative’s signature.

PETROLEUM COMPANY OF TRINIDAD AND TOBAGO LIMITED

By:

Title:

Date:

In the present of:

CANADIAN SUPERIOR TRINIDAD AND TOBAGO LTD.

By:

Title:

Date:

In the presence of:

Schedule “D”

This is Schedule “D” attached to and forming part of an Amended and Restated Participation Agreement in a Farmout Agreement, dated December 30, 2005 between Challenger Energy Corp., and Canadian Superior Trinidad and Tobago, Ltd.